                                 SCHEDULE 14A

                                (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                      Veterinary Centers of America, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------

     (5) Total fee paid:


     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
            $61,208
     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
            Schedule 14A
     -------------------------------------------------------------------------

     (3) Filing Party:
            Veterinary Centers of America, Inc.
     -------------------------------------------------------------------------

     (4) Date Filed:
            May 30, 2000
     -------------------------------------------------------------------------

                      Veterinary Centers of America, Inc.
                           12401 West Olympic Blvd.
                         Los Angeles, California 90064

                              (310) 584-6500

                                                                         , 2000
Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders of Veterinary Centers of America, Inc. to be held at VCA's offices at 12401 West
Olympic Boulevard, Los Angeles, California 90064, on September   , 2000 at
10:00 a.m., Los Angeles time.

   At the special meeting, we are asking you to consider and vote upon adoption of an Amended and Restated Agreement and Plan of Merger, dated August
  , 2000, providing for the transfer of all of VCA's assets, properties, business operations and liabilities to Vicar Operating, Inc., a Delaware corporation and wholly owned by VCA, and the merger of VCA with Vicar Recap, Inc., a Delaware corporation and wholly owned by Green Equity Investors III, L.P., with VCA as the surviving corporation, which we will refer to as the "Surviving Company." We will refer to the transfer of VCA's assets to Vicar Operating, Inc. as the "Asset Drop Down" and to Vicar Operating, Inc. and Vicar Recap, Inc. as "Vicar Operating" and "Vicar Recap," respectively. Pursuant to the Merger Agreement, you will be entitled to receive $15.00 in cash, without interest, for each of your shares of VCA common stock. In connection with the Merger, 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, held by Robert L. Antin, Chief Executive Officer of VCA, will remain outstanding as shares of common stock of the Surviving Company. Certain other members of management and employees of VCA will retain shares of VCA common stock as common stock of the Surviving Company or provide other consideration of equivalent value to acquire, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company. We will refer to Robert L. Antin and the certain other members of management and employees of VCA as the "Continuing Stockholders." The Continuing Stockholders will receive $15.00 per share for any of their shares that they do not retain as shares of the Surviving Company. In addition, the Continuing Stockholders will receive for their outstanding options (except those options which may be tendered for common stock of the Surviving Company or which may be assumed by the Surviving Company pursuant to any written agreements entered into between them and Vicar Recap) the difference between $15.00 per share and the per share exercise prices of their options. As a result, upon completion of the Merger (after taking into account the issuance of employee incentive options and warrants to be issued in connection with financing the Merger), Green Equity Investors III, L.P., along with certain other investors, and the Continuing Stockholders will own, in the aggregate, approximately 94.25% of the common stock of the Surviving Company, on a fully diluted basis. The accompanying proxy statement provides detailed information about the proposed Merger. We encourage you to read the entire proxy statement, including the annexes, completely and carefully.

   The board of directors of VCA, acting on the unanimous recommendation of a special committee, composed of directors with no financial interest in the Merger that is different from the interests of VCA stockholders generally, has unanimously approved the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. The special committee and the entire board of directors believe that the terms and provisions of the Merger Agreement are fair and in your best interest. Therefore, THE BOARD OF DIRECTORS, ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, THE ASSET DROP DOWN AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its decision, the Board of Directors considered, among other things, the written opinions of Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, that the $15.00 per share cash consideration to be received by you in the proposed Merger is fair to you from a financial point of view.

   Your vote is very important. The proposed Merger cannot occur unless, among other things, the Merger Agreement and the Asset Drop Down are adopted by the affirmative vote of the holders of a majority of outstanding shares of common stock of VCA. Whether or not you plan to attend the special meeting, we urge you to sign, date and promptly return the enclosed proxy card. YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST ADOPTION OF THE MERGER AGREEMENT, THE ASSET DROP DOWN AND THE TRANSACTIONS CONTEMPLATED THEREBY.


                                          Sincerely,

                                          Robert L. Antin
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      VETERINARY CENTERS OF AMERICA, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      To Be Held September   , 2000

                               ----------------

To Our Stockholders:

   Notice is hereby given that a special meeting of stockholders of Veterinary Centers of America, Inc., which we will refer to as "VCA," will be held at VCA's offices at 12401 West Olympic Boulevard, Los Angeles, California 90064,
on September   , 2000 at 10:00 a.m., Los Angeles time. The special meeting is being held for the following purposes:

  1. To consider and vote on a proposal to approve the transfer of all of VCA's assets, properties, business operations and liabilities to Vicar Operating, Inc., wholly owned by VCA, and to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of August
       , 2000, by and among VCA, Vicar Operating, Inc. and Vicar Recap, Inc., and the transactions contemplated thereby. Pursuant to the Merger
     Agreement:

    . VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating, which we will refer to as the "Asset Drop Down";

    . At the effective time, Vicar Recap will merge with and into VCA, with VCA as the "Surviving Company";

    . Robert L. Antin, the Chief Executive Officer of VCA, will agree to have 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, remain outstanding as shares of common stock of the Surviving Company;

    . Certain other members of management and employees of VCA will retain shares of VCA common stock as common stock of the Surviving Company or provide other consideration of equivalent value to acquire, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company.

    . All issued and outstanding shares of common stock, par value $0.001 per share, of VCA (other than shares held by the Continuing Stockholders (as defined below) that are retained as shares of the Surviving Company, shares held by dissenting stockholders, Green Equity Investors III, L.P. and Vicar Recap, and shares held in VCA's treasury) will be cancelled and converted automatically into the right to receive a cash payment per share, without interest, of $15.00.

   We collectively refer to the foregoing transactions as the "Merger." Robert
L. Antin and certain other members of management and employees of VCA who will be acquiring shares of common stock of the Surviving Company will be collectively referred to as the "Continuing Stockholders." As a result of the Merger (after taking into account the issuance of employee incentive options and warrants to be issued in connection with financing the Merger), Green Equity Investors III, L.P. (along with certain other investors) and the Continuing Stockholders will own approximately 71.75% and 22.5%, respectively, on a fully diluted basis, of the common stock of VCA, as the Surviving Company. The transfer of VCA's assets to Vicar Operating will not occur unless the Merger occurs.

  2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

   Under Delaware law, the Asset Drop Down may require shareholder approval pursuant to Section 271 of the General Corporation Law of the State of Delaware, or the "DGCL." We are not seeking a separate vote on the Asset Drop Down. Rather, your vote on the proposal to approve and adopt the Merger Agreement will also be your vote on the proposed Asset Drop Down.

   The board of directors of VCA, acting upon the unanimous recommendation of a special committee of the board of directors, comprised of directors with no financial interest in the Merger that is different from the interests of VCA stockholders generally, has determined that the Merger is fair and in the best interests of VCA's public stockholders. Accordingly, the board of directors has unanimously approved, and recommends that you vote in favor of, the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby at the special meeting.

   The Merger is an important matter and is described in detail in the accompanying proxy statement. Please read the proxy statement, including the annexes thereto, carefully. In addition, you may obtain information about VCA from documents that VCA has filed with the Securities and Exchange Commission, including the Schedule 13E-3 transaction statement filed in connection with the proposed Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

   Only stockholders of record of VCA common stock at the close of business on July 21, 2000 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of these stockholders will be available for review at VCA's principal executive office during normal business hours for a period of ten days prior to the special meeting.

   Stockholders of VCA who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for an appraisal prior to the taking of the vote on the Merger Agreement and they comply with the other Delaware law procedures explained in the accompanying proxy statement.

   We welcome your attendance at the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to complete, sign, date and promptly return the enclosed proxy card in the accompanying return envelope. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the proxy statement captioned "The Special Meeting--Voting, Revocation, and Solicitation of Proxies." Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   Failure to return a properly executed proxy card or vote in person at the special meeting will have the same effect as a vote against the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   Our principal executive offices are located at 12401 West Olympic Boulevard, Los Angeles, California 90064. Our telephone number is (310) 584-
6500. This proxy statement is dated        , 2000 and is first being mailed to
stockholders on or about        , 2000.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Arthur J. Antin
                                          Secretary

Los Angeles, California 90064
      , 2000

   YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE SPECIAL MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY, IF YOU PREFER, VOTE YOUR SHARES IN PERSON.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   4

  The Participants........................................................   4
  Our Recommendations to Stockholders.....................................   5
  Record Date; Voting Power...............................................   5
  Share Ownership of Certain Stockholders and Management..................   5
  The Merger Agreement....................................................   6
  Appraisal Rights........................................................   6
  Interests of VCA Directors and Officers in the Merger...................   6
  Recommendations; Fairness of the Merger.................................   7
  Fairness Opinions.......................................................   7
  Effects of the Merger...................................................   7
  Conditions to the Merger................................................   8
  Termination of the Merger Agreement.....................................   8
  What Happens if VCA Receives a Better Offer.............................   8
  Payment of Fees Upon Other Termination Events...........................   8
  Amending or Waiving Terms of the Merger Agreement.......................   9
  Regulatory Approvals....................................................   9
  Financing for the Merger................................................   9
  Litigation Related to the Merger........................................   9
  Price Range of Common Stock.............................................  10
  Cautionary Statement Regarding Forward-Looking Statements...............  10

SUMMARY SELECTED HISTORICAL FINANCIAL DATA................................  11

THE SPECIAL MEETING.......................................................  12

  Time, Place and Date....................................................  12
  Record Date and Voting..................................................  12
  Voting, Revocation and Solicitation of Proxies..........................  12
  Appraisal Rights........................................................  13

SPECIAL FACTORS...........................................................  14

  Background of the Merger................................................  14
  Recommendations of the Special Committee and the Board of Directors;
   Fairness of the Merger.................................................  21
  Opinion of Jefferies & Company, Inc.....................................  24
  Opinion of Houlihan Lokey Howard & Zukin Capital........................  31
  The Green Entities', the Management Continuing Stockholders' and Vicar
   Operating's Reasons for the Merger ....................................  34
  Positions of the Green Entities, the Management Continuing Stockholders
   and Vicar Operating as to the Fairness of the Merger...................  35
  Structure of the Merger.................................................  37
  Effects of the Merger...................................................  38
  Risk that the Merger will not be Completed..............................  39
  Interests of VCA Directors and Officers in the Merger...................  39
  Financing for the Merger................................................  44
  Certain Litigation Related to the Merger................................  47
  Accounting Treatment of the Merger......................................  47
  Certain Federal Regulatory Matters......................................  47
  Material Federal Income Tax Consequences of the Merger..................  48
  Appraisal Rights........................................................  49

                                                                           Page
                                                                           ----
THE MERGER AGREEMENT.....................................................   53

  Structure, Timing......................................................   53
  Consideration to be Received in the Merger.............................   53
  Exchange of Stock Certificates.........................................   54
  Representations and Warranties.........................................   54
  Certain Covenants......................................................   55
  Conditions to Obligations to Effect the Merger.........................   58
  Termination; Termination Fees and Expenses.............................   60
  Amendment and Waiver...................................................   60
  Rights Agreement.......................................................   60

EXPENSES.................................................................   61
PRICE RANGE OF COMMON STOCK..............................................   62
DIVIDENDS................................................................   62
COMMON STOCK PURCHASE INFORMATION........................................   62
INFORMATION ABOUT VICAR RECAP, INC., GREEN EQUITY INVESTORS III, L.P. AND
 GEI CAPITAL III, LLC....................................................   63
INFORMATION ABOUT VICAR OPERATING, INC...................................   64
DIRECTORS AND EXECUTIVE OFFICERS OF VCA..................................   64

  Directors..............................................................   64
  Executive Officers.....................................................   65

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS......   66
OTHER MATTERS............................................................   67
FUTURE STOCKHOLDER PROPOSALS.............................................   67
WHERE YOU CAN FIND MORE INFORMATION......................................   67

ANNEXES..................................................................

  Amended and Restated Agreement and Plan of Merger......................    A
  Opinion of Jefferies & Company, Inc....................................    B
  Opinion of Houlihan Lokey Howard & Zukin Capital.......................    C
  Voting Agreement.......................................................    D
  Section 262 of the General Corporation Law of the State of Delaware....    E

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Merger. You should still carefully read this proxy statement in its entirety, including the attached annexes.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt an Amended and Restated Merger
   Agreement that provides for Vicar Recap, Inc., a newly formed Delaware corporation formed by Green Equity Investors III, L.P., to be merged with and into VCA, with VCA as the surviving corporation. Pursuant to the Merger Agreement, VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating. If the Merger Agreement and the Asset Drop Down are approved and adopted, we will no longer be a publicly-held corporation.

Q: What is the proposed transaction?

A: In the proposed transaction, Vicar Recap will merge with and into VCA, with VCA being the surviving corporation. As a result of the Merger, (after giving effect to the issuance of employee incentive options and warrants to be issued to GS Mezzanine Partners II, L.P. and other mezzanine lenders), Green Equity Investors III, L.P., an affiliate of Leonard Green & Partners, L.P., along with certain other investors, and certain members of management and employees of VCA, which we will refer to as the "Continuing Stockholders," will own, in the aggregate, approximately 94.25%, on a fully diluted basis, of the common stock of the Surviving Company. All holders of VCA common stock will receive $15.00 in cash for each of their shares, other than shares held by Vicar Recap and Green Equity, shares held in VCA's treasury, shares retained by the Continuing Stockholders, and shares held by stockholders who properly perfect appraisal rights under Delaware law.

Q: Why is the board of directors recommending that I vote in favor of the Merger Agreement and the Asset Drop Down?

A: The board of directors, acting upon the unanimous recommendation of the special committee, composed of directors with no financial interest in the Merger that is different from the interests of VCA stockholders generally, has unanimously determined that the Merger is fair and in the best interests of the VCA public stockholders, and accordingly unanimously recommends that stockholders vote FOR the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

Q: What will I receive in the Merger?

A: If the Merger is completed, you will have the right to receive a payment of $15.00 in cash, without interest, for each share of your VCA common stock.

Q: What will happen to present members of management?

A: We expect all members of our current management to continue to serve as officers and employees of VCA. Members of management will be entitled to receive $15.00 per share in cash for each of their shares of VCA common stock, other than the shares that they retain as Continuing Stockholders. Like all other VCA employees, members of management will receive for their outstanding options an amount equal to the difference, if any, between the $15.00 per share Merger consideration and the per share exercise price of their options, other than any options that they may exchange for common stock of the Surviving Company in the Merger or that are assumed by the Surviving Company pursuant to written agreements between Vicar Recap and the holders of these options. In addition, 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, held by Robert L. Antin will remain outstanding as common stock of the Surviving Company. The other Continuing Stockholders will retain VCA common stock as common stock of the Surviving Company or provide consideration of equivalent value to acquire, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible. In addition to stockholder approvals, we must obtain certain regulatory approvals. We hope to complete the Merger by the end of the third quarter of 2000.

Q: Will I owe any federal income tax as a result of the Merger?

A: The receipt of cash for shares of common stock in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between the cash received in connection with the Merger and your tax basis for the shares of common stock that you owned immediately prior to the Merger. For federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset.

   TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: When and where is the special meeting?

A: The special meeting of VCA stockholders will be held on September   , 2000
   at VCA's offices at 12401 West Olympic Boulevard, Los Angeles, California 90064 at 10:00 a.m. local time.

Q: Who can vote on the Merger Agreement and the Asset Drop Down?

A: Holders of VCA's common stock at the close of business on July 21, 2000, the record date relating to the special meeting, may vote in person or by proxy on the Merger at the special meeting.

Q: What vote is required to approve the Merger Agreement and the Asset Drop
   Down?

A: The Merger Agreement and the Asset Drop Down must be approved by the affirmative vote of at least a majority of the outstanding shares of common stock. Pursuant to the Merger Agreement, Robert L. Antin has entered into a voting agreement agreeing to vote his shares in favor of the Merger. Certain other members of management of VCA may also enter into voting agreements agreeing to vote their shares in favor of the Merger.

   As of the record date, the total number of shares of common stock with respect to which a vote in favor of the Merger is required was 10,990,472 shares, representing approximately 50.1% of the total number of shares of common stock outstanding as of such date.

Q: What do I need to do now?

A: After you have carefully reviewed this proxy statement, including the attached annexes, please indicate how you want to vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the special meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. If you do not vote by either sending in your proxy card or voting in person at the special meeting, it will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by that broker and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

Q: Is the Merger subject to the fulfillment of certain conditions?

A: Yes. Prior to completion of the transactions contemplated by the Merger
   Agreement, we and Vicar Recap must fulfill or waive, if permissible, several conditions. These conditions include, among others, obtaining all financing necessary to complete the transactions contemplated by the Merger Agreement and all financing reasonably necessary to continue the business of VCA as it is currently being conducted.

Q: What rights do I have to dissent from the Merger?

A: If you wish, you may dissent from the Merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized on pages 49 through 52 of this proxy statement. Based on the determination of the Delaware Chancery Court, the appraised fair value of your VCA shares of common stock may be more than, less than or equal to the $15.00 per share to be paid in the Merger.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before the vote is taken at the special meeting. If you are the record holder of your shares, you can do this in one of the following three ways:

  . You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

  . You can complete and submit a new proxy card dated later than your original proxy card.

   If you choose either of the above two methods, you must submit your notice of revocation or your new proxy card to the Secretary of VCA at 12401 West Olympic Boulevard, Los Angeles, California 90064. VCA must receive the notice or new proxy card before the vote is taken at the special meeting.

  .  You can attend the special meeting and vote in person.

   Simply attending the special meeting, however, will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q: Should I send in my stock certificates now?

A: No. If the Merger is completed, we will promptly send you written instructions for sending in your stock certificates in exchange for the $15.00 cash payment for your shares.

Q: Who can help answer my questions?

A: The information provided above in "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this proxy statement, including the attached annexes, in its entirety.

   If you have more questions about the Merger you should contact:

                      Veterinary Centers of America, Inc.
                         12401 West Olympic Boulevard
                             Los Angeles, CA 90064
                      Attention: Chief Financial Officer
                                (310) 584-6500

                                    SUMMARY

   This summary only highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. To fully understand the Merger and for a description of the legal terms of the Merger, you should carefully read this entire proxy statement, including its annexes, and the documents to which we have referred you. See "Where You Can Find More Information" on page 67.

                             The Participants

Veterinary Centers of America, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064
Telephone: (310) 584-6500

   Veterinary Centers of America, Inc., a Delaware corporation, was founded in 1986 and is a leading animal health care company. VCA has established a premier position in two core businesses, animal hospitals and veterinary diagnostic laboratories. VCA operates the largest network of freestanding, full-service animal hospitals in the country and the largest network of veterinary-exclusive laboratories in the nation. As of March 31, 2000, VCA operated 197 animal hospitals in 29 states.

   VCA's animal hospitals offer a full range of general medical and surgical services for companion animals. VCA's veterinary laboratories, servicing over 13,000 animal hospitals in all 50 states, offer a full range of diagnostic and reference tests.

Vicar Operating, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064
Telephone: (310) 584-6500

   Vicar Operating, a Delaware corporation and a wholly owned subsidiary of VCA, was formed on March 29, 2000, solely for purposes of completing the Asset Drop Down. Pursuant to the Merger Agreement, VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating prior to completing the Merger. Vicar Operating has not carried on any activities to date other than activities incident to its formation and as contemplated by the Merger Agreement.

Vicar Recap, Inc.

11111 Santa Monica Boulevard

Los Angeles, California 90025

Telephone: (310) 954-0444

   Vicar Recap, Inc., a Delaware corporation, is the entity that will be merged with VCA in the Merger. We will refer to Vicar Recap, Inc. as "Vicar Recap" throughout this proxy statement. Vicar Recap was formed on March 29, 2000 solely for the purpose of completing the Merger. Vicar Recap has not carried on any activities to date other than those activities incident to its formation and as contemplated by the Merger Agreement.

Green Equity Investors III, L.P.

11111 Santa Monica Boulevard

Los Angeles, California 90025

Telephone: (310) 954-0444

   Green Equity Investors III, L.P., a Delaware limited partnership, is a private investment fund that was formed in 1998 by Leonard Green & Partners, L.P., a Delaware limited partnership. We will refer to Green Equity Investors III, L.P. as "Green Equity" throughout this proxy statement. Leonard Green & Partners, L.P., which we will refer to as "Green," is a private merchant banking firm specializing in organizing, structuring and sponsoring going private transactions and recapitalizations of established public and private companies.

GEI Capital III, LLC

11111 Santa Monica Boulevard

Los Angeles, California 90025

Telephone: (310) 954-0444

   GEI Capital III, LLC, a Delaware limited liability company, is the sole general partner of Green Equity. We will refer to GEI Capital III, LLC as "GEI Capital" throughout this proxy statement. The principal business of GEI Capital is being the sole general partner of Green Equity. Throughout this proxy statement, we sometimes will refer to GEI Capital, Green Equity and Vicar Recap collectively as the "Green Entities."

   The Green Entities may permit certain other investors (principally institutional investors) to purchase a portion of the equity of Vicar Recap that otherwise would be purchased by Green Equity. For additional information, see "Special Factors-- Financing for the Merger--Equity Contributions." Throughout this proxy statement, we will refer to Green Equity, together with any other permitted investors, as the "Green Investors."

The Management Continuing Stockholders

c/o Veterinary Centers of America, Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064

Telephone: (310) 584-6500

   The Continuing Stockholders include VCA employees and certain executive officers and directors of VCA. The directors and executive officers who are Continuing Stockholders include Robert L. Antin (Chief Executive Officer, President and Chairman of the Board), Arthur J. Antin (Chief Operating Officer, Senior Vice President, Secretary and Director), Neil Tauber (Senior Vice President, Treasurer and Director) and Tomas W. Fuller (Chief Financial Officer, Vice President and Assistant Secretary). We will refer to these four directors and executive officers throughout this proxy statement as the "Management Continuing Stockholders." For additional information regarding the Management Continuing Stockholders, see "Directors and Executive Officers of VCA."

                      Our Recommendations to Stockholders

                        (See Pages 21 through 24)

   The board of directors, acting on the unanimous recommendation of the special committee of directors, has determined that the Merger is fair and in the best interests of VCA's public stockholders, and unanimously recommends that you vote FOR the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   The special committee was formed on December 31, 1999 at a meeting of the board of directors following the receipt from Green of the proposal to acquire VCA. The participation by certain members of management of VCA in the Merger called for the creation of the special committee. The special committee is comprised of Messrs. John B. Chickering and Richard Gillespie, two members of VCA's board of directors, with no financial interest in the Merger that is different from the interests of VCA stockholders generally. The special committee was delegated exclusive authority for consideration of Green's proposal and any other transaction proposal received by VCA. For additional information regarding the special committee, see "Special Factors--Background of the Merger."

                           Record Date; Voting Power

                              (See Page 12)

   At the special meeting, you will be entitled to one vote for each share of VCA common stock you hold of record as of July 21, 2000. On the record date, there were 21,937,069 shares of VCA common stock entitled to vote at the special meeting.

   The Merger Agreement and the Asset Drop Down must be approved by the affirmative vote of at least a majority of the outstanding shares of VCA's common stock.

   We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may not be used by the holders to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes in favor of that proposal.

            Share Ownership of Certain Stockholders and Management

                      (See Pages 42, 43, 66 and 67)

   VCA's directors and executive officers have indicated that they intend to vote all of their VCA common stock in favor of the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. Robert L. Antin, VCA's Chief Executive Officer, has entered into a voting agreement, whereby he has agreed to vote his shares of VCA common stock in favor of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. As of the record date for the special meeting, VCA's directors and executive officers owned an aggregate of 1,262,627 shares of VCA's common stock, representing approximately 5.8% of the total number of shares of common stock entitled to vote at the special meeting.

                             The Merger Agreement

                        (See Pages 53 through 61)

   The Merger Agreement is described on pages 52 through 59 and is attached as Annex A to this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety as it is the legal document that governs the Merger.

                               Appraisal Rights

                        (See Pages 49 through 52)

   VCA is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the Merger and you follow all of the procedures for demanding your appraisal rights described on pages 48 through 51 and in Annex E, you may receive a cash payment for the "fair value" of your shares of common stock instead of the $15.00 cash payment to be received by the other stockholders pursuant to the Merger Agreement. Generally, in order to exercise appraisal rights, among other things:

  .  You must NOT vote in favor of the Merger Agreement; and

  . You must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the Merger Agreement.

   Merely voting against the Merger Agreement will not preserve your right of appraisal under Delaware law. Annex E to this proxy statement contains the Delaware statute relating to your right of appraisal. If you properly exercise and perfect your appraisal rights, the fair value of your shares will be determined by the Delaware Court of Chancery and may be more than, the same as or less than the $15.00 you would have received in the Merger if you had not exercised your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND CAREFULLY FOLLOW THE PROCEDURES ON PAGES 49 THROUGH 52 AND IN ANNEX E. FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

             Interests of VCA Directors and Officers in the Merger

                        (See Pages 39 through 44)

   When considering the recommendation of VCA's board of directors with respect to the Merger, you should be aware that some of VCA's directors and officers have interests in approving the Merger that are different from, or in addition to, yours as stockholders of VCA. For example, 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, held by Robert L. Antin will remain outstanding following the Merger as shares of common stock of the Surviving Company. In addition, certain other members of management and employees of VCA will retain shares of VCA common stock as common stock of the Surviving Company or provide other consideration of equivalent value to acquire, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company. As a result, after the Merger (after taking into effect the issuance of employee incentive options and warrants to be issued to GS Mezzanine Partners II, L.P. and other mezzanine lenders, which we will refer to collectively as "GSMP II"), the Continuing Stockholders will own approximately 22.5%, on a fully diluted basis, of the common stock of the Surviving Company. In addition, Robert L. Antin and Arthur J. Antin will continue to serve as members of the initial board of directors of the Surviving Company. Further, it is expected that all officers of VCA will continue to serve in their current capacities following the Merger.

   Several officers of VCA have employment agreements with VCA that obligate VCA to make cash payments to them upon the occurrence of a change in control. Although these officers have agreed with Vicar Recap to a reduction in the amount that would otherwise be payable to them in the event the Merger is completed, Messrs. Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller will each receive a payment of approximately one year base salary pursuant to the terms of their current employment agreements with VCA as a consequence of the Merger. In addition, they will each enter into new employment contracts and non-competition agreements with the Surviving Company.

   As a consequence of the Merger, all outstanding stock options of VCA with an exercise price less than the $15.00 per share Merger consideration (including those held by VCA management, except to the extent rolled over into shares of common stock or options to purchase common stock of the Surviving Company) will vest and be exchanged for a cash price equal to the difference between $15.00 per share and the per share exercise price of those options.

   For more information on the interests of VCA officers, directors and stockholders in the Merger, which may be different from, or in addition to, yours as stockholders of VCA generally, see "Special Factors--Interests of VCA Directors and Officers in the Merger."

   In light of the different interests of certain directors of VCA in the Merger, the board of directors constituted the special committee and delegated exclusive authority to the special committee to consider the Merger. In addition, the special committee retained and was assisted by separate legal counsel and two separate financial advisors. For additional information regarding the special committee, see "Special Factors--Background of the Merger."

                    Recommendations; Fairness of the Merger

                         (See Pages 21 through 24)

   The special committee's decision to recommend that the board of directors approve, and the board of directors' decision to approve, the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby were based upon a number of factors which are described in "Special Factors--Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger."

                               Fairness Opinions

                         (See Pages 24 through 34)

   The board of directors and the special committee received separate opinions from Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital that, based upon and subject to the various considerations set forth in their opinions, the $15.00 per share cash consideration to be received in the Merger is fair, from a financial point of view, to VCA's public stockholders.

   VCA paid Jefferies & Company a retainer fee of $175,000 and paid $225,000 upon delivery of its opinion, which fee is not contingent upon closing the Merger. In addition, VCA has agreed to pay Jefferies & Company a financial advisory fee of up to 0.5% of the transaction value of the Merger. The financial advisory fee is payable upon completion of the Merger.

   VCA also paid Houlihan Lokey a fee for rendering its supplemental fairness opinion to VCA. VCA paid Houlihan Lokey a retainer fee of $75,000 and paid $150,000 upon delivery of its opinion, which fee is not contingent upon closing the Merger. The full text of these opinions is attached as Annexes B and C to this proxy statement. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

                             Effects of the Merger

                           (See Pages 38 and 39)

   Following the Merger, the Green Investors will own approximately 71.75% and the Continuing Stockholders will own approximately 22.5%, on a fully diluted basis, of the common stock of the Surviving Company, after giving effect to the issuance of employee incentive options and warrants to be issued to GSMP II. As a result, VCA's public stockholders will not participate in any future earnings and growth of the Surviving Company. Although an equity investment in the Surviving Company involves substantial risk resulting from the limited liquidity of the investment, the high debt to equity ratio and consequential substantial fixed charges that will apply to the Surviving Company following the Merger, if the Surviving Company is able to grow earnings and cash flow sufficient to retire its debt, the Green Investors, the Continuing

Stockholders, GSMP II and the holders of options will be the sole beneficiaries of the future earnings and growth of the Surviving Company.

   After the Merger, the Surviving Company will be a closely-held corporation. As a result, there will be no public market for VCA's common stock, and the common stock will cease to be quoted on The Nasdaq Stock Market. The registration of VCA's common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

                            Conditions to the Merger

                           (See Pages 58 and 59)

   We will complete the Merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

  .  completion of the Asset Drop Down,

  . the Merger Agreement and the transactions contemplated thereby are approved by VCA's stockholders,

  .  we have obtained all necessary permits and approvals,

  . no law, injunction or order restrains or prohibits the completion of the Merger, and

  .  the financing necessary to complete the Merger has been obtained.

                      Termination of the Merger Agreement

                               (See Page 60)

   VCA and Vicar Recap may mutually agree to terminate the Merger Agreement at any time. In addition, either party may terminate the Merger Agreement if, among other things:

  . a court or other government body issues a final order or ruling that restrains or prohibits the Merger, or

  . the Merger is not completed on or before September 30, 2000 (other than because the terminating party breached the Merger Agreement).

   VCA also may terminate the Merger Agreement under the circumstances described under "What Happens if VCA Receives a Better Offer" below.

   Termination of the Merger Agreement by either party may be before or after stockholder approval. Under certain circumstances, VCA will be required to pay fees and expenses associated with the Merger as a result of the termination as described under "Payment of Fees Upon Other Termination Events" below.

                  What Happens if VCA Receives a Better Offer

                           (See Pages 56 and 57)

   VCA may terminate the Merger Agreement if someone other than Vicar Recap proposes to acquire VCA in a transaction that the board of directors, acting upon a recommendation from the special committee, determines to be more favorable to VCA's stockholders than the Merger. VCA must provide written notice to Vicar Recap advising Vicar Recap that VCA has received a superior proposal, identifying the parties to the proposal and specifying the material terms and conditions of such proposal. If VCA terminates the Merger Agreement following its approval of a superior proposal, it must pay Vicar Recap a $10 million termination fee.

                 Payment of Fees Upon Other Termination Events

                               (See Page 60)

   If the $10 million termination fee is not payable to Vicar Recap due to the circumstances of the termination, and if Vicar Recap terminates the Merger Agreement because of a breach by VCA of its covenants or representations and warranties contained in the Merger Agreement, or because VCA is unable to obtain the requisite stockholder approval, then VCA must pay Vicar Recap all of the fees and expenses incurred by Vicar Recap and its affiliates in connection with the Merger, not to exceed $1 million in the aggregate.

               Amending or Waiving Terms of the Merger Agreement

                              (See Page 60)

   VCA and Vicar Recap may amend the Merger Agreement by mutual consent before or after stockholder approval. However, following stockholder approval of the Merger Agreement, applicable law and the terms of the Merger Agreement may require stockholder approval of certain subsequent amendments or waivers of the Merger Agreement. Under the Merger Agreement, any amendment which adversely affects the rights of the stockholders requires the approval of stockholders. Any amendment that would adversely affect VCA requires the approval of the special committee.

                             Regulatory Approvals

                              (See Page 47)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires the ultimate parent entities of each of Vicar Recap and VCA to provide certain information to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Subsequent to the submission, a waiting period must expire or be terminated before the Merger can be completed. The ultimate parent entities of each of Vicar Recap and VCA made the required filings with the Department of Justice and the Federal Trade Commission on June 23, 2000. Early termination with respect to the Merger was granted on July 10, 2000.

                           Financing for the Merger

                        (See Pages 44 through 47)

   Green Equity estimates that approximately $539.9 million will be required to complete the Merger and pay the related fees and expenses and provide working capital for the Surviving Company following the Merger. Green Equity expects to fund this amount through new credit facilities with a syndicate of banks, private offerings of debt securities and equity financing. Green Equity has received commitments from financial institutions in an amount that, along with the equity contributions to be provided by the Green Investors and the Continuing Stockholders, is sufficient to fund this amount.

                       Litigation Related to the Merger

                              (See Page 47)

   As of the date of this proxy statement, we are aware of six lawsuits that have been filed relating to the Merger. VCA and its directors are defendants in all of the lawsuits. The lawsuits were filed by various stockholders claiming to represent all stockholders of VCA.

   While the allegations of each complaint are not identical, all of the lawsuits generally assert that the $15.00 per share price to be paid to the public stockholders of VCA is inadequate and does not represent the value of the assets and future prospects of VCA and that the Merger Agreement serves no legitimate business purpose. The complaints also allege that the defendants engaged in self-dealing without regard to conflicts of interest and that the defendants breached their fiduciary duties in approving the Merger Agreement.

   All of the complaints seek to prohibit, among other things, completion of the Merger. To date, no motion to enjoin any of the proceedings contemplated by the Merger Agreement has been made. The complaints also seek unspecified damages, attorneys' fees and other relief. We believe that the allegations contained in the complaints are without merit and intend to contest the actions vigorously. We do not believe that these matters will have any significant impact on the timing or completion of the Merger; however, we cannot assure you that a motion to enjoin the transactions contemplated by the Merger Agreement will not be made and, if made, that it would not be granted.

   We have filed an answer to the five separate class action complaints filed in Delaware, which complaints have been consolidated. We have not yet filed a response to the one class action complaint filed in California.

                          Price Range of Common Stock

                               (See Page 62)

   VCA's common stock is quoted on The Nasdaq Stock Market. On December 27, 1999, the day prior to VCA's receipt of the initial offer from Green, VCA's common stock closed at $10.125 per share. On March 30, 2000, the last trading day prior to VCA's public announcement of the execution of the Merger Agreement, VCA's common stock closed at $13.375 per share. On the record date, VCA's common stock closed at $14.063 per share.

           Cautionary Statement Regarding Forward-Looking Statements

   We have made certain forward-looking statements in this proxy statement (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, when we use words such as "believe," "expect," "anticipate," "plan," "intend" or similar expressions, we are making forward-looking statements. You should note that many factors could affect our future financial results and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

  .  the ability of VCA to maintain gross profit margins;

  .  the level of direct costs;

  .  the effect of economic conditions;

  .  future capital requirements;

  . the impact of competition, including its impact on market share in each of VCA's markets;

  .  the ability of VCA to manage its growth;

  .  the loss of key employees;

  .  the impact of current or pending litigation, legislation and regulation;
     and

  . other factors which may be described from time to time in filings of VCA with the Securities and Exchange Commission.

   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. We do not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting these forward-looking statements.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

   Set forth below is selected consolidated financial data of VCA as of and for each of the five years in the period ended December 31, 1999 and for the three months ended March 31, 2000. The data should be read in conjunction with the historical consolidated financial statements of VCA, and the notes thereto. No pro forma data giving effect to the Merger is provided because VCA does not believe such information is material to stockholders in evaluating the Merger and the Merger Agreement since (1) the Merger consideration is all cash and (2) if the Merger is completed, VCA's public stockholders will no longer have any equity interest in VCA. VCA's consolidated financial statements for the year ended December 31, 1999, which have been audited by Arthur Andersen LLP, independent public accountants, are incorporated by reference in this proxy statement from VCA's Annual Report on Form 10-K, as amended, for the year ended December 31, 1999.

                   CONSOLIDATED STATEMENT OF OPERATIONS DATA

             (Dollars in thousands, except for per share data)

                          Three Months
                             Ended           For the Years Ended December 31,
                           March 31,   -----------------------------------------------
                              2000       1999      1998     1997      1996      1995
                          ------------ --------  -------- --------  --------  --------
Revenues................    $83,351    $320,560  $281,039 $235,913  $181,428  $107,694
Gross profit............     21,685      86,902    71,659   57,283    42,574    27,595
Selling, general and
 administrative
 expense................      6,459      22,457    19,693   17,676    19,735    13,684
Depreciation and
 amortization expense...      4,151      15,496    13,132   11,199     7,496     4,144
Year 2000 remediation
 expenses...............        --        2,839       --       --        --        --
Year 2000 accelerated
 depreciation...........        --          967       --       --        --        --
Merger costs............        --          --        --       --      2,901       --
Restructuring charges
 and write-down of
 assets.................        --          --        --     2,074    15,213     3,234
Reversal of
 restructuring charges..        --       (1,873)      --    (2,074)      --        --
Operating income
 (loss).................     11,075      47,016    38,834   28,408    (2,771)    6,533
Interest income.........        115       1,194     2,357    4,182     4,487       828
Interest expense........      2,537      10,643    11,189   11,593     7,812     3,377
Gain on sale of
 investment in
 Veterinary Pet
 Insurance, Inc. .......      3,200         --        --       --        --        --
Minority interest in
 income of
 subsidiaries...........        190         850       780      424     6,577     2,960
Provision for income
 taxes..................      5,271      16,462    12,954    9,347     1,959     2,238
Income tax adjustment...        --       (2,102)      --       --        --        --
Net income (loss).......      6,392      22,357    16,268   11,226   (14,632)   (1,214)
Diluted earnings (loss)
 per share:
 Net earnings (loss) per
  common share..........      $0.30       $1.02     $0.74    $0.53    $(0.92)   $(0.13)
 Shares used for
  computing diluted
  earnings (loss) per
  share.................     21,656      21,985    21,940   21,013    15,942     9,224
Ratio of earnings to
 fixed charges..........    3.4:1.0     2.7:1.0   2.4:1.0  2.0:1.0   0.1:1.0   1.1:1.0

                        CONSOLIDATED BALANCE SHEET DATA

                          (Dollars in thousands)

                            As of                As of December 31,
                          March 31, --------------------------------------------
                            2000      1999     1998     1997     1996     1995
                          --------- -------- -------- -------- -------- --------
Cash and cash
 equivalents............    $2,718   $10,620   $8,977  $19,882  $29,621   $5,396
Marketable securities...    20,056     5,313   33,358   51,371   73,306   42,155
Total assets............   435,507   426,500  393,960  386,089  354,009  153,416
Current portion of long-
 term obligations and
 notes payable..........    19,419    21,901   17,431   19,369   14,055    7,496
Long-term obligations,
 less current portion...   139,812   139,634  142,356  154,506  134,767   36,778
Total stockholders'
 equity.................   238,728   231,229  202,685  180,851  167,350   90,217
Diluted book value per
 share..................     10.84     10.63     9.74     8.89     8.43     6.72

                              THE SPECIAL MEETING

Time, Place and Date

   This proxy statement is being furnished to stockholders of VCA as part of the solicitation of proxies by VCA's board of directors for use at a special meeting of stockholders to be held on September , 2000 at 12401 West Olympic Boulevard, Los Angeles, California 90064 at 10:00 a.m. local time, or any adjournment or postponement thereof.

Record Date and Voting

   The board of directors has set July 21, 2000 as the record date for the special meeting. Only holders of record of VCA's common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. VCA's only class of voting securities is its common stock, par value $.001 per share. As of the record date, there were outstanding and entitled to vote 21,937,069 shares of common stock, which shares were held by approximately 645 holders of record. Each share of common stock entitles the holder thereof to one vote, which may be cast either in person or by properly executed proxy at the special meeting.

   The approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby will require the affirmative vote of at least a majority of the shares of common stock outstanding on the record date.

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner ("abstentions") and votes withheld by brokers in the absence of instruction from beneficial holders ("broker nonvotes") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. Abstentions and broker nonvotes will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. Failure either to return a properly executed proxy card or to vote in person at the special meeting will have the same effect as a vote against the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   Robert L. Antin has agreed, pursuant to a Voting Agreement dated March 30, 2000, to vote 919,259 shares of his common stock, representing approximately 4.3% of the common stock outstanding as of such date, in favor of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   In addition, as of the record date, directors and executive officers of VCA owned, or were otherwise entitled to vote, in the aggregate, 1,262,627 shares of common stock, representing approximately 5.8% of the common stock outstanding as of such date. These directors and officers have expressed their present intent to vote their shares in favor of the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

Voting, Revocation and Solicitation of Proxies

   All shares of common stock entitled to vote at the special meeting and represented by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker nonvotes), such proxies will be voted in favor of the approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   The board of directors does not know of any matters to be presented at the special meeting other than those described in the Notice of the Special Meeting of Stockholders.

   If any other matters are properly presented at the special meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve that proposal.

   The grant of a proxy on the enclosed form does not preclude you from attending the special meeting and voting in person. You may revoke a proxy at any time before it is voted. If you are a recordholder, you may revoke your proxy by:

  . delivering to the Secretary of VCA, before the vote is taken at the special meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of VCA before the vote is taken at the special meeting; or

  .  attending the special meeting and voting in person.

   Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to VCA, 12401 West Olympic Boulevard, Los Angeles, California 90064, Attention: Secretary, or hand delivered to the General Counsel and Secretary of VCA before the vote is taken at the special meeting. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

   All expenses of VCA's solicitation of proxies for the special meeting will be borne by VCA. In addition to solicitation by use of the mails, proxies may be solicited from the stockholders by directors, officers and employees of VCA in person or by telephone, telefax or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. VCA may retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the special meeting. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of common stock held of record by such brokerage houses, custodians, nominees and fiduciaries, and VCA will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

Appraisal Rights

   Stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") summarized herein, will be entitled to seek appraisal of their shares of common stock under Section 262 of the DGCL. See "Special Factors--Appraisal Rights."

   STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT TO STOCKHOLDERS FOR THE SURRENDER OF THEIR SHARES OF COMMON STOCK.

                                SPECIAL FACTORS

Background Of The Merger

   In late 1998, following several years of significant fluctuations in VCA's stock market valuation, the members of VCA's board of directors and management sought to analyze whether the price at which VCA's common stock was trading properly reflected VCA's intrinsic value and longer-term prospects. VCA's common stock had traded as high as $32.75 per share in April of 1996 and as low as $8.00 per share in November of 1996. Although the stock price steadily increased to a high of $21.00 per share in July of 1998, it subsequently traded as low as $9.00 per share in October of 1999. The board of directors and senior management were concerned that these lowered stock valuations made the retention of high-caliber employees more difficult and jeopardized VCA's longer-term strategy of using its equity securities as a form of currency in acquisition transactions.

   As a result, the board of directors directed VCA's senior management team to analyze, informally and confidentially, VCA's prospects and the strategic alternatives available to VCA to enhance stockholder value. On October 28, 1998, the board of directors met with the investment banking firms of Donaldson, Lufkin & Jenrette Securities Corporation and Schroder & Co. Inc. At that meeting, DLJ and Schroders suggested that VCA pursue a company-financed leveraged recapitalization or institute a stock buy-back program. The board of directors did not pursue these suggestions due in part to the poor financial market prevailing at the time and the likely inability to obtain debt financing at acceptable rates. The board of directors also determined that a company-financed leveraged recapitalization would be unlikely at that time to provide sufficient cash to our stockholders and that the resulting increased debt would place additional pressure on our growth strategies and stock price. From October 1998 to late 1999, the board of directors continued to investigate other alternatives submitted to it on an unsolicited basis from various investment banking firms, including Jefferies & Company, Inc. The board of directors found no alternative that would appropriately enhance stockholder value.

   In late 1999, after approximately 10 months of a downward trend in VCA's stock price, the board of directors became concerned that the public market valuations of VCA and the diminished attention of the public market on small capitalization stocks outside of the technology sector made it uncertain whether the price of VCA's stock was likely to increase, at least in the intermediate term. The board of directors also concluded that the inability to achieve a reasonable stock price would have a negative impact on VCA's ability to obtain its long-term business strategy, thereby creating a further impediment to stockholder value. Because there were no signs of imminent recovery in the public marketplace, Robert L. Antin and the board of directors began considering the possibility of a "going private" transaction.

   In the third quarter of 1999, at the direction of the board of directors, Robert L. Antin held preliminary conversations with potential strategic partners. However, neither VCA nor any of these parties pursued any type of strategic relationship or business combination following these initial conversations. In October 1999, a representative of Jefferies introduced Robert L. Antin to Leonard Green & Partners, L.P. An introductory meeting was held between Robert L. Antin and a representative of Green at which time Green expressed an interest in becoming familiar with the veterinary hospital and laboratory industries. No confidential information was exchanged at the introductory meeting.

   Informal contacts continued between Mr. Antin and Green into November 1999. On November 15, 1999, Mr. Antin met with representatives of Green, where Green raised the possibility of taking VCA private through a leveraged recapitalization. At this meeting representatives of Green described to Mr. Antin the process involved in a going private transaction and began preliminary discussions about a possible structure and time frame for such a transaction. Also at this meeting, VCA signed a confidentiality agreement with Green and representatives of Green began their business "due diligence" review of VCA.

   During the months of November and December 1999, representatives of Green proceeded with their business and financial due diligence of VCA, which included written requests for information, on-site inspections of documents at VCA's headquarters and telephone conferences with representatives of VCA. Representatives of

Green also met with Tomas W. Fuller, our Chief Financial Officer, who described VCA's overall business and delivered financial and other confidential information to Green.

   In a telephone conference held on December 27, 1999, a representative of Green communicated to Robert L. Antin Green's preliminary interest in exploring a leveraged recapitalization of VCA at a price of $14.50 per share and indicated that Green would be interested in retaining VCA's senior management and having its senior management retain an equity interest in VCA following the transaction.

   Thereafter, on December 28, 1999, Green submitted a formal acquisition proposal to the board of directors to pursue a recapitalization of VCA in a going private transaction. Green proposed a cash purchase price of $14.50 per share. A condition to Green's proposal was that Robert L. Antin and other members of management retain an equity interest in the Surviving Company and continue in the management of the Surviving Company and that terms of the offer remain confidential. Green proposed to finance the transaction with a combination of bank debt, subordinated debt and equity. The required equity would be committed by an affiliate of Green, with the debt financing being provided by third party financing sources. The $14.50 offer price represented a 43% premium to the closing price of VCA's common stock on December 27, 1999.

   On December 31, 1999, the board of directors held a special meeting by telephone conference call to discuss the recapitalization proposal submitted by Green. Thereafter, the board authorized VCA's management to pursue the possibility of a transaction with Green. In addition, because Mr. Antin and certain other members of the board of directors would have a continuing financial interest in any transaction arising out of the proposal, the board of directors established an independent special committee of the board of directors to consider Green's proposal. The special committee was given exclusive authority to:

  . evaluate the current and any future proposals of Green or other third parties;

  .  negotiate the terms of any proposed transaction; and

  . advise the board of directors as to whether or not to engage in the transaction proposed by Green or in any other transaction.

   Mr. John Chickering and Dr. Richard Gillespie, members of the board of directors with significant business and financial experience, were named as the members of the special committee. These two directors were chosen because they were both sufficiently independent in relation to the proposed transaction. The board of directors authorized the special committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed necessary to fully and adequately make determinations about Green's proposal. The special committee was also given authority to accept the proposal, reject the proposal or seek to negotiate with Green regarding the terms of the proposed transaction, and to fulfill its other duties.

   Following the board of directors' meeting, the special committee met with representatives of Troop Steuber Pasich Reddick & Tobey, LLP, counsel to VCA. At this meeting, the special committee discussed the selection of counsel and a financial advisor. In addition, VCA's counsel reviewed the procedures to be followed by the special committee and the need for and the role of the special committee.

   On January 3, 2000, Robert L. Antin met with representatives of Green at the offices of DLJ, a possible source of financing for the transaction. At this meeting, the parties discussed possible financing alternatives for the proposed transaction and Mr. Antin provided DLJ with VCA's background financial information.

   On January 5, 2000, Robert L. Antin, Mr. Fuller and representatives of Green met with several financial institutions to discuss possible financing alternatives. The financial institutions included Bank of America, Citibank, N.A., DLJ, Deutsche Bank, Wells Fargo Bank, N.A. and Credit Suisse First Boston Corporation. At this meeting, the parties discussed, among other things, VCA's business, the veterinary industry and VCA's competitive position, financial performance and future prospects. Messrs. Antin and Fuller described VCA's business to the potential financing sources and held a question and answer session.

   On January 11, 2000, representatives of Irell & Manella LLP, counsel to Green, met with representatives of Troop Steuber, as part of their legal due diligence review of VCA.

   During the week of January 3, 2000 to January 10, 2000, the special committee interviewed several law firms to act as counsel to the special committee. On January 14, 2000, the special committee held a meeting to formally engage Latham & Watkins as its legal counsel to advise the special committee regarding its duties in response to Green's proposal. At this meeting, the special committee and representatives of Latham & Watkins discussed the procedures to be followed in analyzing the proposal and any other offers from Green or others to acquire VCA. Latham & Watkins advised the special committee concerning the special committee's legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the special committee with respect to the proposal and any other offers from Green or others.

   Also at the January 14, 2000 meeting, the special committee discussed the retention of an investment banking firm or firms for the purpose of advising the special committee in connection with any proposed transaction, assisting the special committee in any negotiations with Green and, if necessary, delivering a fairness opinion to the special committee in connection with the proposed transaction. Present at this meeting were representatives of Jefferies and Houlihan Lokey Howard & Zukin Capital.

   In early January, the special committee held preliminary discussions with representatives of Jefferies regarding the possibility of Jefferies acting as the committee's financial advisor in connection with the proposed transaction. However, the special committee had some concerns about certain prior contacts that the Jefferies firm had with Green and asked the Jefferies representatives to brief the committee regarding such contacts at the January 14, 2000 meeting. These contacts included:

  .  the performance of a variety of investment banking services for Green;

  .  certain personal associations with principals of Green; and

  . through a Jefferies affiliate, an investment of approximately $5.0 million in a Green investment fund, which investment the Jefferies representatives described as irrelevant to its corporate finance activities.

   In response to questions from counsel and the special committee, the Jefferies representatives stressed that they believed they could advise the special committee on a completely independent, impartial and professional basis, notwithstanding those prior contacts. The Jefferies representatives also discussed their prior association with VCA, noting that they had made certain presentations to VCA's management over the years, though they had never received a fee for services rendered to VCA. Finally, the Jefferies representatives reminded the special committee that a Jefferies employee had introduced Green to Robert L. Antin and had suggested the possibility of a leveraged buyout or similar transaction, although Jefferies had not acted as the agent or representative of either VCA or Green in arranging that meeting.

   After deliberation and discussion, the special committee determined that Jefferies' prior contacts with VCA and Green did not, in their view, unacceptably conflict with Jefferies's ability to serve as an independent financial advisor to the special committee. The special committee acknowledged the possible conflicts of loyalty, but concluded that those conflicts were significantly outweighed by Jefferies' expertise, knowledge of and familiarity with VCA and its industry and Jefferies' reputation for integrity.

   Following these discussions, the special committee engaged Jefferies to serve as its financial advisor. However, in order to mitigate any concern regarding Jefferies' independence, the special committee resolved to retain a second investment banking firm, Houlihan Lokey Howard & Zukin Capital, to provide a supplemental fairness opinion. The special committee then met with representatives of Houlihan Lokey to discuss the role Houlihan Lokey would play in assisting the special committee and thereafter retained them to render a supplemental fairness opinion.

   During the period from January 14, 2000 to January 25, 2000, Jefferies and Houlihan Lokey reviewed financial and other information concerning VCA, including VCA's audited and interim financial statements, VCA's financial models and other information concerning VCA described below in "--Opinion of Jefferies & Company, Inc." and "--Opinion of Houlihan Lokey Howard & Zukin." Representatives of Jefferies and Houlihan Lokey also met with members of VCA's management on several occasions.

   On January 19, 2000, the special committee met with representatives of Jefferies, Houlihan Lokey and Latham & Watkins. At the meeting, representatives of Jefferies presented the preliminary conclusions of their valuation analysis to the members of the special committee. The special committee also had lengthy discussions with its legal and financial advisors regarding the strategic alternatives available to VCA in light of Green's proposed offer. Specifically, the members of the special committee considered whether it would be in the best interest of VCA's public stockholders to:

  .  continue VCA's operation as an independent public concern;

  . effect a change of control transaction involving VCA with a strategic buyer, Green or a financial buyer other than Green; or

  .  pursue other strategic transactions and alternatives.

   With respect to continuing VCA's operation as an independent public concern, the special committee discussed the possible reasons underlying the steady decline in VCA's stock price. The committee considered the fact that the public market is generally disinterested in small capitalization stocks and, in particular, companies that can be categorized as consolidators (such as VCA). In addition, the committee discussed the fact that there continued to be a lack of research coverage and strong analyst support for VCA's stock, despite numerous meetings Robert Antin and Tomas Fuller held with analysts and brokers in an attempt to remedy the situation. The committee determined that each of these factors significantly contributed to VCA's relatively poor trading valuation. The committee also discussed the fact that the significant decline in VCA's stock price had resulted in low employee morale and the loss of several key employees during the previous year.

   With respect to the consummation of a change of control transaction, the special committee discussed the advantages and disadvantages of pursuing an "open" auction versus a "quiet" auction and, alternatively, negotiating a transaction with a single offeror such as Green. The special committee considered the fact that Green insisted that their offer would terminate if VCA publicly disclosed the offer or "shopped" the company and, according to VCA's management, Jefferies and Houlihan Lokey, there did not seem to be any likely potential strategic buyers for VCA at that time and that no other financial buyer had presented itself.

   Thereafter, the committee adjourned the meeting and resolved to reconvene the following day to give the members of the special committee additional time to consider Jefferies' presentation and to decide whether to authorize Jefferies to begin preliminary discussions with Green regarding its proposed offer.

   On January 20, 2000, the special committee held a telephonic meeting at which Jefferies, Houlihan Lokey and Latham & Watkins participated. At the meeting, the special committee concluded that it was in the best interest of VCA and its public stockholders to consider Green's offer in greater detail. The representatives of Jefferies outlined for the committee members the key points of the offer, focusing in particular on the proposed offer price of $14.50 per share and the lack of a financing commitment. The special committee expressed concern that the proposed offer price should be higher and directed Jefferies to convey their concerns to Green. With respect to the financing commitment, the representatives of Jefferies explained to the special committee that the high yield bond market had deteriorated significantly in recent months as a result of, among other things, significant flows of monies from high yield mutual funds. The members of the special committee were concerned that if, after entering into an agreement, Green could not raise the requisite debt financing and the deal terminated, it could have a severe adverse effect on VCA's stock and the general market perception of VCA. Accordingly, the special committee directed Jefferies to seek a financing commitment from Green as a condition to proceeding further.

   On January 21, 2000, representatives of Jefferies held a telephonic meeting with Green to discuss the concerns expressed by the members of the special committee at the January 20, 2000 meeting with respect to the offer price and the lack of a financing commitment. Jefferies proposed that Green increase their offer to a price in excess of $15.00 per share and indicated that financing commitments would be required. Jefferies and Green concluded that before further discussions regarding price would take place, Green would seek to obtain financing commitments.

   On January 25, 2000, the special committee held another telephonic meeting at which Jefferies, Houlihan Lokey and Latham & Watkins participated. At this meeting, the Jefferies representatives described their discussions with Green regarding the offer price and the financing commitment. Jefferies reported that negotiation of the offer price was postponed pending Green's discussions with its various proposed lenders to discuss the possibility of commitment letters. Green advised Jefferies that the negotiation of commitment letters would take time and could cause a delay in the transaction. At that time, the special committee was presented a draft of a merger agreement proposed by VCA's counsel.

   From late January 2000 through early February 2000, Latham & Watkins, Irell & Manella and Troop Steuber negotiated and revised the Merger Agreement. During this time, Green evaluated the status of the high yield bond market and the impact it could have on the proposed transaction. Green also began considering additional financing sources, including the use of mezzanine debt. On February 2, 2000, February 3, 2000 and February 8, 2000, Robert L. Antin, Tomas W. Fuller and representatives of Green met with Trust Company of the West, affiliates of Goldman Sachs & Co., and Northwestern Mutual, respectively, to discuss possible financing for the proposed transaction. At these meetings, the parties discussed VCA's business, the veterinary industry and VCA's competitive position, financial performance and future prospects.

   On February 25, 2000, Green submitted a revised offer to the board of directors. The revised offer remained at $14.50 per share, but included a financing commitment. The $14.50 offer price represented a 29% premium to the closing price of VCA's common stock on February 24, 2000. In addition, a revised draft of the Merger Agreement prepared by Green's counsel was distributed to VCA, its counsel, the board of directors and the special committee and its counsel.

   On February 29, 2000, the special committee held a telephonic meeting at which Jefferies, Houlihan Lokey and Latham & Watkins participated. At this meeting, the Jefferies representatives presented the special committee with an updated evaluation of VCA's financial condition and market position. Thereafter, the special committee discussed whether it was an opportune time to consider a sale of VCA. Although there had been some positive movement in VCA's stock price (thus decreasing the premium being offered in the Merger), the special committee concluded it continued to be in the best interest of VCA and its public stockholders to actively consider Green's offer.

   The focus of the remainder of the meeting was the proposed terms of the revised offer and the terms of the Merger Agreement. The special committee expressed concern that there had been no movement in the offer price. However, the representatives of Jefferies and Houlihan Lokey advised the members of the special committee that, based on their respective firms' preliminary valuation analysis of VCA, and given VCA's current stock price (which closed at $11.06 per share on February 29, 2000) an offer of $14.50 per share with committed financing appeared reasonable. With respect to the transaction documents, Latham & Watkins indicated that it had concerns regarding several terms of the proposed Merger Agreement, including, among others:

  . the limitation on VCA's ability to consider unsolicited acquisition proposals;

  .  the fact that the terms of the break-up fee had not been proposed;

  . the circumstances under which the break-up fee would be payable were considerable and included things such as VCA's breach of any representation, warranty or covenant under the agreement and a termination of the agreement by either party as a result of VCA's failure to get stockholder approval of the proposed transaction; and

  . the agreement contemplated a payment by VCA of Green's expenses in addition to the break-up fee, which included expenses relating to the debt financing.

   At the conclusion of the meeting, the members of the special committee directed Latham & Watkins to submit its proposed changes to the Merger Agreement to VCA's and Green's legal advisors and directed Jefferies to communicate to Green the special committee's concerns regarding the price and financing.

   Also on February 29, 2000, Robert L. Antin met with VCA's and Green's legal advisors to discuss the terms of the revised Merger Agreement and the proposed structure and financing alternatives to the transaction. The parties also discussed the terms on which management would continue as officers of the Surviving Company and the structure and operations of the Surviving Company following the Merger.

   During March 2000, representatives of Green, VCA and their respective counsel, continued to address Green's and interested financial institutions' business and legal due diligence questions and to negotiate transaction documents. In addition, discussions continued between Green and VCA's management regarding the precise parameters of the management deal with the Surviving Company. Also during this period, Jefferies continued discussions with Green regarding the offer price. On March 24, 2000, representatives of Green, in response to the special committee's concerns, verbally informed Robert L. Antin that the offer price was being increased to $15.00 per share. In addition, VCA received drafts of financing commitment letters from affiliates of Goldman Sachs & Co. Representatives of Green, Robert L. Antin, counsel to VCA and counsel to Green met to review the legal documentation for the proposed merger. During the last week of March, representatives of Green, VCA and their respective counsel restructured the Merger and made corresponding changes to the Merger Agreement to reflect the drop down of assets from VCA to Vicar Operating to create a holding company structure in accordance with the requirements to conform to recapitalization accounting principles.

   On March 27, 2000, the special committee held a telephonic meeting at which representatives of Jefferies, Houlihan Lokey and Latham & Watkins participated. At this meeting, the special committee discussed in detail the terms of Green's proposal at an increased offer price of $15.00 per share. Of particular concern to the members of the special committee was the recent movement in VCA's stock price (an increase to $13.63 per share as of March 27, 2000) and the corresponding decrease in the premium that the offer price now represented (an approximate 10% premium over the closing price of VCA's stock on March 27, 2000). Jefferies and Houlihan Lokey explained to the special committee that, although there had been an increase in VCA's stock price, the conditions that may have contributed to the overall poor performance of VCA's stock price in recent months were, in their view, unlikely to change in the near term.

   In light of the significant decrease in the premium over the course of the negotiations of the offer, the special committee determined that the only circumstances under which it would be willing to go forward would be if the proposed transaction with Green was structured with diminished impediments to VCA's ability to enter into an alternative transaction with a third party transaction partner if one should approach VCA. Accordingly, the members of the special committee directed Latham & Watkins to insist on certain key terms in their negotiation of the Merger Agreement, including, but not limited to, a reduced break-up fee, lessened circumstances under which the break-up fee would be payable and that VCA have the ability to consider a broader range of alternative acquisition proposals than Green had originally proposed.

   On March 28, 2000 and again on March 29, 2000, the special committee held telephonic meetings at which representatives of Jefferies, Houlihan Lokey and Latham & Watkins participated. At these meetings, the special committee continued to discuss the terms of Green's proposal and the unresolved legal issues that the special committee identified as being particularly significant following their review of the draft Merger Agreement. These issues included, among others, the amount of the break-up fee, the proposed contractual right of Green to "match" any alternative acquisition proposal during the pendency of the Merger Agreement, a notice requirement in the "no shop" whereby VCA would be required to give Green five days' notice prior to entering into an alternative transaction with a third party and the conditions to close.

   At the March 29, 2000 meeting, a representative of Troop Steuber joined the call to summarize for the special committee the terms of management's deal with Green and VCA upon and following the closing of the proposed transaction. The Troop Steuber representative noted the following terms:

  . management will collectively have the opportunity to roll over a portion of its current equity in VCA into the Surviving Company and, assuming the proposed transaction closes and the grant of employee incentive options reserved for issuance, employees, including certain members of management collectively, will hold approximately 22.5% of the conmon stock (computed on a fully diluted basis) in the Surviving Company (of which approximately 10% will be held by Robert L. Antin);

  . four executives will be entitled to cash payments from the Surviving Company under their current employment agreements and in consideration of new non-competition agreements;

  . certain key employees, outside the management group, may receive "stay bonuses," the amounts of which had not yet been determined; and

  . each of Robert L. Antin and Arthur J. Antin, VCA's Chief Operating Officer, are expected to enter into employment contracts with the Surviving Company, the terms of which were in the process of being negotiated.

   At the conclusion of the March 29, 2000 meeting, the members of the special committee directed Latham & Watkins to finalize the negotiations of the Merger Agreement and related documentation and for Jefferies and Houlihan Lokey to complete their analyses of the proposed transaction so that the committee could make its recommendation to the board of directors at a meeting to be held the following day.

   On March 30, 2000, the special committee met in person (Mr. Gillespie by telephone) with representatives of Jefferies, Houlihan Lokey and Latham & Watkins to consider and vote upon Green's proposal. Representatives of Latham & Watkins and Potter Anderson & Corroon LLP, Delaware counsel to the special committee, discussed the duties of the special committee members in evaluating the most recent proposal from Green. They reviewed with the special committee the history of the process undertaken by the special committee to date. In addition, they summarized the terms of the proposed Merger Agreement and discussed the concessions that had been made by Green in the terms of the transaction, as compared to what had been originally proposed. Thereafter, representatives of Jefferies and Houlihan Lokey gave detailed presentations regarding their views and analyses of various aspects of the proposed transaction, the terms of the proposed Merger Agreement and other matters. At this meeting, Jefferies and Houlihan Lokey each delivered their written opinion that, based upon the matters presented to the special committee and as set forth in their respective opinions, as of the date of their opinions, the consideration to be received in the proposed transaction is fair, from a financial point of view, to VCA's public stockholders. After discussion and consideration, the special committee unanimously approved the Merger Agreement and the transactions contemplated thereby, determined that the terms of the Merger are fair to, and in the best interests of, VCA's public stockholders and recommended that the board of directors approve and adopt the Merger Agreement.

   Following the special committee meeting, a meeting of the full board of directors was convened at 8:00 pm. All directors were present, except for Messrs. Gellespie and Heil who participated by telephone. In addition, representatives of Jefferies, Houlihan Lokey, Latham & Watkins and Troop Steuber were present. Mr. Chickering, on behalf of the special committee, reported that the special committee had resolved to recommend to the board of directors that the pending proposal from Green be accepted. He indicated that the special committee had received a presentation from each of Jefferies and Houlihan Lokey and their oral opinions, which was subsequently confirmed in writing to the special committee and the board of directors in a letter dated March 30, 2000 to the effect that the consideration to be received in the proposed transaction is fair, from a financial point of view, to VCA's public stockholders. He indicated that the special committee had received a presentation from Latham & Watkins and Potter Anderson on the terms of the proposed Merger Agreement, including various provisions that had been negotiated to improve the agreement from the perspective of VCA's public stockholders. Representatives of Troop Steuber then summarized the terms of the Merger Agreement, as finally negotiated, and reviewed with the board of directors draft resolutions relating to the proposed transaction. A representative of Troop Steuber also summarized the fiduciary standard applicable to directors in approving transactions of this nature. A representative of Latham & Watkins then summarized for the full board of directors the activities of the special committee over the preceding three months, including the numerous meetings and teleconferences. Representatives of Jefferies and Houlihan Lokey then summarized their views and analysis of the various terms and conditions of the proposed Merger and the opinions delivered to the special committee.

   Following further discussion, there was a motion to approve and adopt the resolutions pertaining to the Merger Agreement and related transactions. The resolutions were approved and adopted by the board of directors unanimously.

   Immediately following the meeting of the full board, VCA and Green entered into the definitive Merger Agreement and VCA issued a press release announcing that its board of directors had accepted Green's proposal and entered into the definitive Merger Agreement.

   Following the execution and delivery of the definitive Merger Agreement, Green, with the concurrence of VCA, directed its counsel to prepare an Amended and Restated Merger Agreement, primarily to eliminate the provision in the definitive Merger Agreement allowing management to roll over a portion of their current equity in VCA into Vicar Recap and instead to allow management to retain a portion of their current equity in VCA as equity in the Surviving Company.

   On August   , 2000, the special committee held a telephonic meeting to consider and vote on the Amended and Restated Merger Agreement. After discussion and consideration, the special committee unanimously approved the Amended and Restated Merger Agreement and the transactions contemplated thereby and recommended that the board of directors approve and adopt the Amended and Restated Merger Agreement. Following the special committee meeting, the full board of directors held a telephonic meeting and unanimously approved and adopted the Amended and Restated Merger Agreement and the transactions contemplated thereby.

   Immediately following the telephonic meeting of the full board of directors, VCA and Green entered into the Amended and Restated Merger Agreement.

Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger

   The Special Committee. At a meeting held on March 30, 2000, the special committee unanimously:

  . determined that the Merger is fair and in the best interests of VCA's public stockholders, other than the Continuing Stockholders, and

  . recommended that the board of directors approve the Merger Agreement and the Asset Drop Down and recommend to VCA stockholders that they vote in favor of approval and adoption of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   In making the determination and recommendation set forth above, the members of the special committee considered various factors, including, but not limited to, the following:

  . The special committee considered the manner in which the strategic transaction process was conducted and that it was delegated exclusive authority for conducting all aspects of the strategic transaction process in its final stages. These responsibilities included, among other things, the review and analysis of Green's proposals, the engagement of legal and financial advisors, the negotiations with Green and the ultimate determination with respect to the recommendation to the board of directors of a definitive Merger Agreement and the transactions contemplated thereby. The special committee also considered the fact that the terms of the Merger Agreement were determined through extensive arms-length negotiations between its advisors, on the one hand, and Green and its advisors, on the other. The special committee also considered that no additional parties had expressed an interest in a transaction with VCA and that it had received the best and final offer that Green was prepared to make. See the section entitled "Special Factors--Background of the Merger" for additional information regarding the negotiations.

  . The special committee considered the terms of the Merger Agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing proposals. See the sections entitled "The Merger Agreement--Certain Covenants--No Solicitation" and "--Termination; Termination Fees and Expenses" for additional information regarding the ability of the board of directors to consider competing proposals. The special committee considered that the Merger Agreement permits the board of directors, following consultation with its advisors and in the exercise of its fiduciary obligations under applicable law, to furnish information to and participate in negotiations with persons making bona fide unsolicited offers and permits the board of directors to terminate the Merger Agreement and accept a financially superior proposal under certain conditions, subject to a payment to Vicar Recap of a termination fee of $10 million.

  . The special committee considered the relationship between the $15.00 price per share to be paid in the Merger and the recent market prices of VCA's common stock. The $15.00 price per share to be paid in the Merger represents a 12% premium to the closing price of VCA's common stock on March 30, 2000 (the day the Merger Agreement was signed).

  . The special committee considered the opinion delivered by Jefferies. At the March 30, 2000 meeting of the special committee, Jefferies made a presentation to the special committee which included, among other things, analyses of the value of VCA and comparisons with similar companies and similar acquisition transactions, details of which are described under the section entitled "Special Factors--Opinion of Jefferies & Company, Inc." Jefferies also delivered its oral opinion to the special committee, which was subsequently confirmed in writing to the special committee and the board of directors in a letter dated March 30, 2000, to the effect that the $15.00 consideration to be received by VCA's stockholders in the Merger was fair, from a financial point of view, to such holders. Jefferies is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. The special committee concluded that the valuation analysis performed by Jefferies, which considered the going concern, net book, historical and current market values of VCA, supported the special committee's conclusion that the Merger is fair and in the best interests of VCA's public stockholders. The special committee found reasonable and adopted the analyses presented and the opinion delivered by Jefferies. The written opinion of Jefferies dated March 30, 2000 is included as Annex B of this proxy statement. Stockholders are urged to read that opinion in its entirety.

  . The special committee considered the opinion delivered by Houlihan Lokey Howard & Zukin Capital. At the March 30, 2000 meeting of the special committee, Houlihan Lokey made a presentation to the special committee which included, among other things, analyses of the value of VCA and comparisons with similar companies and similar acquisition transactions, details of which are described under the section entitled "Special Factors--Opinion of Houlihan Lokey Howard & Zukin Capital." Houlihan Lokey also delivered its oral opinion to the special committee, which was subsequently confirmed in writing to the special committee and the board of directors in a letter dated March 30, 2000, to the effect that the $15.00 consideration to be received by VCA's public stockholders in the Merger was fair, from a financial point of view, to such holders. Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. The special committee found reasonable and adopted the analyses presented and the opinion delivered by Houlihan Lokey. The written opinion of Houlihan Lokey dated March 30, 2000 is included as Annex C to this proxy statement. Stockholders are urged to read that opinion in its entirety.

  . The special committee considered the diminished attention of the public market in small capitalization stocks outside the technology sector, such as VCA's and, in particular, companies with a consolidation strategy.

  . The special committee considered VCA's imminent need for additional financing, which could be difficult to raise in light of existing market conditions.

  . The special committee considered the conditions to the obligations of Vicar Recap to consummate the Merger.

  . The special committee was fully aware of and considered the possible conflicts of interest of the Continuing Stockholders. See the sections entitled "Special Factors--Background of the Merger," and "--Interests of VCA Directors and Officers in the Merger" for a description of these conflicts of interest. The special committee considered in this regard that its composition, consisting of members of the board of directors with no financial interest in the Merger that is different from the interests of VCA stockholders generally, permitted it to represent effectively the interests of VCA's public stockholders.

  . The special committee considered the ability of stockholders who may not support the Merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under the General Corporation Law of the State of Delaware, or the "DGCL." The special committee felt that it was important that the DGCL provides stockholders with the opportunity to exercise appraisal rights and to seek a determination of the Delaware Court of Chancery of the fair value of their shares of common stock. See the section entitled "Special Factors--Appraisal Rights" for information on how to exercise your appraisal rights.

   In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the special committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, VCA's public stockholders. Rather, the special committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Merger on VCA's public stockholders compared to any alternative transaction.

   The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive but is believed to include the factors given primary consideration by the special committee. The special committee did not analyze the fairness of the $15.00 per share consideration in isolation from the other considerations referred to above. The special committee did not attempt to distinguish between factors that support a determination that the Merger is "fair" and factors that support a determination that the Merger is in the "best interests" of VCA's public stockholders.

   The Board of Directors. At a special meeting held on March 30, 2000, the board of directors, acting upon the unanimous recommendation of the special committee, unanimously:

  . determined that the Merger is fair and in the best interests of VCA's public stockholders;

  . approved the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby; and

  . recommended that stockholders vote to approve and adopt the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby.

   See the section entitled "Special Factors--Background of the Merger" for additional information on the board of director's recommendations.

   In making the determination and recommendation set forth above, the members of the board of directors considered and relied upon the special committee's unanimous determination and recommendations to the board of directors in conjunction with the factors relied upon by the special committee in making such determination and recommendations. See "Special Factors--Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger-- The Special Committee." The board of directors also considered the opinions delivered by both Houlihan Lokey and Jefferies to the board of directors at its March 30, 2000 meeting. At that meeting, each of Houlihan Lokey and Jefferies delivered its oral opinion to the board of directors, which were subsequently confirmed in writing to the board of directors in letters dated March 30, 2000, to the effect that, as of such date, the $15.00 consideration to be received in the Merger is fair, from a financial point of view, to VCA's public stockholders. The opinions of Jefferies and Houlihan Lokey were later adopted by the board of directors. See "Special Factors--Opinion of Jefferies & Company, Inc." and "--Opinion of Houlihan Lokey Howard Zukin Capital." The written opinions of Jefferies and Houlihan Lokey dated March 30, 2000 are included as Annexes B and C, respectively, to this proxy statement. We urge you to read these opinions in their entirety.

   In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the board of directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to, the factors considered or determine that any factor was of particular importance in reaching its determination that the Merger is fair to and in the best interests of VCA's public stockholders. Rather, the board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented to and considered by it, of what the overall effect of the Merger would be on VCA's public stockholders compared to any alternative transaction.

   The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but is believed to include the factors given primary consideration by the board of directors. The board of directors did not analyze the fairness of the $15.00 per share consideration in isolation from the other considerations referred to above. The board of directors did not attempt to distinguish between factors that support a determination that the Merger is "fair" and factors that support a determination that the Merger is in the "best interests" of VCA's public stockholders.

   THE BOARD, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ASSET DROP DOWN AND HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF VCA'S PUBLIC STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ASSET DROP DOWN.

   Procedural Fairness of the Merger. The board of directors and the members of the special committee also determined that the Merger is procedurally fair because, among other things:

  . the special committee consisted of two non-employee, independent directors appointed to represent the interests of VCA's public stockholders in connection with the negotiation and approval of the terms of the Merger;

  .  none of the members of the special committee are Continuing
     Stockholders;

  . the special committee retained and received advice from independent legal counsel and financial advisors, and the legal counsel, on behalf of the special committee, aggressively negotiated the terms of the Merger Agreement;

  . the special committee received written opinions from Jefferies and Houlihan Lokey as to the fairness from a financial point of view of the Merger consideration to VCA's public stockholders, to assist it in evaluating the Merger;

  . the $15.00 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the special committee and its representatives, on the one hand, and Green and its representatives, on the other hand; and

  . the affirmative vote of a majority of the outstanding VCA shares entitled to vote thereon is required under Delaware law to approve and adopt the Merger Agreement and, under Delaware law, VCA stockholders have the right to dissent from the Merger and demand an appraisal of the value of their shares.

   The members of the board of directors and the members of the special committee evaluated Green's proposal and the Merger in light of their knowledge of the business, financial condition and prospects of VCA, and based on the advice of financial and legal advisors. In view of the variety of factors that the board of directors and the special committee considered in connection with their evaluation of the Merger, neither the board of directors nor the special committee quantified, ranked or otherwise assigned relative weights to any of the foregoing factors.

Opinion of Jefferies & Company, Inc.

   Pursuant to an engagement letter dated January 25, 2000, the special committee retained Jefferies & Company, Inc. to render an opinion to the board of directors of VCA and the special committee as to the fairness of the $15.00 per share Merger consideration, from a financial point of view, to the holders of VCA common stock.

   On March 30, 2000, at a meeting of the board of directors of VCA held to evaluate the proposed Merger, Jefferies delivered its oral opinion to the board of directors and the special committee, which was subsequently confirmed in writing to the board of directors and the special committee in a letter dated March 30, 2000, that, as of March 30, 2000 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the $15.00 per share consideration was fair from a financial point of view to the holders of VCA common stock. No limitations were imposed by the board of directors on Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion. Jefferies' opinion was prepared for the benefit and use of the board of directors and the special committee in their consideration of the Merger and does not constitute a recommendation to stockholders of VCA as to how they should vote upon, or take any other action with respect to, the Merger.

   The full text of Jefferies' opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety.

   Jefferies' opinion is expressly intended for the benefit and use of the special committee and the board of directors and does not address:

  . the relative merits of the Merger and the other business strategies that the board of directors has considered or may be considering; or

  . the underlying business decision of the board of directors to proceed with the Merger.

   In addition, Jefferies' opinion does not constitute a recommendation to any stockholder of VCA as to how such holder should vote with respect to the Merger.

   In the course of performing its review and analyses for rendering its opinion, Jefferies, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of VCA;

  . reviewed certain internal financial statements and other financial and operating data concerning VCA, prepared by management of VCA;

  . reviewed certain financial forecasts and other forward looking financial information based on information prepared by VCA's management;

  . held discussions with the management of VCA concerning the business, past and current operations, financial condition and future prospects of VCA;

  .  reviewed the financial terms and conditions set forth in the Merger
     Agreement;

  .  reviewed the stock price and trading history of the VCA common stock;

  . compared the financial performance of VCA and the prices and trading activity of the VCA common stock with that of certain other publicly-traded companies comparable with VCA;

  . compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

  .  prepared a discounted cash flow analysis of VCA;

  .  prepared a leveraged acquisition analysis of VCA;

  . participated in discussions among representatives of VCA and their financial and legal advisors; and

  . made such other studies and inquiries, and took into account such other matters, as it deemed relevant, including an assessment of general economic, market and monetary conditions.

   In its review and analysis, and in arriving at its opinion, Jefferies assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it including, without limitation, information furnished to it orally or otherwise discussed with it by VCA's management, or publicly available. Jefferies neither attempted to verify, nor assumed responsibility for verifying, any of such information. Jefferies relied upon the assurances of VCA's management that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Jefferies did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of VCA, nor was Jefferies furnished with any such evaluation or appraisal.

   With respect to the financial forecasts and projections and the assumptions and basis therefore of VCA that Jefferies reviewed, upon the advice of VCA's management, Jefferies assumed that such forecasts and projections:

  . had been reasonably prepared in good faith on the basis of reasonable assumptions;

  . reflected the best available estimates and judgments as to the future financial condition and performance of VCA; and

  .  will be realized in the amounts and in the time periods estimated.

   In addition, Jefferies assumed that:

  . the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration thereof; and

  . the historical financial statements of VCA reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

   Jefferies relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

   Jefferies' opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Jefferies as of, the date of Jefferies' opinion. It should be understood that subsequent developments may affect the conclusion expressed in Jefferies' opinion and that Jefferies disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. Jefferies' opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the $15.00 per share Merger consideration to the holders of VCA common stock. Jefferies does not express any opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the Merger; or

  .  any tax or other consequences that might result from the Merger.

   The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. JEFFERIES' OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

   Premiums Paid Analysis. Using publicly available information, Jefferies analyzed, among other things, the premium paid to the VCA stock price as of March 24, 2000 compared to a large sample of other acquisition transactions. The results of such analysis are included in the table below.

                                                     Period Prior to March 24,
                                                                2000
                                                     ---------------------------
                                                     One Day  One Week Four Week
                                                     -------  -------- ---------
   VCA price per share during period................ $13.13    $12.95   $11.06
   Proposed purchase price per share................  15.00     15.00    15.00
                                                     ------    ------   ------
   Purchase premium--VCA............................   14.2%     15.8%    35.6%
   Trimmed average premium paid in other
    public transactions(1)(2)(3)
     All offers.....................................   25.1%     30.8%    37.8%
     All cash offers................................   24.8%     31.1%    37.1%

--------
(1) Source: Securities Data Company.

(2) All public transactions announced and completed from January 1, 1997 to March 24, 2000 with transaction value of $100 million to $1,500 million.

(3) Trimmed average, which excludes top 10% and bottom 10% of premiums paid.

   In addition to analyzing the premium paid relative to other acquisitions, Jefferies reviewed the premium paid relative to the trading history of VCA shares as outlined in the table below.

   Period Prior to March 24, 2000                                Price  Premium
   ------------------------------                                ------ -------
   90 day average............................................... $11.48  30.6 %
   52 week average..............................................  12.35  21.5 %
   52 week high (3/25/99).......................................  15.06  (0.4)%
   52 week low (10/22/99).......................................   9.31  61.1 %
   Diluted Net Book Value (12/31/99)............................  10.80  38.9 %

   Comparable Companies Analysis. Using publicly available information, Jefferies analyzed and compared, among other things, the trading multiples of VCA to the corresponding trading multiples of selected publicly-traded companies that Jefferies believed were generally comparable to VCA. These comparable companies are set forth in the table below.

                       Comparable Publicly-Traded Companies
     -------------------------------------------------------------------------
                Pet Companies                     Healthcare Companies
     ------------------------------------ ------------------------------------
       IDEXX Laboratories Inc.              Interdent, Inc.
       PETCO Animal Supplies, Inc.          Monarch Dental Corporation
       PETsMART, Inc.                       Orthalliance, Inc.
                                            Orthodontic Centers of America, Inc.
                                            Pediatrix Medical Group
                                            Rehabcare Group, Inc.
                                            Renal Care Group, Inc.

   The purpose of the comparable company analysis was to establish that the acquisition multiple being considered for VCA was in the range of the comparable publicly-traded companies. This was accomplished by deriving a range of multiples determined by dividing the total enterprise value and the public market capitalizations of these companies by their operating results.

   Multiples compared by Jefferies included total enterprise value ("TEV") to revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT") in addition to public market capitalization to net income and stockholder's equity for the latest twelve month period ended September 30, 1999 ("LTM") and estimated calendar years 1999 and 2000. All multiples were based on closing stock prices as of March 24, 2000.

   Results of Jefferies' analysis are summarized as follows:

                                                                Comparable
                                                                 Company
                                                                Multiples
                                                             ------------------
                                                             LTM   1999E  2000E
                                                             ----  -----  -----
Total Enterprise Value/
  /Revenue
    High....................................................  4.4x  3.4x   2.6x
    Low.....................................................  0.3x  0.2x   0.2x
    Trimmed Average(1)......................................  1.2x  1.2x   1.0x
    VCA Acquisition Multiple................................  1.5x  1.5x   1.3x
  /EBITDA
    High.................................................... 13.7x 12.7x  10.0x
    Low.....................................................  2.9x  3.1x   2.7x
    Trimmed Average(1)......................................  7.0x  6.5x   5.2x
    VCA Acquisition Multiple................................  8.5x  8.1x   6.6x
  /EBIT
    High.................................................... 19.0x 17.2x  12.5x
    Low.....................................................  3.5x  3.9x   3.8x
    Trimmed Average(1)......................................  9.9x  8.9x   6.9x
    VCA Acquisition Multiple................................ 11.6x 11.0x   8.8x
Public Market Capitalization/
  /Net Income
    High.................................................... 34.1x 32.4x  24.4x
    Low.....................................................  4.2x  4.6x   4.8x
    Trimmed Average(1)...................................... 15.0x 13.3x  10.2x
    VCA Acquisition Multiple................................ 18.6x 17.8x  13.2x
  /Stockholder's Equity
    High....................................................  3.3x   NA     NA
    Low.....................................................  0.5x   NA     NA
    Trimmed Average(1)......................................  1.9x   NA     NA
    VCA Acquisition Multiple................................  1.4x   NA     NA

--------
(1) Trimmed average is defined as the average of the values, excluding the highest and lowest values.

   Similar Transaction Analysis. Using publicly available information, Jefferies analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in acquisition transactions that were completed in the past two years in the pet and healthcare industry that Jefferies deemed generally comparable to the Merger. These transactions included:

                                                                   Announcement
               Target                         Acquiror                 Date
   ------------------------------- -----------------------------   ------------
   Alliance Imaging, Inc. ........ Kohlberg Kravis Roberts & Co.     09/14/99
   Physicians' Specialty Corp. ... TA Associates, Inc.               06/14/99
   Unilab Corporation............. Kelso & Company                   05/25/99
   Sheridan Healthcare, Inc. ..... Vestar Capital Partners III,
                                   L.P.                              03/25/99
   Concentra Managed Care, Inc. .. Welsh, Carson, Anderson &
                                   Stowe VIII, L.P.                  03/03/99
   CompDent Corporation........... TA Associates, Inc. and
                                   Golder, Thoma, Cressey,
                                   Rauner, Inc.                      01/19/99
   MedCath Incorporated........... Kohlberg Kravis Roberts & Co.
                                   and Welsh, Carson, Anderson &
                                   Stowe VIII, L.P.                  03/13/98

   The purpose of the similar transaction analysis was to establish that the acquisition multiple being considered for VCA was in the range of the similar public acquisition multiples. This was accomplished by dividing the aggregate consideration paid in the selected similar transactions by the projected operating results of the acquired companies.

   Multiples compared by Jefferies included the total consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues, EBIT and EBITDA. In addition, multiples compared by Jefferies included the total consideration in such transactions as a multiple of the run-rate, or annualized, revenues, EBIT and EBITDA based on prior quarter results. All multiples for the similar transactions were based on public information available at the time of the announcement of such transactions. Based on this information and other publicly available information, the following table illustrates the implied VCA acquisition multiples compared to multiples that Jefferies derived from the similar transactions.

                                            Similar Transaction Multiples
                                       ----------------------------------------
                                               LTM               Run-Rate
                                       -------------------  -------------------
                                       Revenue EBITDA EBIT  Revenue EBITDA EBIT
                                       ------- ------ ----  ------- ------ ----
   High...............................   2.9x   11.7x 20.3x   2.7x   11.8x 20.6x
   Low................................   1.1x    6.5x  8.4x   1.1x    6.0x  7.9x
   Trimmed Average(1).................   1.7x    8.6x 11.8x   1.5x    8.2x 12.3x
   VCA Acquisition Multiple...........   1.5x    8.1x 11.0x   1.4x    7.7x 10.5x

--------
(1) Trimmed average is defined as the average of the values, excluding the highest and lowest values.

   Jefferies noted that no company, business or transaction compared in the comparable companies analysis or similar transaction analysis is identical to VCA or the VCA transaction. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the similar transactions to which they are being compared.

   Discounted Cash Flow Analysis. Jefferies also performed a discounted cash flow analysis of the after-tax free cash flows of VCA using management's projections for the years ended December 31, 2000 to 2004. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of VCA by determining a range for the net present value of VCA's projected future cash flows. Jefferies first discounted the projected, after-tax free cash flows through December 31, 2004 using discount rates ranging from 14% to 15%, which discount rates were based upon VCA's weighted average cost of capital as measured by Jefferies. VCA's after-tax free cash-flows were calculated as the after-tax operating earnings of VCA adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Jefferies then added to the present value of the free cash flows the terminal value of VCA at December 31, 2004, discounted back at the same discount rate to represent a present value. The terminal value was computed by growing the projected free cash flow for VCA in calendar year 2004 by a perpetual growth rate ranging from 7.0% to 8.0%, and then dividing such amount by a capitalization rate equal to the discount rate minus the perpetual growth rate. The perpetual growth rate represents the average long-term rate of growth that can be expected beginning in 2005, as measured by Jefferies, based upon VCA's business plan. The following table summarizes the resulting implied VCA equity valuations and implied VCA equity values per share which can be compared to the Merger consideration of $15.00 per share:

                                                              Perpetual Growth
                                                                    Rate
                                                            --------------------
   Discount Rate                                             7.0%   7.5%   8.0%
   -------------                                            ------ ------ ------
   15.0%................................................... $12.26 $13.15 $14.16
   14.5%...................................................  13.47  14.50  15.69
   14.0%...................................................  14.85  16.05  17.48

   Leveraged Acquisition Analysis. Jefferies also performed a leveraged acquisition analysis to ascertain the price that would be attractive to a potential financial buyer, or sponsor, based upon current market conditions. For this analysis, Jefferies reviewed financial projections of management and assumed the following in performing this analysis:

  . the leveraged acquisition analysis assumes VCA is leveraged to its maximum financeable leverage measured by total debt divided by LTM EBITDA of 5.0x;

  . an acquisition of VCA would require management incentive options equal to 15% of VCA's stock at the sponsor's purchase price, and the sponsor would leave 2.5% of the shares outstanding to allow for favorable recapitalization accounting;

  . an acquisition of VCA would require a refinancing of existing indebtedness;

  .  the sponsor of a buyout would require a rate of return of 20% to 30%;
     and

  . the sponsor of a buyout would expect an exit multiple within the range of what the sponsor paid and at what comparable companies are currently trading at, an exit multiple of TEV divided by EBITDA of 7.0x to 9.0x.

   The following table summarizes the resulting implied VCA equity valuations and implied VCA equity values per share which can be compared to the Merger consideration of $15.00 per share:

                                                              Required Rate on
                                                                   Return
                                                            --------------------
                                                              Maximum Implied
                                                             Purchase Price per
                                                                   Share
                                                            --------------------
                              2004
                           TEV/EBITDA
                         Exit Multiple                      30.0%  25.0%  20.0%
                         -------------                      ------ ------ ------
       7.0x...............................................  $10.65 $12.04 $13.84
       8.0x...............................................   11.80  13.45  15.59
       9.0x...............................................   12.95  14.86  17.34

   Jefferies believes that it is unlikely that a liquidation of VCA would yield value in excess of the $15.00 per share Merger consideration, given that, among other things, (a) the book values of VCA's working capital and fixed assets are less than VCA's debt obligations and (b) the tangible net worth of VCA (that is, the book value of stockholders' equity less the book value of intangible assets such as goodwill and covenants not to compete) is $(64.5) million. Therefore, Jefferies did not consider a liquidation analysis relevant to its analysis of the fairness of the Merger consideration.

   While the foregoing summary describes certain analyses and factors that Jefferies deemed material in its presentation to the board of directors, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Jefferies' opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters, many of which are beyond the control of VCA. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of VCA common stock may be traded at any future time.

   The special committee retained Jefferies based on Jefferies' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Jefferies' investment banking relationship and familiarity with VCA.

   The engagement letter between Jefferies and the special committee of the board of directors provides that, for its services, Jefferies is entitled to receive an opinion/retainer fee of $400,000, of which $175,000 was payable upon its engagement and $225,000 was payable upon delivery of Jefferies' opinion. In addition, Jefferies is entitled to receive a financial advisory fee upon closing of the transaction equal to 0.5% of the transaction value, with the opinion/retainer fee to be credited against this fee. VCA has also agreed to reimburse Jefferies for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Jefferies and its affiliates and any director, employee or agent of Jefferies or any of its affiliates, or any person controlling Jefferies or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Jefferies as financial advisor to VCA. The terms of the fee arrangement with Jefferies, which VCA and Jefferies believe are customary in transactions of this nature, were negotiated at arm's length between the special committee and Jefferies, and the VCA board was aware of such fee arrangements. Jefferies maintains a market in the shares of VCA common stock.

   Jefferies is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the ordinary course of its business, Jefferies may trade in VCA's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in VCA's securities. Jefferies has, in the past, been engaged by Green for investment banking services. Jefferies also has a $5 million investment in funds managed by Green.

Opinion of Houlihan Lokey Howard & Zukin Capital

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

   On behalf of the special committee, VCA retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the $15.00 per share consideration to VCA's public stockholders. At the March 30, 2000 meeting of the special committee of the board of directors, Houlihan Lokey presented its analysis regarding the fairness, from a financial point of view, of the $15.00 per share consideration. VCA agreed to pay Houlihan Lokey a fee of $225,000 for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Merger. No limitations were imposed by the board of directors on Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion. VCA retained Houlihan Lokey solely to deliver its fairness opinion. VCA agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey.

   At the March 30, 2000 meeting, Houlihan Lokey presented its analysis as hereinafter described and delivered its oral opinion which was subsequently confirmed in writing to the board of directors and the special committee in a letter dated March 30, 2000, that as of such date and based on the matters described therein, the $15.00 per share consideration is fair to VCA's public stockholders from a financial point of view.

   THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS ANNEX C. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE COMMON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

   Houlihan Lokey's opinion to the special committee and the board of directors addresses only the fairness from a financial point of view of the $15.00 per share consideration to VCA's public stockholders, and does not constitute a recommendation to the stockholders as to how any such stockholder should vote at the special meeting. Houlihan Lokey's opinion does not address VCA's underlying business decision to effect the Merger. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of VCA. Furthermore, Houlihan Lokey did not advise the special committee with respect to alternatives to the Merger.

   In arriving at its opinion, among other things, Houlihan Lokey:

  . reviewed VCA's annual reports to shareholders on Form 10-K for the five fiscal years ended December 31, 1999 and VCA-prepared interim income statement for the one-month period ended January 31, 2000, which VCA's management has identified as being the most current financial statements available;

  . reviewed copies of the draft Agreement and Plan of Merger, dated March 30, 2000;

  . reviewed copies of the draft of the commitment letter for the $70 million senior notes and $50 million senior subordinated notes between GS Mezzanine Partners II, L.P. and Green Equity Investors III, L.P., dated March 30, 2000;

  . reviewed copies of the draft of the commitment letter for the senior secured bank financing between Goldman Sachs Credit Partners L.P. and Green Equity Investors III, L.P.

  . met with certain members of the senior management of VCA to discuss the operations, financial condition, future prospects and projected operations and performance of VCA;

  .  visited certain facilities and the corporate offices of VCA;

  . reviewed quarterly internal statements for the animal hospital and laboratory divisions for four quarters of 1998 and four quarters of 1999;

  . reviewed summary of individual animal hospital performance including history of acquisitions;

  . reviewed VCA's equity ownership schedules including options and repurchase programs;

  . reviewed forecasts and projections based on information supplied by VCA's management with respect to VCA for the years ending December 31, 2000 through 2005;

  . reviewed the historical market prices and trading volume for VCA's publicly traded securities;

  . reviewed certain other publicly available financial data for certain companies that it deemed comparable to VCA, and publicly available prices and premiums paid in other transactions that it considered similar to the Merger;

  . reviewed drafts of certain documents to be delivered at the closing of the Merger; and

  . conducted such other studies, analyses and inquiries as it deemed appropriate.

   Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the $15.00 per share consideration to be received by VCA's public stockholders. Each methodology provided an estimate as to the aggregate value of the enterprise equity.

   Valuation of VCA; Assessment of VCA's Public Stock Price. As part of its analysis, Houlihan Lokey analyzed the trading value of VCA's common stock. Houlihan Lokey calculated the ratio of average daily trading volume to float and float to total shares outstanding for common stock. Houlihan Lokey then compared VCA's ratios to similar ratios of comparable publicly traded companies. Houlihan Lokey considered the trading volume and float ratios of AmSurg Corp., Castle Dental Centers, Inc., IDEXX Laboratories, Inc., Monarch Dental Corporation, Orthodontic Centers of America, Orthalliance, Inc., Renal Care Group, Inc., PETsMART, Inc., and PETCO Animal Supplies, Inc. Houlihan Lokey noted that the 20-day and 6-month median daily trading volumes for the comparable publicly traded companies as percentages of common shares outstanding were approximately .076% and 0.79%, respectively, compared to the 20-day and 6-month daily trading volumes of 1.41% and 0.75%, respectively, for VCA. Houlihan Lokey also noted that the median ratio of public float to total shares outstanding was approximately 84% for the comparable public companies compared to approximately 86% for VCA.

   Based on these analyses, it was Houlihan Lokey's opinion that VCA's common stock trading activity is similar to the trading activity of the comparable public companies and has a similar float as the stock of comparable public companies (as a percent of shares outstanding).

   Fairness of Consideration to VCA's Public Stockholders. After determining that the trading price of the common stock may reflect its fully distributed value, Houlihan Lokey completed an independent valuation of VCA using the market multiple, comparable transactions, and income methodologies. Each methodology provided an estimate as to the aggregate control equity value of VCA.

   Comparable Company Analysis. The market multiple approach involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of VCA. Earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between VCA and the public companies formed the basis for the selection of appropriate risk adjusted multiples for VCA. The risk analysis incorporates both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which VCA and the comparable companies are engaged.

   For purposes of this analysis, Houlihan Lokey selected nine publicly traded companies. The companies included AmSurg Corp., Castle Dental Centers, Inc., IDEXX Laboratories, Inc., Monarch Dental Corporation, Orthodontic Centers of America, Orthalliance, Inc., Renal Care Group, Inc., PETsMART, Inc., and PETCO Animal Supplies, Inc.

   Comparable Transaction Analysis. Houlihan Lokey analyzed the multiples of certain financial performance measures implied by the consideration for 225 merger and acquisition transactions announced or consummated since January 1995, and involving companies in the specialty retail and healthcare services industries. Among other factors, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time. To the extent that information was publicly available for these transactions, Houlihan Lokey analyzed the multiples of transaction enterprise value (defined as aggregate equity plus interest bearing debt implied by the transaction, net of cash) to trailing twelve months revenues, EBITDA and EBIT. No company or transaction used in the analysis described above was directly comparable to VCA or the VCA Merger. Accordingly, the analysis of the results of the foregoing involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies that could affect public trading values.

   Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis for the projected unleveraged after tax cash flows of VCA. In conducting its analysis, Houlihan Lokey relied on certain assumptions, financial forecasts and other information provided by the management of VCA for the years ending December 31, 2000 through December 31, 2005. The enterprise value indications from the discounted cash flow analysis of the projected free cash flow of VCA were determined by adding (x) the present value of the projected free cash flow over the six-year period from 2000 through 2005 and (y) the present value of the estimated terminal values of VCA.

   The conclusions resulting from the aforementioned analysis indicated that the $15.00 per share consideration to be received by VCA's public stockholders is fair from a financial point of view.

   Houlihan Lokey relied upon and assumed, without independent verification, that the historical and financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of VCA, and that there had been no material change in the assets, financial condition, business or prospects of VCA since the date of the most recent financial statements made available to them.

   Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to VCA and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of VCA. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their letter.

   Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The special committee selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in VCA.

The Green Entities', the Management Continuing Stockholders' and Vicar Operating's Reasons for the Merger

   The Green Entities' purposes for engaging in the Merger are to enable the Green Entities to make an investment in, and to obtain a controlling interest in, VCA, and to enable existing VCA stockholders (other than the Continuing Stockholders) to realize a premium on their shares of VCA common stock. Vicar Recap was formed for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Vicar Recap elected to proceed with the Merger and the other transactions contemplated by the Merger Agreement for the same purposes that motivated Green Equity and GEI Capital.

   The Management Continuing Stockholders' purpose for engaging in the Merger is to retain an investment in VCA as a private company. The Management Continuing Stockholders believe that as a private company VCA will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. While the Management Continuing Stockholders believe that there will be significant opportunities associated with their continued participation in VCA, there are also substantial risks that these opportunities may not be realized. These risks include, among others, risks associated with holding equity of privately held companies as opposed to public companies, which translates into a lack of liquidity in the investment, risks associated with the level of debt of VCA following the Merger, risks associated with the operations of the business, and risks of loss of all or some of their investment in VCA.

   The Green Entities and the Management Continuing Stockholders presently intend that, following the completion of the Merger, the business of VCA will be conducted substantially as it has been conducted historically. The Green Entities and the Management Continuing Stockholders are continuing to evaluate VCA's business, assets, practices, properties, operations, corporate structure, capitalization and personnel and will seek to cause changes as they deem appropriate. The Green Entities and the Management Continuing Stockholders have no present intention to dispose of their investment in VCA or to cause VCA to engage in a significant business combination. VCA intends to pursue potential acquisitions that it considers appropriate when and if they become available.

   Vicar Operating was formed solely for the purpose of completing the Asset Drop Down. Pursuant to the Merger Agreement, VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating prior to completing the Merger. Vicar Operating elected to proceed with the Merger and the Asset Drop Down for the same purposes that motivated its parent, VCA.

Positions of the Green Entities, the Management Continuing Stockholders and Vicar Operating as to the Fairness of the Merger

   Under a potential interpretation of the rules governing "going private" transactions, the Green Entities, the Management Continuing Stockholders and Vicar Operating may be deemed affiliates of VCA and required to express their beliefs as to the fairness of the Merger to VCA's public stockholders. Each of the Green Entities, the Management Continuing Stockholders and Vicar Operating believes that the Merger is fair to VCA's public stockholders on the basis of the factors described below.

   The Green Entities. The Green Entities did not participate in the deliberations of the special committee or the VCA board of directors regarding, or receive advice from VCA's legal or financial advisors as to, the fairness of the Merger to VCA's public stockholders. However, based upon their own knowledge and analysis of available information regarding VCA, as well as discussions with members of VCA senior management regarding the factors considered by the special committee and the VCA board of directors discussed in this proxy statement in the section entitled "--Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger," the Green Entities believe that the Merger is fair to VCA's public stockholders and have adopted the analyses and opinions of Jefferies and Houlihan Lokey in determining the fairness of the transaction to VCA's public stockholders. In addition, the results of the due diligence investigation conducted by the Green Entities and their legal and financial advisors, which included discussions with members of VCA senior management regarding VCA's business, visits to VCA's facilities and analysis of comparable companies in VCA's industry, confirmed the Green Entities' belief that the Merger is fair to VCA's public stockholders.

   In particular, the Green Entities considered:

  . the historical market prices for shares of VCA common stock, including the fact that the $15.00 per share Merger consideration represents a 12% premium over the closing price of VCA common stock on March 30, 2000, the last trading day prior to the public announcement of the Merger Agreement;

  . the arm's length negotiations between the special committee and the Green Entities described in the section entitled "--Background of the Merger";

  . the unanimous recommendation of the special committee and the VCA board of directors in favor of the Merger Agreement;

  . the receipt by the VCA board of directors and the special committee of the written opinions of Jefferies and Houlihan Lokey to the effect that the $15.00 per share Merger consideration to be paid is fair, from a financial point of view, to VCA's public stockholders; see the sections entitled "--Opinion of Jefferies & Company, Inc." and "--Opinion of Houlihan Lokey Howard & Zukin Capital"; and

  . the other analyses and factors examined by the special committee and the VCA board of directors described in detail in the section entitled "-- Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger."

   The Green Entities believe that these factors provide a reasonable basis for their belief that the Merger is fair to VCA's public stockholders. This belief should not, however, be construed as a recommendation to the VCA public stockholders by the Green Entities to approve the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby. The Green Entities do not make any recommendation as to how stockholders of VCA should vote their shares. The Green Entities have not undertaken any formal evaluation of the fairness of the Merger to VCA's public stockholders, nor have they assigned specific relative weights to the factors considered by them.


   Management Continuing Stockholders. None of the Management Continuing Stockholders (other than in their respective capacities as members of the VCA board of directors) participated in the deliberations of the special committee regarding, or received advice from the special committee's financial advisor as to, the Merger. Each of the Management Continuing Stockholders has, however, considered the analyses and findings of the special committee and the board of directors, as well as the opinions of Jefferies and Houlihan Lokey, with respect to the fairness of the Merger to the public stockholders of VCA.

   In particular, the Management Continuing Stockholders considered, among others, the following factors:

  . the recent market prices for VCA shares including the fact that the $15.00 per share Merger consideration represented a 12% premium to the closing price of VCA's common stock on March 30, 2000 (the last trading day prior to the public announcement of the Merger Agreement);

  . the $15.00 per share Merger consideration and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the special committee and its representatives, on the one hand, and Green and its representatives, on the other hand;

  . the unanimous recommendation of the special committee and the VCA board of directors in favor of the Merger Agreement;

  . the receipt by the VCA board of directors and the special committee of the written opinions of Jefferies and Houlihan Lokey to the effect that the $15.00 per share Merger consideration to be paid is fair from a financial point of view to VCA's public stockholders (other than the Continuing Stockholders); and

  . the other analyses and factors examined by the special committee and the VCA board of directors.

   Each of the Management Continuing Stockholders believes that based on these factors the Merger is fair to and in the best interests of VCA's public stockholders. The Management Continuing Stockholders (other than in their respective capacities as members of the board of directors of VCA) have not undertaken any formal evaluation of the fairness of the Merger to VCA's public stockholders, and have not assigned specific relative weights to the factors considered by them. While the Management Continuing Stockholders did not rely on Jefferies' and Houlihan Lokey's analyses in making their decision to have an equity participation in the Surviving Company, the Management Continuing Stockholders have adopted the analyses and opinions of Jefferies and Houlihan Lokey in determining the fairness of the transaction to VCA's public stockholders.

   Vicar Operating. Vicar Operating has considered the analyses of, and the factors examined by, the special committee and the VCA board of directors. Vicar Operating believes that these analyses and factors, when considered together with the analyses and opinions of Jefferies and Houlihan Lokey, provide a reasonable basis for Vicar Operating to determine that the Merger is fair to VCA's public stockholders.

   In particular, Vicar Operating considered, among others, the following factors:

  . the recent market prices for VCA shares including the fact that the $15.00 per share Merger consideration represented a 12% premium to the closing price of VCA's common stock on March 30, 2000 (the last trading day prior to the public announcement of the Merger Agreement);

  . the $15.00 per share Merger consideration and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the special committee and its representatives, on the one hand, and Green and its representatives, on the other hand;

  . the unanimous recommendation of the special committee and the VCA board of directors in favor of the Merger Agreement;

  . the receipt by the VCA board of directors and the special committee of the written opinions of Jefferies and Houlihan Lokey to the effect that the $15.00 per share Merger consideration to be paid is fair from a financial point of view to VCA's public stockholders (other than the Continuing Stockholders); and

  . the other analyses and factors examined by the special committee and the VCA board of directors.

   Vicar Operating did not assign specific weights to the factors it considered in making its fairness determination. In addition, Vicar Operating later adopted the analyses and opinions of Jefferies and Houlihan Lokey.

   Procedural Fairness of the Merger. Each of the Management Continuing Stockholders, the Green Entities and Vicar Operating also believes that the Merger is procedurally fair because, among other things:

  . the special committee consisted of two non-employee, independent directors appointed to represent the interests of VCA's public stockholders in connection with the negotiation and approval of the terms of the Merger;

  .  none of the members of the special committee are Continuing
     Stockholders;

  . the special committee retained and received advice from independent legal counsel and financial advisors, and the legal counsel, on behalf of the special committee, aggressively negotiated the terms of the Merger Agreement;

  . the special committee received written opinions from Jefferies and Houlihan Lokey as to the fairness from a financial point of view of the Merger consideration to VCA's public stockholders, to assist it in evaluating the Merger;

  . the special committee and the board of directors unanimously recommended approval of the Merger Agreement; and

  . the affirmative vote of a majority of the outstanding VCA shares entitled to vote thereon is required under Delaware law to approve and adopt the Merger Agreement and, under Delaware law, VCA stockholders have the right to dissent from the Merger and demand an appraisal of the value of their shares.

   In view of the variety of factors that the Management Continuing Stockholders, the Green Entities and Vicar Operating considered in connection with their evaluation of the Merger, the Management Continuing Stockholders, the Green Entities and Vicar Operating found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to any of the foregoing factors.

Structure of the Merger


   In order to provide a prompt and orderly transfer of ownership of VCA from its stockholders to holders of the capital stock of Vicar Recap, in light of relevant financial, legal, tax and other considerations, the acquisition has been structured as an asset drop down and merger. In particular, the acquisition has been structured so that VCA will continue as the Surviving Company in the Merger and the Continuing Stockholders will retain an interest in VCA in order to (1) effect a recapitalization of VCA for accounting purposes, (2) preserve the corporate identity of VCA and (3) allow the Continuing Stockholders to manage and operate the Surviving Company. If the Merger Agreement and Asset Drop Down are adopted by the requisite vote of the stockholders and the remaining conditions to the completion of the Merger are satisfied or waived, VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating, and Vicar Recap will be merged with and into VCA, with VCA continuing as the Surviving Company. All the outstanding shares of VCA common stock (other than shares retained by the Continuing Stockholders, shares held by dissenting stockholders, Green Equity and Vicar Recap, and shares held in VCA's treasury) will be converted into the right to receive a cash payment per share, without interest, of $15.00.

Effects of the Merger

   As a result of the Merger (after giving effect to the issuance of employee incentive options and warrants to be issued to GSMP II), the Green Investors and the Continuing Stockholders will own approximately 71.75% and 22.5% (on a fully diluted basis), respectively, of the common stock of the Surviving Company. After the effective time of the Merger, VCA's public stockholders will cease to have ownership interests in, or rights as stockholders of, the Surviving Company. Although an equity investment in the Surviving Company involves substantial risk resulting from the limited liquidity of the investment, the high debt to equity ratio and consequential substantial fixed charges that will apply to the Surviving Company following the Merger, if the Surviving Company is able to grow earnings and cash flow sufficient to retire its debt, the Green Investors, the Continuing Stockholders, GSMP II and the holders of options will be the sole beneficiaries of the future earnings and growth of the Surviving Company. The benefit of the Merger to holders of VCA common stock is the payment of a premium, in cash, above the market value for such common stock prior to VCA's receipt of Green's initial offer. This cash payment assures that all of VCA's public stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing stockholders in the possible future growth of the Surviving Company.

   As a result of the Merger, the Surviving Company will be a privately held corporation and there will be no public market for its common stock. At the effective time of the Merger, the common stock will cease to be quoted on the Nasdaq Stock Market and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement under the proxy rules of Regulation 14A of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to the Surviving Company. After the effective time of the Merger, the Surviving Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

   Upon completion of the Merger, the certificate of incorporation of the Surviving Company (the "VCA Certificate of Incorporation") will be amended to contain the identical terms of the certificate of incorporation of Vicar Recap immediately prior to the effective time of the Merger, until duly amended in accordance with the terms thereof and the DGCL. The bylaws of Vicar Recap in effect at the effective time of the Merger will be the bylaws of the Surviving Company (the "VCA By-laws"), until duly amended in accordance with the terms thereof, the VCA Certificate of Incorporation and the DGCL.

   After the Merger, Messrs. Robert L. Antin and Arthur J. Antin will be the initial directors of the Surviving Company. Further, the executive officers of VCA at the effective time of the Merger will be the initial executive officers of the Surviving Company. Specifically, at the effective time of the Merger, the following officers of VCA are expected to continue in their existing capacities at the Surviving Company: Robert L. Antin (Chief Executive Officer), Arthur J. Antin (Chief Operating Officer, Senior Vice President and Secretary), Neil Tauber (Senior Vice President), and Tomas W. Fuller (Chief Financial Officer, Vice President and Assistant Secretary).

   It is expected that following the completion of the Merger, the operations of VCA will be conducted substantially as they are currently being conducted. Neither VCA nor any of the Continuing Stockholders has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving VCA's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, VCA and the Continuing Stockholders will continue to evaluate VCA's business and operations after the Merger from time to time, and may propose to develop new plans and proposals which either VCA or the Continuing Stockholders considers to be in the best interests of VCA and its stockholders.

   In the Merger, the Continuing Stockholders may tender certain of their outstanding options for shares of common stock of the Surviving Company. Each holder of these tendered options, if any, at the effective time of the Merger will receive (i) shares of common stock of the Surviving Company that have an aggregate value equal to the excess of the aggregate cash amount that would have been paid in the Merger for the shares subject to the options had they been exercised over the aggregate exercise price of the options (as reduced by any required withholding taxes) and (ii) cash for any fractional share. In addition, certain options of the Continuing Stockholders that are not tendered for common stock of the Surviving Company may survive the Merger and may be rolled over and assumed by the Surviving Company pursuant to written agreements entered into between Vicar Recap and the holders of the options. At the effective time of the Merger, all VCA stock options, with the exception of any options to be assumed by the Surviving Company, with a per share exercise price equal to or greater than $15.00 will be cancelled without any payment or other consideration. All VCA stock options with a per share exercise price less than $15.00, with the exception of options to be assumed by the Surviving Company or to be tendered for common stock of the Surviving Company, whether or not vested, will also be cancelled, but the option recipient will receive a payment equal to the excess of the aggregate cash amount that would have been paid in the Merger for the shares subject to the options had they been exercised over the aggregate exercise price of such options (as reduced by any required withholding of taxes).

Risk that the Merger will not be Completed

   Completion of the Merger is subject to various conditions, including, but not limited to, the following:

  . approval of the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby, by the holders of a majority of the outstanding common stock;

  .  securing certain consents to the Merger from third parties; and

  .  securing the financing necessary to complete the Merger.

   As a result of the various conditions to the completion of the Merger, even if the requisite stockholder approval is obtained, we cannot assure you that the Merger will be completed.

   It is expected that if the Merger Agreement is not approved and adopted by stockholders, or if the Merger is not completed for any other reason, VCA's current management, under the direction of the board of directors, will continue to manage VCA as an on-going business. No other transaction is currently being considered by VCA as an alternative to the Merger.

Interests of VCA Directors and Officers in the Merger

   In considering the recommendations of the board of directors, you should be aware that certain members of VCA's management and the board of directors have interests that are different from, or in addition to, your interests as a VCA stockholder generally. Each of the board of directors and the special committee was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

   Directors and Executive Officers. Pursuant to the terms of the Merger Agreement, certain directors of VCA will become directors of the Surviving Company. Presently, Messrs. Robert L. Antin and Arthur J. Antin, directors of VCA, will become members of the initial board of directors of the Surviving Company. Further, all of the current VCA executive officers will become the initial executive officers of the Surviving Company. Each such officer will continue to be an officer of the Surviving Company until a successor is duly elected or appointed in the manner provided for in the VCA Certificate of Incorporation and VCA By-laws, or as otherwise provided by law. The current executive officers of VCA are Robert L. Antin (Chief Executive Officer), Arthur J. Antin (Chief Operating Officer, Senior Vice President and Secretary), Neil Tauber (Senior Vice President) and Tomas W. Fuller (Chief Financial Officer, Vice President and Assistant Secretary). Each of the above mentioned officers will serve in their current offices at the Surviving Company.

   In addition, 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, held by Robert L. Antin will remain outstanding as common stock of the Surviving Company. The other Continuing Stockholders may:

  .  retain VCA common stock as common stock of the Surviving Company;

  . exchange the value of the difference between $15.00 per share and the per share exercise prices of their outstanding options for shares of common stock of the Surviving Company;

  .  pay cash for shares of common stock of the Surviving Company; and/or

  . subject to the consent of Vicar Recap, receive loans from the Surviving Company or provide other consideration of equivalent value for shares of common stock of the Surviving Company.

   Upon completion of the Merger, the Continuing Stockholders (other than Robert Antin) will hold, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company. After giving effect to the issuance of employee stock options and warrants to be issued to GSMP II in the Merger, the Continuing Stockholders will own approximately 22.5%, on a fully diluted basis, of the common stock of the Surviving Company.

   The opportunity to obtain an equity interest in the Surviving Company following completion of the Merger may have presented the Continuing Stockholders with actual and potential conflicts of interest in connection with the Merger. These conflicts of interest arise because the Continuing Stockholders will be offered the opportunity to obtain an equity interest in the Surviving Company following the completion of the Merger, and the other public stockholders will not have the same opportunity. In light of this inherent conflict of interest, the board of directors appointed the special committee, comprised solely of directors with no financial interest in the Merger that is different from the interests of VCA stockholders generally, to evaluate the fairness of the Merger to VCA's public stockholders.

   Robert L. Antin has entered into a stock purchase agreement dated as of March 30, 2000 with Green Equity, pursuant to which he agreed to sell to Green Equity up to 919,259 shares of common stock of VCA at $15.00 per share immediately prior to the closing of the Merger. These shares will be cancelled in the Merger without consideration.

   Employment Agreements. VCA currently has employment agreements with Robert
L. Antin, Arthur J. Antin and Neil Tauber and other agreements with Tomas W. Fuller (collectively, the "Existing Agreements"). The Existing Agreements provide, among other things, for a severance payment to the employee upon the occurrence of a "change of control" of VCA. Completion of the Merger will constitute a "change of control" under the Existing Agreements and entitle Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller to a payment equal to five years' base salary plus an amount equal to five times (i) 20% of the employee's base salary (in the event no bonus has been paid or payable) or
(ii) the greater of the last bonus paid or payable or the average of all annual bonuses paid or payable to the employee (in the event at least one bonus was paid).

   As a condition for Vicar Recap to close the Merger, these officers have agreed to a reduction in the payments to which they are entitled under the Existing Agreements. Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas
W. Fuller shall receive upon completion of the Merger reduced payments of one year's base salary in the amounts of $364,000, $260,000, $197,600 and $187,200, respectively. Concurrent with completion of the Merger, Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller will enter into new employment agreements with the Surviving Company (the "New Employment Agreements"). The material terms of the New Employment Agreements are provided below.

   Robert L. Antin's employment agreement with the Surviving Company will provide for Mr. Robert Antin to serve as the Surviving Company's Chairman of the Board of Directors, Chief Executive Officer and President. In addition to standard termination provisions, Mr. Robert Antin's employment agreement will allow for termination of employment for failure to meet certain EBITDA targets. The employment agreement will also provide for Mr. Robert Antin to receive the following:

  . an annual base salary and additional compensation in the aggregate of $500,000; and

  . an annual target cash bonus of 50% of his annual base salary, depending on whether the Surviving Company achieves certain EBITDA targets (subject to an upward or downward adjustment depending on the extent to which the EBITDA targets are achieved).

   Arthur J. Antin's employment agreement with the Surviving Company will provide for Mr. Arthur Antin to serve as Chief Operating Officer of the Surviving Company. In addition to standard termination provisions, Mr. Arthur Antin's employment agreement will allow for termination of employment for failure to meet certain EBITDA targets. The employment agreement will further provide for Mr. Arthur Antin to receive the following:

  . an annual base salary and additional compensation in the aggregate of $370,000; and

  . an annual target cash bonus of 45% of his annual base salary, depending on whether the Surviving Company achieves certain EBITDA targets (subject to an upward or downward adjustment depending on the extent to which the EBITDA targets are achieved).

   Neil Tauber's employment agreement with the Surviving Company will provide for Mr. Tauber to serve as the Surviving Company's Senior Vice President. Mr. Tauber's employment agreement will include standard termination provisions, including termination in case of death or disability and for various with and without cause events. The employment agreement will also provide for Mr. Tauber to receive the following:

  . an annual base salary and additional compensation in the aggregate of $197,600; and

  . an annual target cash bonus of 35% of his annual base salary, depending on whether the Surviving Company achieves certain EBITDA targets and other performance criteria (subject to an upward or downward adjustment depending on the extent to which the EBITDA targets are achieved and satisfaction of performance criteria).

   Tomas W. Fuller's employment agreement with the Surviving Company will provide for Mr. Fuller to serve as the Surviving Company's Chief Financial Officer. Mr. Fuller's employment agreement will include standard termination provisions, including termination in case of death or disability and for various with and without cause events. The employment agreement further will provide for Mr. Fuller to receive the following:

  . an annual base salary and additional compensation in the aggregate of $187,200; and

  . an annual target cash bonus of 35% of his annual base salary, depending on whether the Surviving Company achieves certain EBITDA targets (subject to an upward or downward adjustment depending on the extent to which the EBITDA targets are achieved).

   The New Employment Agreements will provide for group life, medical, disability and all other insurance provided to executives of the Surviving Company. In addition, the New Employment Agreements for Neil Tauber and Tomas
W. Fuller will require the Surviving Company to contribute an amount equal to at least 24% of the employee's cash compensation to the payment of premiums on a split dollar life insurance policy for the benefit of the officer or his estate. Further, the New Employment Agreements will call for execution of indemnification agreements, pursuant to which the Surviving Company shall indemnify the employee against certain claims arising out of his position at the Surviving Company. Subject to certain conditions, the New Employment Agreements will also entitle the employee to a payment upon the occurrence of a "change of control," as defined in the New Employment Agreements of the Surviving Company.

   Non-Competition Agreements. Upon completion of the Merger, Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller will enter into non-competition agreements with the Surviving Company for a term which commences upon completion of the Merger and terminates in three years. Generally, the non-competition agreements restrict these individuals from:

  . owning, operating, managing or controlling or in any way being connected with a veterinary medical or laboratory practice within certain geographical areas;

  .  disclosing confidential information of the Surviving Company; and

  .  soliciting or diverting away customers and employees of the Surviving
     Company.

   In consideration for executing the non-competition agreements, the Surviving Company has agreed to pay approximately $6.2 million, $4.0 million, $2.7 million and $2.5 million to Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller, or their affiliates, respectively.

   Stockholders Agreement. Immediately prior to the completion of the Merger, the Green Investors, VCA, GSMP II and the Continuing Stockholders will enter into a stockholders agreement. The stockholders agreement will restrict the ability of the stockholder parties thereto to freely transfer the securities of the Surviving Company held by them and will establish a right of first refusal in favor of the Surviving Company and the stockholder parties thereto in the event any Continuing Stockholder seeks to make certain transfers of such stockholder's securities to a third party. In the event any of the Continuing Stockholders cease to be employed by the Surviving Company, the Surviving Company and Green Equity will be able to purchase a portion of their securities at specified prices. In addition, Green Equity will have drag-along rights, meaning that, under certain circumstances, if Green Equity desires to sell a specified portion of its securities to a third party, it could compel the other stockholders to do the same. Also, certain stockholders will have tag-along rights to participate in certain sales by Green Equity and its related entities of its securities to a third party, which means that these stockholders would be allowed to include a portion of their securities in such sale. Furthermore, the stockholders agreement will grant demand and piggyback registration rights under specific circumstances. The stockholders agreement also will provide that Robert L. Antin and Arthur J. Antin will be nominated to the board of directors of the Surviving Company and that each stockholder party to the stockholders agreement will vote in favor of these nominations. In addition, the stockholders agreement will provide for the discharge of all indebtedness owing to VCA through January 3, 2001 from Robert L. Antin and Arthur J. Antin not to exceed $700,000 and any and all interest accrued thereon.

   Voting Agreement. In connection with the Merger Agreement, Robert L. Antin has entered into a voting agreement dated March 30, 2000, with Vicar Recap, pursuant to which Robert L. Antin will, among other things:

  . vote to approve and adopt the Merger Agreement, the Asset Drop Down and the transactions contemplated thereby, and in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement;

  . vote against any competing acquisition proposal or any other proposal inconsistent with the Merger Agreement or that may delay or adversely affect the likelihood of the completion of the Merger or the Asset Drop Down;

  . vote against any change in a majority of the persons who constitute the board of directors of VCA inconsistent with the Merger Agreement, the Merger or the Asset Drop Down;

  . vote against any change in the capitalization of VCA or any amendment to the certificate of incorporation or bylaws of VCA inconsistent with the Merger Agreement, the Merger or the Asset Drop Down;

  . not sell, transfer, pledge or otherwise dispose of any shares of capital stock of VCA, other than a transfer pursuant to a bona fide charitable gift or by will or applicable laws of descent and distribution or for estate planning purposes if the transferee agrees in writing to be bound by the provisions of the voting agreement;

  . not restrict or take any action adversely affecting his ability to exercise his voting rights with respect to his shares of capital stock; and

  . refrain from directly or indirectly soliciting, initiating, or otherwise facilitating any acquisition inquiries of VCA.

   The voting agreement will terminate at the earlier of the effective time of the Merger or the date on which the Merger Agreement is terminated in accordance with its terms. For a more complete description of the voting agreement, you should refer to the voting agreement attached as Annex D to this proxy statement. Certain other members of management of VCA may also enter into voting agreements agreeing to vote their shares in favor of the Merger.

   Management Services Provided by Green. In connection with the Merger, VCA will enter into a management services agreement with Green. Pursuant to the management services agreement, Green will provide to VCA investment banking, management, consulting and financial planning services on an ongoing basis. In consideration of these services, VCA will pay Green an annual fee in an amount that will be determined prior to the consummation of the Merger. Pursuant to the management services agreement, Green also will provide to VCA financial advisory and investment banking services in connection with major financial transactions that may be undertaken by VCA from time to time in the future. In consideration of these services, VCA will pay Green fees that are reasonable and customary for services of like kind. In addition, the management services agreement will provide that, upon the successful consummation of the Merger, VCA will pay Green transaction fees in an amount that will be determined prior to such consummation.

   Indemnification of Directors and Officers; Directors' and Officers' Insurance. The Merger Agreement provides that VCA will indemnify and hold harmless each present and former director and officer of VCA for acts and omissions occurring prior to the effective time of the Merger. The Merger Agreement further provides that for a period of six years after the effective time of the Merger, the Surviving Company will maintain officers' and directors' liability insurance covering the persons who, on the date of the Merger Agreement, were covered by VCA's officers' and directors' liability insurance policies with respect to acts and omissions occurring prior to the effective time of the Merger, subject to certain limitations. The persons benefiting from these provisions include all of VCA's current directors and executive officers. See "The Merger Agreement--Certain Covenants--Director and Officers Indemnification and Insurance."

   Common Stock. As of the record date, VCA's directors and executive officers owned, or were otherwise entitled to vote, in the aggregate, 1,262,627 shares of common stock. In accordance with the Merger Agreement, 133,333 shares of VCA common stock or a lesser amount, subject to the consent of Vicar Recap, held by Robert L. Antin will remain outstanding as common stock of the Surviving Company. In addition, the other Continuing Stockholders may:

  .  retain VCA common stock as common stock of the Surviving Company;

  . exchange the value of the difference between $15.00 per share and the per share exercise prices of their outstanding options for shares of common stock of the Surviving Company;

  .  pay cash for shares of common stock of the Surviving Company; and/or

  . subject to the consent of Vicar Recap, receive loans from the Surviving Company or provide other consideration of equivalent value for shares of common stock of the Surviving Company.

   Upon completion of the Merger, the Continuing Stockholders (other than Robert Antin) will hold, in the aggregate, approximately 133,333 shares of common stock of the Surviving Company. All remaining VCA common stock owned by VCA's directors and executive officers will be converted into the right to receive $15.00 per share cash consideration if the Merger is consummated.

   Treatment of Stock Options. As of the record date, VCA's directors and executive officers directly held options to purchase an aggregate of 2,979,667 shares of common stock. In the Merger, the Continuing Stockholders may tender certain of their outstanding options for shares of common stock of the Surviving Company. Each holder of these tendered options, if any, at the effective time of the Merger will receive (i) shares of common stock of the Surviving Company that have an aggregate value equal to the excess of the aggregate cash amount that would have been paid in the Merger for the shares subject to the options had they been exercised over the aggregate exercise price of the options (as reduced by any required withholding taxes) and (ii) cash for any fractional share. In addition, certain options of the Continuing Stockholders that are not tendered for common stock of the Surviving Company may survive the Merger and may be rolled over and assumed by the Surviving Company pursuant to written agreements entered into between Vicar Recap and the holders of such options. At the effective time of the Merger, all VCA stock options, with the exception of any options to be assumed by the Surviving Company, with a per share exercise price equal to or greater than $15.00 will be cancelled without any payment or other consideration. All VCA stock options with a per share exercise price less than $15.00, with the exception of options to be assumed by the Surviving Company or to be tendered for common stock of the Surviving Company, whether or not vested, will also be cancelled, but the option recipient will receive a payment equal to the excess of the aggregate cash amount that would have been paid in the Merger for the shares subject to the options had they been exercised over the aggregate exercise price of such options (as reduced by any required withholding of taxes).

Financing for the Merger

   Completion of the Merger is subject to, among other things, the condition that all financing that is necessary in connection with the completion of the transactions contemplated by the Merger Agreement shall have been obtained. The total amount expected to be required is $539.9 million, as described below.

   The expected sources and uses of funds in connection with the Merger and related transactions are as follows:

                           Sources and Uses of Funds
                         (in millions of U.S. dollars)
                         (all figures are approximate)

                                                                                    Uses
                                     Sources                                         of
                                     of Funds                                      Funds
                                     --------                                      ------
VCA Cash............................  $ 13.0  Merger Consideration................ $336.6
Credit Facilities...................   250.9  Repay Existing Debt.................  159.0
Debentures..........................   120.0  Fees & Expenses.....................   44.3
Equity Contribution.................   156.0
                                      ------                                       ------
Total...............................   539.9  Total...............................  539.9
                                      ======                                       ======

   Equity Contributions. Subject to the terms and conditions of the Merger Agreement, Green Equity has committed to purchase at least $152 million of shares of preferred stock and common stock of Vicar Recap. Certain other investors (principally institutional investors) may purchase shares of preferred stock and common stock of Vicar Recap that otherwise would be purchased by Green Equity. In addition, the Continuing Stockholders will contribute equity in the aggregate amount of approximately $4 million by retaining VCA common stock or providing other consideration of equivalent value.

   Debentures. Pursuant to a letter agreement, dated March 30, 2000, GS Mezzanine Partners II, L.P. and certain affiliated investment funds have committed to purchase (1) in a private placement by Vicar Operating, $50 million of subordinated unsecured debt securities and (2) in a private placement by the Surviving Company, $70 million of senior unsecured debt securities (both series of debt securities collectively, the "Debentures"). It is contemplated that at the closing of the Merger two other institutional mezzanine lending firms and their affiliates will provide 20% of the total mezzanine financing to be provided by GS Mezzanine Partners II, L.P. and certain affiliated investment funds.

   The Debentures will mature ten years from the date of closing of the Merger. Interest on the Vicar Operating debentures and the Surviving Company debentures will accrue at a rate of 13.5% and 14.5%, respectively, per annum and will be payable semi-annually in arrears. The letter agreement provides that, with respect to the Surviving Company debentures, on any semiannual interest payment date on or prior to the fifth anniversary of the closing date of the Merger, the Surviving Company will have the option to pay all or any portion of the interest payable on such date by issuing additional Surviving Company debentures ("PIK Notes")After the fifth anniversary of the closing date of the Merger, all of the interest with respect to the Surviving Company debentures will be payable in cash in arrears.

   Subject to certain exceptions, prepayment of the Debentures will be permitted at any time after three years from the closing date of the Merger, in whole or in part, based upon an agreed upon schedule of prices. At any time during the third year after the closing date of the Merger, the entire aggregate principal amount of the Debentures may be prepaid concurrently with the consummation of an initial public offering or a change of control in the Surviving Company at a price of 110% of the principal amount plus accrued interest. At any time prior to two years from the closing date of the Merger, up to 35% of the aggregate principal amount of the Debentures may be prepaid from the proceeds of an initial public offering of common stock of the Surviving Company at a price of 110% of the principal amount plus accrued interest; provided that any prepayment made prior to two years from the closing date of the Merger must first be applied to the Surviving Company debentures and then to the Vicar Operating debentures; provided further that, after giving effect to any such prepayment, at least 65% of the original principal amount of the Debentures plus the aggregate principal amount of any PIK Notes issued since the closing date of the Merger must remain outstanding. Each prepayment must relate to an aggregate principal amount of Debentures of at least $5 million. Upon the occurrence of a change of control, Vicar Operating and the Surviving Company will be required to offer to purchase the Debentures at 101% of the outstanding principal amount of the Debentures (including any PIK Notes) then outstanding, plus accrued interest on the date of payment.

   The sale of the Debentures to GSMP II will be subject to the following conditions, among others:

  . negotiation and execution of certain definitive agreements relating to the issuance of the Debentures reasonably satisfactory to GSMP II;

  . no material adverse change in the business and operations of VCA and Vicar Operating;

  . receipt of all necessary third party and governmental consents relating to the Merger and financing;

  . pro forma EBITDA of VCA for the twelve month period ending March 31, 2000 of not less then $63 million;

  . ratio of the consolidated debt of VCA at March 31, 2000 to the pro forma EBITDA of VCA for the twelve month period ending March 31, 2000 of not greater than 5.9:1;

  .  completion of the Merger; and

  .  accounting, legal and regulatory due diligence satisfactory to GSMP II.

   In connection with the issuance of the Debentures, the Surviving Company will issue to GSMP II (1) warrants representing the right to acquire, at a nominal price, up to 5.75%, on a fully diluted basis, of the common stock of the Surviving Company and (2) shares of Series A senior preferred stock and Series B junior preferred stock of the Surviving Company.

   Credit Financing. Pursuant to a letter agreement, Goldman Sachs Credit Partners L.P. has committed to make loans to Vicar Operating and to act as exclusive advisor and arranger under credit facilities consisting of a $75 million senior revolving credit facility, a $100 million Tranche A senior term loan facility and a $150 million Tranche B senior term loan facility, upon the terms and conditions set forth in the letter agreement.

   The revolving credit facility and the Tranche A facility will bear interest, at Vicar Operating's option, of either the Base Rate, as defined below, plus 2.25% per annum or the reserve adjusted Eurodollar Rate, as defined below, plus 3.25% per annum. The Tranche B facility will bear interest, at Vicar Operating's option, of either the Base Rate plus 2.75% per annum or the reserve adjusted Eurodollar Rate plus 3.75% per annum. The terms Base Rate and "reserve adjusted Eurodollar Rate" will have the meanings customary and appropriate for financings of this type.

   The revolving credit facility and the Tranche A facility will mature on the sixth anniversary of the closing date of the Merger. The Tranche B facility will mature on the eighth anniversary of the closing date of the Merger. Both the Tranche A facility and the Tranche B facility will amortize in scheduled quarterly installments. The revolving credit facility, the Tranche A facility and the Tranche B facility will be subject to certain mandatory prepayments under agreed upon terms. Amounts repaid on the revolving credit facility prior to maturity may be reborrowed. Amounts repaid on the Tranche A facility and the Tranche B facility may not be reborrowed.

   The revolving credit facility shall be used to finance the working capital and general corporate needs of Vicar Operating and its subsidiaries. Subject to certain restrictions, a portion of the revolving credit facility may also be used to finance a portion of the Merger. The Tranche A facility and the Tranche B facility will be used for the following purposes:

  .  to finance the Merger,

  . to repay outstanding indebtedness of Vicar Operating and its subsidiaries; and

  .  to pay fees and expenses associated with the Merger.

   Funding of the above mentioned credit facilities will be subject to the following conditions and other customary closing conditions:

  . since December 31, 1999, no material adverse change in or affecting the business, financial condition, results of operations or prospects of VCA and its subsidiaries, except as disclosed in the Merger Agreement;

  . no material disruptions or adverse change in the financial or capital markets generally, or in the market for loan syndications in particular;

  . assignment of a credit rating to the credit facilities by two nationally recognized rating agencies;

  . satisfactory negotiation, execution and delivery of appropriate loan documents relating to the credit facilities;

  . receipt of at least $152 million of equity contributions by the Green Investors and the retention of at least $3.5 million of VCA common stock by existing VCA management stockholders;

  . receipt by Vicar Operating of $120 million from the private placement of the Debentures;

  . ratio of the total senior debt of VCA at March 31, 2000 to the pro forma EBITDA of VCA for the twelve month period ending March 31, 2000 of not greater than 3.9:1;

  . pro forma EBITDA of VCA for the twelve month period ending March 31, 2000 of not less than $63 million;

  .  discharge by VCA of substantially all pre-existing indebtedness;

  . grant by VCA to the administrative agent of a first priority security interest in assets described in the loan documents;

  . execution of satisfactory employment contracts with key employees and organizational documents;

  .  all necessary governmental and third party consents; and

  . no existing or threatened litigation or proceedings that materially impairs the Merger or any transactions contemplated by the Merger Agreement.

Certain Litigation Related to the Merger

   As of the date of this proxy statement, VCA is aware of six lawsuits that have been filed relating to the Merger. VCA and its directors are defendants in all of the lawsuits. All of the lawsuits were filed by various public stockholders of VCA seeking to represent a putative class of all public stockholders of VCA. Five of the lawsuits were filed in the Delaware Court of Chancery and one was filed in the Los Angeles Superior Court.

   While the allegations of each complaint are not identical, all of the lawsuits assert that the $15.00 per share price to be paid to VCA's stockholders is inadequate and does not represent the value of the assets and future prospects of VCA and that the Merger Agreement serves no legitimate business purpose. The complaints also allege that the defendants engaged in self-dealing without regard to conflicts of interest and that the defendants breached their fiduciary duties in approving the Merger Agreement.

   All of the complaints seek preliminary and permanent injunctive relief prohibiting VCA from, among other things, consummating the Merger. To date, no motion to enjoin any of the proceedings contemplated by the Merger Agreement has been made. The complaints also seek unspecified damages, attorneys' fees and other relief. VCA believes that the allegations contained in the complaints are without merit and intends to contest the actions vigorously. The individual defendants have advised VCA that they also believe that the allegations in the complaints are without merit and that they intend to contest the actions vigorously. VCA does not believe that these matters will have any significant impact on the timing or completion of the Merger; however, we cannot assure you that a motion to enjoin the transactions contemplated by the Merger Agreement will not be made and, if made, that it would not be granted.

   We have filed an answer to the five separate class action complaints filed in Delaware, which complaints have been consolidated. We have not yet filed a response to the one class action complaint filed in California.

Accounting Treatment of the Merger

   We intend to treat the Merger as a recapitalization for accounting purposes, as we will not meet the requirements for a new accounting basis as a result of the continuing stockholder interests. A recapitalization is a transaction structured to transfer the controlling interest of an operating entity to a new investor, with some owners also retaining an ownership interest. A recapitalization results in no change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity. The consideration for the shares is accounted for as a reduction in equity.

Certain Federal Regulatory Matters

   The Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity can seek to enjoin the Merger under the antitrust laws at any time prior to its completion or to compel recession or divestiture at any time subsequent to the Merger. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") require that the ultimate parent entities of each of VCA and Vicar Recap file, with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, Notification and Report Forms with respect to the Merger and related transactions. The parties thereafter are required to observe a waiting period before consummating the reported transaction. In compliance with the HSR Act, the ultimate parent entities of each of VCA and Vicar Recap filed the necessary forms on June 23, 2000 with the Department of Justice and the Federal Trade Commission with respect to the Merger. The Merger is conditioned on the expiration or termination of the applicable waiting period under the HSR Act. Early termination with respect to the Merger was granted on July 10, 2000.

Material Federal Income Tax Consequences of the Merger

   The following summary of certain anticipated federal income tax consequences to a holder of common stock in connection with the Merger is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative rulings and decisions as of the date hereof. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of common stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax-exempt organizations, financial institutions or broker-dealers, holders owning stock as part of a "straddle," "hedge" or "conversion transaction," holders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and holders who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes). The following summary does not address the federal income tax consequences to a holder of options or to any person who acquired shares in a compensatory transaction. In addition, the summary assumes that any common stock exchanged in or in connection with the Merger is held as a capital asset. CONSEQUENTLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

   Tax Treatment of Holders of Common Stock. THE PAYMENT OF CASH FOR THE SHARES OF COMMON STOCK IN THE MERGER WILL BE FULLY TAXABLE TO STOCKHOLDERS. Accordingly, except to the extent otherwise provided below, a stockholder who, pursuant to the Merger, receives cash for such holder's common stock will recognize a gain or loss equal to the difference between (i) the amount of cash received in the Merger and (ii) such stockholder's tax basis in the common stock. In the case of a stockholder who is an individual, estate or trust, such capital gain or loss will be taxable at a maximum capital gain rate of 20% if the holder held the common stock for more than one year at the time of the Merger.

   For federal income tax purposes, the source of a portion of the cash consideration issued in the Merger will be deemed to be VCA (including the proceeds from debt used to fund the Merger that is assumed by VCA in the Merger). Therefore, to the extent that the cash received by a stockholder is from such sources, the receipt of cash in exchange for such stockholder's common stock in the Merger will be treated as a redemption of common stock for federal income tax purposes. If a stockholder's interest in VCA will terminate as a result of the Merger, taking into account the constructive ownership rules of Section 318 of the Code, then the stockholder will continue to receive sale or exchange treatment, and consequently the stockholder will recognize a gain or loss equal to the difference between (i) the amount of cash received and (ii) such stockholder's tax basis in the common stock, as described in the preceding paragraph. However, if a stockholder's interest in VCA, taking into account the constructive ownership rules of Section 318 of the Code, is not terminated as a result of the Merger, then the stockholder will recognize gain or loss as described above only if the deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate" within the meaning of Section 302 of the Code. Whether or not a stockholder qualifies for sale or exchange treatment under these provisions depends on the stockholder's individual facts and circumstances. Stockholders are urged to consult their tax advisors with respect to the potential applicability of these provisions.

   If, for the foregoing reasons, a portion of the cash received by a stockholder in the Merger does not qualify for sale or exchange treatment as described in the preceding paragraph, such portion of the cash will instead be treated as a distribution by VCA with respect to its stock, taxable as a dividend (without any reduction for the holder's basis in the stock) and, hence, as ordinary income, to the extent that VCA has current or accumulated earnings and profits for federal income tax purposes. If the amount of such distribution exceeds VCA's earnings and profits, it will be treated first as a return of capital (thereby reducing basis) and then, to the extent of any excess, as gain from the sale or exchange of the stock. For purposes of determining the amount of such distribution which is a return of capital and gain from the sale or exchange of the stock, the stockholder would use a portion of his or her tax basis in the common stock based upon the ratio of (i) the portion of cash treated as a distribution to (ii) the $15.00 per share Merger consideration. With respect to the balance of the cash consideration received in the Merger, the stockholder would receive sale or exchange treatment on that component, and the gain or loss on such component would equal the difference between (a) the balance of the cash received and
(b) a portion of the stockholder's tax basis in the common stock based upon the ratio of (i) the balance of cash received to (ii) the $15.00 per share Merger consideration.

   Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash to a stockholder who exchanges his or her common stock in the Merger, a stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Form W-9 is included as part of the letter of transmittal to be sent to stockholders by the exchange agent. If the correct TIN and certifications are not provided, a penalty may be imposed on a stockholder by the Internal Revenue Service and the cash payments received by a stockholder in consideration for shares of common stock in the Merger may be subject to backup withholding tax at a rate of 31%.

   BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

Appraisal Rights

   Stockholders who do not vote for the approval and adoption of the Merger Agreement at the special meeting and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL summarized herein may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, the record holder of common stock must follow the steps summarized below properly and in a timely manner. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

   SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX E TO THIS PROXY STATEMENT. SET FORTH BELOW IS A SUMMARY DESCRIPTION OF SECTION 262. THE FOLLOWING SUMMARY DESCRIBES THE MATERIAL ASPECTS OF SECTION 262 AND THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX E. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

   Under the DGCL, holders of common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by that court.

   Under Section 262, where a proposed Merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the holders of common stock and
Section 262 of the

DGCL is attached to this proxy statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

   A STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS (A) MUST NOT VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND (B) MUST DELIVER TO VCA, BEFORE THE VOTE ON THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S SHARES OF COMMON STOCK. A STOCKHOLDER WHO SIGNS AND RETURNS A PROXY CARD WITHOUT EXPRESSLY DIRECTING THAT HIS OR HER SHARES OF COMMON STOCK BE VOTED AGAINST THE MERGER AGREEMENT WILL EFFECTIVELY WAIVE HIS, HER OR ITS APPRAISAL RIGHTS BECAUSE SUCH SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, A STOCKHOLDER WHO DESIRES TO EXERCISE AND PERFECT APPRAISAL RIGHTS WITH RESPECT TO ANY OF HIS OR HER SHARES OF COMMON STOCK MUST EITHER (I) REFRAIN FROM EXECUTING AND RETURNING THE ENCLOSED PROXY CARD AND FROM VOTING IN PERSON IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, OR (II) CHECK EITHER THE "AGAINST" OR THE "ABSTAIN" BOX NEXT TO THE PROPOSAL ON SUCH CARD OR AFFIRMATIVELY VOTE IN PERSON AGAINST THE PROPOSAL OR REGISTER IN PERSON AN ABSTENTION WITH RESPECT THERETO. A VOTE OR PROXY AGAINST THE MERGER AGREEMENT SHALL NOT, IN AND OF ITSELF, CONSTITUTE A DEMAND FOR APPRAISAL.

   A demand for appraisal will be sufficient if it reasonably informs VCA of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. A stockholder wishing to exercise appraisal rights must be the record holder of such shares of common stock on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

   Only a holder of record of shares of common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares of common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

   A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee form and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

   ALL WRITTEN DEMANDS FOR APPRAISAL OF SHARES MUST BE MAILED OR DELIVERED TO:
VETERINARY CENTERS OF AMERICA, INC., ATTENTION: SECRETARY, 12401 WEST OLYMPIC BOULEVARD, LOS ANGELES, CALIFORNIA 90064, OR SHOULD BE DELIVERED TO THE SECRETARY AT THE SPECIAL MEETING, PRIOR TO THE VOTE ON THE MERGER AGREEMENT AND THE ASSET DROP DOWN.

   Within ten days after the effective time of the Merger, VCA will notify each stockholder of the effective time of the Merger who properly asserted appraisal rights under Section 262 and has not voted for the approval and adoption of the Merger Agreement.

   Within 120 days after the effective time of the Merger, but not thereafter, VCA or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. VCA is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, stockholders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

   Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from VCA a statement setting forth the aggregate number of shares of common stock not voted in favor of the approval and adoption of the Merger Agreement and with respect to which demands for appraisal were received by VCA, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by VCA.

   If a petition for an appraisal is timely filed and a copy thereof served upon VCA, VCA will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of their shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

   After determining which stockholders are entitled to appraisal, the Delaware Court will appraise the "fair value" of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. In determining "fair value" of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

   The Delaware Court will also determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of common stock have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

   Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of common stock as of a date prior to the effective time of the Merger.

   At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the $15.00 per share consideration. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of VCA. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the Merger, a stockholder's right to appraisal will cease and he or she will be entitled to receive the $15.00 per share consideration, without interest, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

   If any stockholder who properly demands appraisal of his or her shares of common stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers to VCA a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require the written approval of VCA.

   STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST NOT VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL.

   FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

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

                             THE MERGER AGREEMENT

   The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

Structure, Timing

   Pursuant to the Merger Agreement, VCA will transfer all its assets, properties, business operations and liabilities to Vicar Operating. Thereafter, Vicar Recap will be merged with and into VCA. VCA will survive the Merger and continue to exist after the Merger. The Merger will become effective at the time a certificate of merger is filed with the Secretary of State of Delaware, or at a later time as specified in the certificate of merger. The Merger is expected to occur as soon as practicable after all conditions of the Merger have been satisfied or waived.

Consideration to be Received in the Merger

   Consideration and Appraisal Rights. Pursuant to the Merger Agreement, at the effective time of the Merger:

  . each share of common stock of VCA issued and outstanding immediately prior to the effective time of the Merger (other than shares retained by the Continuing Stockholders and shares held by dissenting stockholders, Vicar Recap and Green Equity, and shares held in VCA's treasury) will be cancelled and converted into the right to receive a cash payment, without interest, of $15.00;

  . each share of common stock of VCA that is held by a Continuing Stockholder immediately prior to the effective time of the Merger and that is identified in a "rollover shares" schedule to be delivered by VCA to Vicar Recap prior to the consummation of the Merger will not be cancelled or converted but will remain outstanding as an issued, fully paid and non-assessable share of common stock of the Surviving Company;

  . each share of common stock of VCA held in the treasury of VCA or held by Vicar Recap or Green Equity, if any, immediately prior to the effective time of the Merger, will be canceled and will cease to exist and no payment or distribution will be made with respect to each such share; and

  . each share of Vicar Recap common stock, Series A senior preferred stock and Series B junior preferred stock issued and outstanding immediately prior to the effective time of the Merger will be converted into an issued, fully paid and non-assessable share of common stock, Series A senior preferred stock or Series B junior preferred stock, respectively, of the Surviving Company.

   The Merger Agreement further provides that any shares of common stock of VCA which are issued and outstanding immediately prior to the effective time of the Merger and held by a stockholder who has not voted in favor of the Merger and who has delivered a written demand for relief in compliance with all the provisions of the DGCL, concerning the right of holders of shares of capital stock to dissent from the Merger and require appraisal of their shares, will not be converted into or represent the right to receive the $15.00 per share consideration, as described above. Instead, such shares will be converted at the effective time of the Merger, into a right to receive any consideration that may be determined to be due pursuant to Section 262 of the DGCL.

   Treatment of Options. The Merger Agreement provides that at the effective time of the Merger, each option issued pursuant to VCA's 1996 Employee Stock Purchase Plan, 1996 Stock Incentive Plan, and 1993 Stock Incentive Plan (with the exception of any options assumed by the Surviving Company pursuant to written agreements entered into between Vicar Recap and the holders of such options and options tendered for shares of common stock of the Surviving Company) with an exercise price of equal to or greater then the $15.00 per share consideration will be cancelled at the effective time of the Merger without any payment or consideration therefor. The Merger Agreement further provides that all other options (other than any options assumed by the Surviving Company and options tendered for shares of common stock of the Surviving Company), whether or not presently exercisable, will be entitled to receive, in settlement of the options, a cash payment equal to the excess of the aggregate consideration that would have been paid in the Merger for the options had they been exercised over the aggregate exercise price of the options (as reduced by any required withholding of taxes).

   In accordance with the Merger Agreement, the Continuing Stockholders may tender certain of their outstanding options for shares of common stock of the Surviving Company. Each holder of these tendered options, if any, at the effective time of the Merger will receive (i) shares of common stock of the Surviving Company that have an aggregate value equal to the excess of the aggregate cash amount that would have been paid in the Merger for the shares subject to the options had they been exercised over the aggregate exercise price of such options (as reduced by any required withholding taxes) and (ii) cash for any fractional share. No fractional shares of common stock of the Surviving Company will be issued to any holders of the tendered options. For each fractional share that would otherwise be issued to a holder of such tendered options, the holder will receive an amount in cash, without interest, determined by multiplying the fraction by $15.00.

   In addition, in accordance with the Merger Agreement, any options that are to be assumed by the Surviving Company, if any, pursuant to written agreements entered into between Vicar Recap and the holders of such options will survive the Merger and the Surviving Company will assume all of the rights, liabilities and obligations of such options.

Exchange of Stock Certificates

   Prior to the effective time of the Merger, Vicar Recap will designate a bank or trust company reasonably satisfactory to VCA to act as the exchange agent in the Merger. Promptly after the effective time of the Merger, VCA will mail to each record holder of VCA common stock, a letter of transmittal and instructions for use in effecting the surrender of the holder's stock certificates in exchange for the $15.00 per share consideration, subject to any required back-up withholding taxes. Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the $15.00 per share consideration, subject to any withholding taxes, without any interest thereon, and the certificates so surrendered will promptly be canceled.

   No Further Ownership Rights in VCA. At and after the effective time of the Merger, each holder of a certificate that represented outstanding shares of VCA common stock (other than shares of VCA common stock retained by the Continuing Stockholders) immediately prior to the effective time of the Merger will cease to have any rights as a stockholder of VCA, except for the right to surrender his or her certificates in exchange for the $15.00 per share merger consideration or to perfect his or her right to receive payment for his or her shares pursuant to Section 262 of the DGCL and the Merger Agreement. There shall be no further transfers on the stock transfer books of VCA of any shares that were entitled to receive the $15.00 per share merger consideration. If, after the effective time of the Merger, certificates that formerly represented shares of common stock of VCA are presented to the Surviving Company, such certificates will be cancelled and exchanged for cash in the manner described above, subject to applicable law with respect to dissenting shareholders.

Representations and Warranties

   In the Merger Agreement, VCA has made to Vicar Recap various customary representations and warranties, subject to identified exceptions, with respect to, among other things:

  . due organization, valid existence and good standing of VCA and its subsidiaries;

  .  the capital structure of VCA and its subsidiaries;

  . the authorization, execution, delivery and enforceability of the Merger Agreement;

  . conflicts under VCA's certificate of incorporation or by-laws, required consents or approvals and violations of instruments or law;

  . documents and financial statements filed by VCA with the SEC and any governmental agency and the accuracy of information contained therein;

  . the accuracy of the information, other than information supplied by Vicar Recap, included in this proxy statement;

  . the absence of certain facts or circumstances related to VCA that are likely to prevent or delay governmental consents for completion of the Merger;

  .  necessary action on behalf of VCA to consummate the Merger;

  . receipt by the special committee of VCA's board of directors of written opinions regarding the fairness of the merger consideration to VCA's public stockholders;

  . VCA has disclosed all material contracts and is not in breach or violation of any contract that would be reasonably expected to have a material adverse effect on VCA;

  .  VCA earn out cash payments schedule; and

  .  non-applicability of anti-takeover statutes to the Merger.

   In the Merger Agreement, Vicar Recap has made to VCA various customary representations and warranties, subject to identified exceptions, with respect to, among other things:

  . due organization, valid existence and good standing of, and certain similar corporate matters regarding, Vicar Recap;

  . the authorization, execution, delivery and enforceability of the Merger Agreement;

  . all necessary consents and approvals for the consummation of the Merger Agreement;

  .  the capital structure of Vicar Recap;

  . the absence of certain facts or circumstances related to Vicar Recap that are likely to impede or delay receipt of consent of any governmental agency;

  . the receipt by Vicar Recap of financing commitment letters and the adequacy of financing arrangements necessary to complete the Merger Agreement and the transactions contemplated thereby;

  . the accuracy of the information supplied by Vicar Recap to any governmental agency; and

  .  the absence of certain prior activities and liabilities.

   None of the representations and warranties in the Merger Agreement will survive after the effective time of the Merger.

Certain Covenants

   Conduct of Business. Pursuant to the Merger Agreement, VCA has agreed that, during the period from the execution date of the Merger Agreement to the effective time of the Merger, except as contemplated by the Merger Agreement or as otherwise consented to in writing by Vicar Recap, VCA will, among other things:

  . carry on its operations according to its ordinary course of business and consistent with past practices;

  . use reasonable efforts to preserve intact VCA's business organization, goodwill and compliance with applicable law;

  .  not incur additional indebtedness except as permitted in the Merger
     Agreement;

  .  not make any change in the outstanding capital stock of VCA;

  . not amend the terms of any current option or other right to purchase any VCA capital stock existing on the execution date of the Merger Agreement;

  . not declare or pay any dividend or make any distribution or transfer of assets to any stockholder;

  . not purchase all or any substantial part of the assets of, or otherwise acquire, merge or consolidate with, any other party;

  . not sell, lease, transfer, assign or otherwise dispose of any material portion of VCA's assets;

  .  not increase the compensation of any VCA executive officer;

  . not make any material change in the character of the business or operations of VCA;

  . not change its significant accounting principles, methods or practices other than in the ordinary course of business;

  . not take any action that would result in a breach of any covenants or representations or warranties contained in the Merger Agreement;

  . not take any action that would restrict VCA from consummating the Merger Agreement and the transactions contemplated thereby;

  . not settle or resolve any litigation, arbitration or other adjudication matter not covered by insurance; and

  .  not make or incur any capital expenditures in excess of $15 million.

   No Solicitation. The Merger Agreement provides that VCA will not, nor will VCA permit its officers, directors, employees and representatives, directly or indirectly, to, initiate, solicit, or have discussions with, or provide any non-public information to, any party, other than Vicar Recap, concerning the following:

  .  the acquisition of VCA by merger or otherwise;

  .  the acquisition of more than 20% of the total assets of VCA;

  . the acquisition of more than 20% of the outstanding shares of common stock of VCA;

  . the adoption by VCA of a plan of liquidation or the declaration or payment of an extraordinary dividend;

  . the repurchase by VCA of more than 20% of the outstanding shares of common stock of VCA; or

  . the acquisition by VCA by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which are equal to or greater than 20% of the annual revenues, net income or assets of VCA.

   Each of the foregoing actions is referred to as an "Acquisition Proposal."

   However, nothing contained in the Merger Agreement will prevent VCA or the board of directors from:

  . complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer, provided that the board of directors will not recommend that stockholders tender their shares in connection with any such tender offer unless the board of directors, acting upon the recommendation of the special committee, and after consultation with legal counsel, determines that there is substantial likelihood that the board of directors is required to do so in order to comply with its fiduciary duties to VCA's stockholders; and

  . furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an Acquisition Proposal, provided that the board of directors, acting upon the recommendation of the special committee, and after consulting with legal counsel, determines that there is substantial likelihood that the board of directors is required to do so in order to comply with its fiduciary duties to VCA's stockholders.

   Pursuant to the Merger Agreement, the board of directors may withdraw its recommendation of the Merger Agreement or approve, recommend or cause VCA to enter into any agreement with respect to any Acquisition Proposal if, upon the recommendation of the special committee, and after consulting with legal counsel, the board of directors determines that there is a substantial likelihood that the board of directors is required to do so in order to comply with its fiduciary duties to VCA's stockholders. The board of directors may only approve, recommend or cause VCA to enter into an agreement with respect to an Acquisition Proposal that is a Superior Proposal. A Superior Proposal is a proposal, the terms of which the board of directors, acting upon a recommendation of the special committee, after taking into consideration the advice of financial advisors, determines to be more favorable to the stockholders (other than the Continuing Stockholders) than the Merger.

   In order for VCA to enter into an agreement with respect to a Superior Proposal, VCA must provide written notice to Vicar Recap advising Vicar Recap that the board of directors has received a Superior Proposal. The notice must specify the terms and conditions of, and identify the party making, such Superior Proposal. In addition, VCA may not enter an agreement with regard to a Superior Proposal without terminating the Merger Agreement and paying Vicar Recap a $10 million termination fee.

   Stockholders' Meetings. The Merger Agreement provides for VCA to call a special meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and the Asset Drop Down. VCA has agreed that the board of directors will recommend to VCA's stockholders at the special meeting the adoption of the Merger Agreement and the transactions contemplated thereby.

   Proxy Statement. VCA has also agreed, as soon as reasonably practicable after execution of the Merger Agreement, to file this proxy statement relating to the special meeting with the SEC and to respond to any comments made by the SEC. In addition, VCA has agreed to mail this proxy statement to its stockholders at the earliest practicable time.

   Director and Officers Indemnification and Insurance. The Merger Agreement provides that the Surviving Company will indemnify each person who is now, or has been at any time prior to the execution date of the Merger Agreement, a director, officer, employee or agent of VCA or its subsidiaries, for any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable attorney fees and expenses, based on any matter existing or occurring at or prior to the effective time of the Merger. Further, the Surviving Company will maintain in effect for not less than six years after the effective time of the Merger the current directors' and officers' liability insurance maintained by VCA with respect to matters existing or occurring at or prior to the effective time of the Merger.

   HSR Notification. Subject to the terms and conditions in the Merger Agreement, Vicar Recap and VCA have agreed, as soon as reasonably practical, to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and documentary material required under the HSR Act.

   Financing. The parties have agreed to use their reasonable best efforts to cooperate in obtaining, on terms reasonably satisfactory, all of the financing necessary in connection with the consummation of the transactions contemplated by the Merger Agreement.

   Options. VCA will use its reasonable best efforts to obtain the rollover, exercise or cancellation of its outstanding options. At the effective time of the Merger, the Surviving Company may assume certain VCA options held by directors and officers of VCA pursuant to written agreements entered into between Vicar Recap and the holders of such options. After the Merger, the Surviving Company shall assume these rollover options in accordance with the options' respective stock option plans and the exercise price of, and the number of shares underlying, each option will be adjusted equitably to reflect the effect of the Merger.

   Regulatory Applications. VCA and Vicar Recap will cooperate and use their reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations from all third parties and governmental agencies necessary to consummate the transactions contemplated in the Merger Agreement.

   Asset Drop Down. VCA and Vicar Operating will use reasonable best efforts to effect and consummate the transfer of all assets, properties, business operations and liabilities of VCA to Vicar Operating prior to the closing date of the Merger.

Conditions to Obligations to Effect the Merger

   The obligations of the parties to effect the Merger are subject to the following conditions, among others, unless waived in writing by Vicar Recap and VCA:

  . no governmental agency will have initiated proceedings to restrain or prohibit the Merger or force rescission of the Merger Agreement;

  . any applicable waiting period under the HSR Act must have been terminated with respect to the Merger and the transactions contemplated thereby;

  . stockholder approval of the Merger Agreement and the Asset Drop Down must have been obtained;

  . all regulatory or governmental permits, approvals or waivers required to consummate the Merger and the transactions contemplated thereby must have been obtained; and

  . VCA must have received all third-party consents required by any contract between any third parties and VCA and any of its subsidiaries.

   The obligations of Vicar Recap to effect the Merger are subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions, among others:

  . the representations and warranties of VCA set forth in the Merger Agreement must be true and correct in all material respects on the date when made and as of the closing date of the Merger;

  . VCA must have performed or complied with all covenants contained in the Merger Agreement;

  . there must not have occurred after the execution date of the Merger Agreement events which individually or in the aggregate have had or are reasonably expected to have a material adverse effect on VCA;

  . VCA must have delivered resolutions authorizing the Merger Agreement and the transactions contemplated thereby and an officers certificate certifying certain representations, warranties and covenants made by VCA;

  . all necessary financing in connection with the consummation of the Merger must have been obtained;

  . all parties to the Recapitalization, as defined in the Merger Agreement, must have entered into the agreements contemplated by the Recapitalization, and performed all actions required by them to consummate the Recapitalization;

  . the aggregate number of shares of VCA common stock where the holder did not vote in favor of the Merger and has delivered a written demand for relief as a dissenting stockholder in the manner provided for in the DGCL must not equal 15% or more of the shares of VCA common stock outstanding as of the record date for the special meeting;

  .  prior to the closing of the Merger, VCA must have delivered to Recap a schedule identifying shares of VCA common stock held by the Continuing Stockholders that will remain outstanding following the Merger as shares of common stock of the Surviving Company and other forms of consideration, if any, that may be exchanged by the Continuing Stockholders (other than Robert L. Antin) for shares of common stock of the Surviving Company; such schedule must have identified: (i) shares of VCA common stock held by Robert L. Antin that have an aggregate value equal to $2,000,000, provided however, that such shares may have a value of less than $2,000,000 if VCA has received the prior written consent of Vicar Recap (the aggregate value of such shares, the "Robert Antin Rollover Value"), and (ii) (a) a number of shares of VCA common stock (the "Additional Rollover Shares Number") held by Other Contributing Stockholders (as defined below) on the date of the Merger Agreement, (b) certain outstanding Options (the "Contributed Options") held by Other Contributing Stockholders on the date of the Merger Agreement, (c) certain cash payments (the "Rollover Payments") that may be made by the Other Contributing Stockholders, and (d) certain loans ("Loans") that may be made by the Surviving Company to Other Contributing Stockholders and any other consideration ("Other Consideration") that may be provided by Other Contributing Stockholders (the value of any Other Consideration, together with the principal amount of any Loans, the "Other Consideration Amount") (provided, however, that Loans and Other Consideration may be set forth on the Rollover Schedule only with the prior written consent of Vicar Recap), such that the sum of (A) the Robert Antin Rollover Value, (B) the product of the Additional Rollover Shares Number and $15.00, (C) the Aggregate Spread Amount (as defined below), (D) the Rollover Payments and (E) the Other Consideration Amount shall be equal to $4,000,000. The "Aggregate Spread Amount" shall be equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of VCA common stock subject to the Contributed Options, if the Contributed Options were exercised, over the aggregate exercise price with respect to the Contributed Options, as reduced by any required withholdings of taxes. The "Other Contributing Stockholders" shall mean certain members of management and employees of VCA (other than Robert Antin);

  . there must not have occurred any material change in accounting rules or in applicable federal and state securities laws which results in push down accounting treatment of the Merger;

  . VCA must have executed a management services agreement and a stockholder agreement, and Robert L. Antin and Arthur J. Antin each must have executed employment agreements pursuant to the Merger Agreement;

  . VCA must have obtained the rollover, the exercise or the cancellation of VCA options and rollover options;

  . all directors of VCA, other than those specified in the Merger Agreement, will have resigned from the board of directors; and

  .  VCA and Vicar Operating must have consummated the Asset Drop Down.

   The obligation of VCA to effect the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions:

  . the representations and warranties of Vicar Recap set forth in the Merger Agreement are true and correct in all material respects on the date when made and as of the closing date of the Merger;

  . Vicar Recap must have performed or complied in all material respects with all covenants contained in the Merger Agreement;

  . Vicar Recap must have delivered resolutions authorizing the Merger Agreement and the transactions contemplated thereby and any other documents, instruments or certificates as shall be reasonably requested by VCA or its counsel, including an officers certificate certifying certain representations, warranties and covenants made by Vicar Recap;

  . all necessary financing in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement must have been obtained; and

  . all parties to the Recapitalization, as defined in the Merger Agreement, must have entered into the agreements contemplated by the Recapitalization, and performed all actions required by them to consummate the Recapitalization.

Termination; Termination Fees and Expenses

   The Merger Agreement may be terminated and the Merger contemplated may be abandoned at any time prior to the effective time of the Merger, whether before or after stockholder approval, for the following reasons:

  . the board of directors of VCA and Vicar Recap both consent in writing to terminate the Merger;

  .  by Vicar Recap, if any of the conditions set forth in Sections 8.1 and
     8.3 of the Merger Agreement become incapable of fulfillment or the board of directors of VCA or any committee thereof fails to recommend or withdraws or modifies its recommendation of the Merger, whether or not in compliance with Section 7.5 of the Merger Agreement, regarding Acquisition Proposals; or

  . by VCA, if any of the conditions set forth in Sections 8.1 and 8.2 of the Merger Agreement become incapable of fulfillment or the board of directors of VCA either approves a Superior Proposal or withdraws its recommendation of the transactions contemplated by the Merger Agreement in accordance with the terms of Section 7.5 of the Merger Agreement; or

  . by VCA or Vicar Recap, if the Merger is not completed on or before September 30, 2000, but only if the failure to complete the Merger did not result from the breach of any representation or warranty or agreement in the Merger Agreement by the party seeking termination; or

  . by VCA or Vicar Recap, if the other party is in material breach of any of its covenants or representations or warranties contained in the Merger Agreement and such breach either is incapable of cure or is not cured within twenty (20) business days after notice from the party wishing to terminate, subject to certain conditions; or

  . by VCA or Vicar Recap, if any governmental authority issues a non-appealable final order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or VCA's recapitalization, subject to certain conditions.

   VCA will be required to pay Vicar Recap a termination fee in the amount of $10 million if the board of directors of VCA approves a Superior Proposal or withdraws its recommendation of the Merger in accordance with Section 7.5 of the Merger Agreement. In the event that the termination fee is not payable and the Merger Agreement is terminated by Vicar Recap because of a breach by VCA of its covenants or representations and warranties, or because VCA is unable to obtain stockholder approval of the Merger and the Asset Drop Down, VCA will pay Vicar Recap all fees and expenses incurred by Vicar Recap and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby, up to $1 million, including those of counsel, accountants and other advisors and in connection with the financings.

Amendment and Waiver

   The Merger Agreement may be amended at any time, whether before or after stockholder approval, only with written consent of all parties to the Merger Agreement. However, the Merger Agreement may not be amended following stockholder approval of the Merger without the further approval of the stockholders if such amendment would adversely affect the stockholders. In addition, any amendment that would adversely affect VCA would require the approval of the special committee. No waiver by any party to the Merger Agreement of any provision of Merger Agreement shall be effective unless set forth in writing and executed by the party so waiving.

Rights Agreement

   Pursuant to the Merger Agreement, VCA and Continental Stock Transfer and Trust Corporation entered into a Rights Agreement Amendment dated as of March 30, 2000 (the "Amendment") to the Rights Agreement dated as of December 30, 1997 (the "Rights Agreement").

   On December 22, 1997, the board of directors of VCA declared a dividend of one preferred stock purchase right for each issued and outstanding share of VCA common stock (the "Right"). Pursuant to the Rights

Agreement, each Right entitles the registered holder of common stock to purchase 1/100th of a share of VCA Series B preferred stock at a purchase price of $60 per 1/100th of a share of VCA Series B preferred stock, subject to certain adjustments. The Right may be exercisable upon certain conditions, including upon the acquisition by a person or group of affiliated or associated persons (an "Acquiring Person") of a beneficial ownership of 15% or more of the outstanding common stock of VCA (the date of any such acquisition, the "Distribution Date"), subject to certain conditions. Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of VCA, each Right will be converted into a right to purchase shares of common stock of the Surviving Company, subject to certain conditions. In addition, the Rights may be redeemed in certain situations by VCA at a price of $0.01 per Right. The Rights expire on January 5, 2008.

   The Amendment provides that no party to the Merger Agreement will become an Acquiring Person as a result of entering into, performing the terms of, or consummating the transactions contemplated by, the Merger Agreement or any other ancillary agreements entered into in connection with the Merger Agreement (the "Ancillary Agreements"). The Amendment further provides that a Distribution Date will not be deemed to have occurred solely as a result of the approval, execution or delivery of the Merger Agreement or the Ancillary Agreements, or the consummation of the Merger or the performance of the terms of the Merger Agreement or the Ancillary Agreements.

                                   EXPENSES

   It is estimated that, if the Merger is completed, expenses incurred in connection with the Merger will be approximately as follows:

                                                                   Expenses
                                                                  -----------
   Financing fees................................................ $12,500,000
   Financial advisory fees and expenses..........................  12,000,000*
   Contract payments and non-competes............................  16,400,000
   SEC filing fees...............................................      61,208
   Legal fees and expenses.......................................   2,000,000
   Accounting fees and expenses..................................   1,000,000
   Printing costs................................................
   Proxy solicitation, distribution and exchange agent fees and expenses.....................................................
   Miscellaneous.................................................
                                                                  -----------
     Total....................................................... $
                                                                  ===========

--------

  * Includes $1 million payable to Donaldson, Lufkin & Jenrette upon consummation of the Merger.

   All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

                          PRICE RANGE OF COMMON STOCK

   VCA's common stock is quoted on the Nasdaq Stock Market under the symbol "VCAI." The following table sets forth, for the fiscal quarters indicated, the range of high and low closing sale prices of the common stock as reported by Nasdaq.

                                                                 High     Low
                                                               -------- --------
   Fiscal 1998 by Quarter
     First.................................................... 16 1/2   13 5/6
     Second................................................... 19 7/16  15 1/2
     Third.................................................... 20 5/8   16 1/2
     Fourth................................................... 20 3/16  13 3/8
   Fiscal 1999 by Quarter
     First.................................................... 20 1/8   14 1/8
     Second................................................... 15       13
     Third.................................................... 14 7/16  10 15/16
     Fourth................................................... 13 3/8    9 5/16
   Fiscal 2000 by Quarter
     First.................................................... 13 13/16 10 5/16
     Second................................................... 13 3/4   12 3/4

   The closing price of the common stock on March 30, 2000, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $13.375. On July 31, 2000, the closing price of the common stock was $14.19 per share. On July 21, 2000, there were approximately 645 record holders of common stock. The market price of VCA's common stock is subject to fluctuations and we urge you to obtain current market quotations.

                                   DIVIDENDS

   VCA has never declared or paid any dividends with respect to its common stock. Any determination to pay dividends in the future will be at the discretion of VCA's board of directors and will be dependent upon VCA's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by VCA's board of directors. VCA does not anticipate that any cash dividends will be paid on the common stock in the foreseeable future if, for any reason, the Merger is not completed.

                       COMMON STOCK PURCHASE INFORMATION

   VCA did not purchase any VCA common stock in 1998 or the first half of 2000. VCA purchased VCA common stock in 1999 as described below.

                                                      Aggregate
                                      ------------------------------------------
                                      Shares  Avg. $/SH   Value     High   Low
                                      ------- --------- ---------- ------ ------
   First quarter 1999................  62,000  $14.685  $  910,444 $20.13 $14.13
   Third quarter 1999................ 294,200   11.678   3,435,735  14.44  10.94
   Fourth quarter 1999...............  37,146   11.195     415,852  14.38  10.94
                                      -------  -------  ---------- ------ ------
   Total............................. 393,346      --   $4,762,031    --     --
                                      =======           ==========

   None of VCA, its directors or executive officers, Vicar Recap, Green Equity or GEI Capital have engaged in any transaction with respect to VCA common stock within 60 days of the date of this proxy statement. Robert L. Antin acquired 45,000 shares of VCA common stock at a price of $10.56 per share on October 8, 1999. There have been no other acquisitions by the Management Continuing Stockholders of VCA common stock within two years of the date of this proxy statement.

 INFORMATION ABOUT VICAR RECAP, INC., GREEN EQUITY INVESTORS III, L.P. AND GEI
                             CAPITAL III, LLC

   Under a potential interpretation of the rules governing "going private" transactions, Vicar Recap, Green Equity and GEI Capital may be deemed affiliates of VCA. Therefore, each of Vicar Recap, Green Equity and GEI Capital has been included as a filing person on the Schedule 13E-3 filed in connection with the Merger. Information with respect to such companies, as well as their controlling persons, directors and executive officers, is set forth below.

   Vicar Recap, Inc., a Delaware corporation, is the entity that will be merged with VCA in the Merger. Vicar Recap was formed on March 29, 2000 solely for purposes of completing the Merger. Vicar Recap has not carried on any activities to date other than those activities incident to its formation and as contemplated by the Merger Agreement.

   Green Equity Investors III, L.P., a Delaware limited partnership, is a private investment fund that was formed in 1998 by Leonard Green & Partners, L.P., a Delaware limited partnership. Leonard Green & Partners, L.P. is a private merchant banking firm specializing in organizing, structuring and sponsoring going private transactions and recapitalizations of established public and private companies.

   GEI Capital III, LLC, a Delaware limited liability company, is and its principal business is being, the sole general partner of Green Equity. The Senior Manager of GEI Capital is Leonard I. Green, and the other Managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Gregory
J. Annick and Jonathan A. Seiffer. Throughout this proxy statement, we sometimes have referred to GEI Capital, Green Equity and Vicar Recap collectively as the "Green Entities."

   Leonard I. Green is a founding partner of Green, which he formed in July 1989. Mr. Green is the Senior Manager of GEI Capital.

   Jonathan D. Sokoloff has been a partner of Green since 1990. Mr. Sokoloff is a Manager of GEI Capital.

   John G. Danhakl has been a partner of Green since 1995. Mr. Danhakl is a Manager of GEI Capital. Mr. Danhakl has served as a Director and the President of Vicar Recap since its formation on March 29, 2000.

   Peter J. Nolan has been a partner of Green since April 1997. Mr. Nolan is a Manager of GEI Capital. Prior to joining Green, Mr. Nolan was a Managing Director and the Co-Head of Donaldson, Lufkin & Jenrette's Los Angeles Investment Banking Division.

   Gregory J. Annick has been a partner of Green since January 1994. Mr. Annick is a Manager of GEI Capital.

   Jonathan A. Seiffer has been a partner of Green since January 1999. Mr. Seiffer is a Manager of GEI Capital. Prior to becoming a partner, Mr. Seiffer had been a Vice President at Green since 1997 and an Associate at Green since 1994.

   John M. Baumer has been a Vice President at Green since May 1999. Mr. Baumer has served as a Director of Vicar Recap since its formation on March 29, 2000. Prior to joining Green, Mr. Baumer was a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette in Los Angeles.

   James R. Gillette has been the Chief Financial Officer of Green since January 1998. Mr. Gillette has served as the Secretary and Treasurer of Vicar Recap since its formation on March 29, 2000. Prior to joining Green, Mr. Gillette was the Chief Financial Officer of Marvin Engineering Company, an aerospace and defense contractor.

   During the past five years, none of Vicar Recap, Green Equity, Green, GEI Capital, Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Gregory J. Annick, Jonathan A. Seiffer, John M. Baumer and James R. Gillette has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of Vicar Recap, Green Equity, Green, GEI Capital and Messrs. Green, Sokoloff, Danhakl, Nolan, Annick, Seiffer, Baumer and Gillette has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Messrs. Green, Sokoloff, Danhakl, Nolan, Annick, Seiffer, Baumer and Gillette are citizens of the United States and are principally employed by Green.

   The business address for Vicar Recap, Green Equity, Green and GEI Capital is 11111 Santa Monica Boulevard, Los Angeles, California 90025. The business address for the Los Angeles office of Donaldson, Lufkin & Jenrette is 2121 Avenue of the Stars, Los Angeles, California 90067. The business address for Marvin Engineering Company is 260 W. Beach Avenue, Inglewood, California 90302.

   The Green Entities may permit certain other investors (principally institutional investors) to purchase a portion of the equity of Vicar Recap that otherwise would be purchased by Green Equity. For additional information, see "Special Factors--Financing for the Merger."

                 INFORMATION ABOUT VICAR OPERATING, INC.

   Vicar Operating is a Delaware corporation and a wholly owned subsidiary of VCA. Vicar Operating was formed solely for the purpose of completing the Asset Drop Down. Pursuant to the Merger Agreement, VCA will transfer all of its assets, properties, business operations and liabilities to Vicar Operating prior to completing the Merger. Vicar Operating has not carried on any activities to date other than activities incident to its formation and as contemplated by the Merger Agreement.

   The business address and telephone number for Vicar Operating is 12401 West Olympic Boulevard, Los Angeles, California 90064, (310) 584-6500.

   The name, position and current principal occupation or employment of each of the directors and executive officers of Vicar Operating are the same as for VCA and are set forth below under "Directors and Executive Officers of VCA."

   The material occupations, positions, offices and employment during the past five years of each of the directors and executive officers of Vicar Operating are described below under "Directors and Executive Officers of VCA."

                 DIRECTORS AND EXECUTIVE OFFICERS OF VCA

Directors

   Mr. Arthur J. Antin, a founder of VCA, has served as Chief Operating Officer, Senior Vice President, Secretary and a Director of VCA since its inception, and currently is responsible for managing animal hospital and veterinary laboratory operations for VCA. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. ("AlternaCare"), a publicly held company which owned, operated and developed freestanding out-patient surgical centers. AlternaCare was acquired by Medical Care International in 1988. At AlternaCare, Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA degree in Community Health from New York University and a Post Graduate Certificate in Structured Programming and Business Application design from Columbia University.

   Mr. Robert L. Antin, a founder of VCA, has served as Chief Executive Officer, President and Chairman of the Board of VCA since its inception. Mr. Antin is responsible for directing all aspects of VCA's business. From September 1983 until founding VCA, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc. ("AMI"), an owner and operator of health care facilities. While at AMI, Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and most recently as a Vice President of AMI and President of AMI Ambulatory Center, Inc., a subsidiary of AMI operating a chain of ambulatory care centers. Mr. Antin received his MBA degree with a certification in hospital and health administration from Cornell University in 1975.

   Mr. John B. Chickering, Jr., a certified public accountant, currently is a private investor and independent consultant. Mr. Chickering served in a variety of executive positions within Time Warner, Inc. and Warner Bros., Inc., most recently as the Vice President--Financial Administration for Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University.

   Richard Gillespie, M.D., was elected to the Board of Directors in June 1995. Dr. Gillespie is a private investor who has investments in several companies in the United States. From 1983 to 1987, Dr. Gillespie was Vice President, a director and co-founder of AlternaCare. Dr. Gillespie also has served as a director for several other companies, including Lansinoh Laboratories, Inc. and Geriatric Medical Center, and as the general partner of Outpatient Diagnostics Center. Dr. Gillespie holds an MD degree from the University of Tennessee College of Medicine.

   Mr. John A. Heil, currently serves as the President--Heinz Specialty Pet Food. Since 1978, Mr. Heil has served in various capacities with the H.J. Heinz Company, including Vice President-Marketing for Heinz Pet Products, General Manager, Marketing of Ore-Ida Foods, Inc. and Vice President-- Marketing and Sales of Star-Kist Foods, Inc. Mr. Heil holds a BA degree in economics from Lycoming College.

   Mr. Neil Tauber, a founder of VCA, has served as Senior Vice President of Development and a Director of VCA since its inception and is currently responsible for identifying and effecting the acquisition of independent animal hospitals and veterinary diagnostic laboratories. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare. At AlternaCare, Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

Executive Officers

   Mr. Tomas W. Fuller joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Prior to joining VCA, from 1980 to 1987, Mr. Fuller served as an audit manager for Arthur Andersen LLP. Mr. Fuller holds a BA degree in business/economics from the University of California at Los Angeles.

   Ms. Dawn R. Olsen joined VCA in January 1997 as Vice President, Controller. Prior to joining VCA, from November 1993 to March 1996, Ms. Olsen served as Senior Vice President, Controller of OpTel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen served as an audit manager for Arthur Andersen LLP. Ms. Olsen is a certified public accountant and holds a BS degree from California State University, Northridge.

   During the past five years, to the best knowledge of VCA and Vicar Operating, none of the above-mentioned directors and executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding, was or is subject to a judgement, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Each of the above-mentioned directors and executive officers is a citizen of the United States.

   PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

   The following table sets forth as of June 30, 2000 certain information relating to the ownership of the common stock by (i) each person known by VCA to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of VCA's directors, (iii) each of the Named Executive Officers, and (iv) all of VCA's directors and executive officers as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of VCA, 12401 West Olympic Boulevard, Los Angeles, California 90064, telephone (310) 584-6500, unless otherwise set forth below such person's name.

                                               Number of Shares of
                                                  Common Stock
Name and Address                              Beneficially Owned(1) Percent(1)
----------------                              --------------------- ----------
Robert L. Antin(2)...........................       1,794,259           8.1%
Arthur J. Antin(3)...........................         776,131           3.6
Neil Tauber(4)...............................         487,058           2.2
Tomas W. Fuller(5)...........................         392,645           1.8
Dawn R. Olsen(6).............................          22,902            *
John B. Chickering, Jr.(7)...................          13,750            *
Richard Gillespie, M.D.(8)...................          48,075            *
John A. Heil(9)..............................          26,667            *
Directors and executive officers as a group
 (8 persons)(10).............................       3,480,821          14.8

--------
  * Less than one percent.

 (1) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at June 30, 2000.

 (2) Includes (i) 146,866 shares held by Robert L. Antin's minor children and
     (ii) 875,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (3) Includes (i) 80,666 shares which Arthur J. Antin holds as custodian for Robert L. Antin's minor children under the California Uniform Gifts to Minors Act, (ii) 48,666 shares held by Arthur J. Antin's minor children; and (iii) 513,500 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (4) Includes 393,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (5) Includes 345,167 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (6) Includes 17,361 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (7) Consists of 13,750 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (8) Includes 33,750 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

 (9) Consists of 26,667 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

(10) Includes 2,218,195 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to August 31, 2000.

   None of Vicar Recap, Green Equity, Green, GEI Capital, Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Gregory J. Annick, Jonathan A. Seiffer, John M. Baumer and James R. Gillette beneficially owns shares of VCA common stock.

                                 OTHER MATTERS

   As of the date of this proxy statement, the board of directors is not aware of any matters to be presented at the special meeting other than those described in this proxy statement. If other matters should properly come before the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of the management of VCA.

                         FUTURE STOCKHOLDER PROPOSALS

   If the Merger is completed there will be no public stockholders of VCA and no public participation in any future meetings of stockholders of VCA. However, if the Merger is not completed, VCA's public stockholders will continue to be entitled to attend and participate in VCA stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder of VCA who wishes to present a proposal at the next Annual Meeting (in the event that the Merger is not completed), and who wishes to have such proposal included in VCA's proxy statement for that meeting, must have delivered a copy of such proposal to VCA at 12401 West Olympic Boulevard, Los Angeles, CA 90064, Attention: Corporate Secretary, so that it is received
no later than       , 2000. In order for proposals by stockholders not
submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must have been
submitted so that it is received no later than      , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   A Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act was filed concurrently with the filing of this proxy statement. This proxy statement does not contain all of the information set forth in the Schedule 13e-3 and the exhibits thereto.

   VCA files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information, including the Schedule 13E-3, VCA files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. VCA's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." All documents related to any of the pending litigation described herein are also available to the public upon request to the court before which such litigation is pending.

   Shares of VCA's common stock are presently traded on Nasdaq under the symbol "VCAI." Reports and other information concerning VCA can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, DC 20006.

   The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its finances.

   VCA SEC Filings                                            Period
   ---------------                                            ------
   1. Annual Report on Form 10-K filed on March 24, 2000, as
     amended by Amendment No. 1 to Form 10-K filed on March
     30, 2000 and by Amendment No. 2 to Form 10-K filed on
     May 1, 2000............................................  December 31, 1999
   2. Current Report on Form 8-K, filed on April 14, 2000...  April 1, 2000
   3. Current Report on Form 8-K filed on April 6, 2000.....  March 30, 2000
   4. Current Report on Form 8-K filed on April 4, 2000.....  March 30, 2000
   5. Quarterly Report on Form 10-Q filed on May 12, 2000...  March 31, 2000

   In addition, each document filed by VCA pursuant to Sections 13(a), 3(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part hereof from the date such document is filed with the SEC.

   VCA has supplied all information contained or incorporated by reference in this proxy statement relating to VCA and Vicar Recap has supplied all information contained in this proxy statement relating to Vicar Recap.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

                      Veterinary Centers of America, Inc.
                         12401 West Olympic Boulevard
                         Los Angeles, California 90064
                           Telephone: (310) 584-6500
                         Attn: Chief Financial Officer

   If you would like to request documents from us, please do so by           ,
2000 in order to ensure timely receipt before the special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated
          , 2000. You should not assume that the information contained in this
proxy statement is accurate as of any date other than           , 2000, and
the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                                                                         ANNEX A

                           AMENDED AND RESTATED

                           AGREEMENT AND PLAN MERGER

                                  By and Among

                               VICAR RECAP, INC.,
                             a Delaware corporation

                      VETERINARY CENTERS OF AMERICA, INC.,
                             a Delaware corporation

                                      and

                             VICAR OPERATING, INC.,
                             a Delaware corporation

                        Dated as of August  , 2000

                                                                   ANNEX A

            AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of August , 2000, by and among Vicar Recap, Inc., a Delaware corporation ("Recap") wholly owned by Green Equity Investors III, L.P. ("Parent"), Veterinary Centers of America, Inc., a Delaware corporation (together with its Subsidiaries from time to time (except as the context may otherwise require), the "Company"), and Vicar Operating, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Operating Company"), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition have the meanings set forth elsewhere in this Agreement.

   A. The Company Board (acting upon a recommendation of the Special Committee) and the Board of Directors of Operating Company have each determined that it is advisable and in the best interests of their respective stockholders to effect a transfer of all of the assets, properties, business operations and liabilities of the Company to Operating Company prior to the Merger (the "Asset Drop Down"), to create a holding company and operating company structure, in order to facilitate the consummation of the Merger in accordance with this Agreement. Upon consummation of the Asset Drop Down, Operating Company will remain and continue to be a wholly owned subsidiary of the Company.

   B. The Company Board (acting upon a recommendation of the Special Committee) and the Board of Directors of Recap have each determined that it is advisable and in the best interests of their respective stockholders to effect a merger, following the consummation of the Asset Drop Down, of Recap with and into the Company, with the Company as the surviving corporation, pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein.

   C. Pursuant to the Merger, all shares of capital stock of the Company (other than Dissenting Shares, Rollover Shares, shares held by Parent or Recap, and shares held in the Company's treasury) shall be cancelled and converted automatically into the right to receive an amount in cash per share, without interest, as set forth in Section 2.2.1 of this Agreement.

   D. Certain members of management and employees of the Company (the "Rollover Holders"): (i) hold shares of Common Stock of the Company (the "Rollover Shares") that shall remain outstanding following the Merger as shares of common stock of the Surviving Corporation; (ii) may hold Contributed Options that shall be tendered in the Merger for shares of common stock of the Surviving Corporation with a value equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to the Contributed Options, if the Contributed Options were exercised, over the aggregate exercise price with respect to the Contributed Options (as reduced by any required withholdings of taxes); (iii) may make Rollover Payments for shares of common stock of the Surviving Corporation;
(iv) may receive Loans from the Surviving Corporation to enable them to purchase shares of common stock of the Surviving Corporation; and (v) may provide Other Consideration in exchange for shares of common stock of the Surviving Corporation (the "Recapitalization").

   E. As a result of the Merger and the transactions contemplated by this Agreement, all of the outstanding equity interests of the Surviving Corporation will be owned by Parent, certain co-investors, the Rollover Holders, the holders of any options to purchase common stock of the Surviving Corporation, and certain mezzanine lenders that are providing financing in connection with the Merger.

   F. Concurrently with the execution and delivery of this Agreement and in order to induce Recap to enter into this Agreement, Recap and certain Rollover Holders are entering into Voting Agreements in the form attached hereto as EXHIBIT A, pursuant to which, among other things, the Rollover Holders will agree to vote their shares of Common Stock of the Company in favor of the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

   1.1. Certain Terms. For all purposes of this Agreement, except as otherwise expressly provided:

     1.1.1. the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

     1.1.2. all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

     1.1.3. all references in this Agreement to "Articles," "Sections," "Exhibits," "Annexes" and "Schedules" shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require;

     1.1.4. pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

     1.1.5. the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation";

     1.1.6. the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

     1.1.7. the term "party" or "parties" when used herein refer to Recap, the Company and Operating Company; and

     1.1.8. unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

   1.2. Definitions. As used in this Agreement and the Exhibits, Annexes and Schedules delivered pursuant to this Agreement, the following terms have the meanings set forth below:

     1.2.1. "Acquisition Proposal" has the meaning set forth in Section 7.5.2 hereof.

     1.2.2. "Action" means any action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil or criminal, in law or in equity, before any court, tribunal, arbitrator or Governmental Entity.

     1.2.3. "Additional Rollover Shares Number" has the meaning set forth in
  Section 8.3.9 hereof.

     1.2.4. "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.2.5. "Aggregate Spread Amount" has the meaning set forth in Section
  8.3.9.

     1.2.6. "Agreement" means this Agreement, as amended or supplemented, together with all Annexes and Schedules attached or incorporated by reference, in each case as amended or supplemented.

     1.2.7. "Asset Drop Down" has the meaning set forth in the recitals hereof.

     1.2.8. "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.


     1.2.9. "Certificate of Merger" has the meaning set forth in Section
  2.1.2 hereof.

     1.2.10. "Closing" has the meaning set forth in Section 3.1 hereof.

     1.2.11. "Closing Date" means the date and time of the Closing.

     1.2.12. "Code" means the Internal Revenue Code of 1986, as amended.

     1.2.13. "Common Share Exchange Ratio" has the meaning set forth in
  Section 2.2.4 hereof.

     1.2.14. "Common Stock" means the Company's common stock, $.001 par value.

     1.2.15. "Company" has the meaning set forth in the preamble hereof.

     1.2.16. "Company Board" means the Board of Directors of the Company.


     1.2.17. "Company Computer System" has the meaning set forth in Section
  5.15 hereof.

     1.2.18. "Company Plans" has the meaning set forth in Section 5.13 hereof.

     1.2.19. "Company Proxy Statement" has the meaning set forth in Section
  7.9 hereof.

     1.2.20. "Contributed Options" has the meaning set forth in Section
  8.3.9.

     1.2.21. "Convertible Debentures" means the Company's 5.25% convertible subordinated debentures issued April 17, 1996.

     1.2.22. "DGCL" means the Delaware General Corporation Law.

     1.2.23. "Disclosure Schedule" has the meaning set forth in Article 5 hereof.

     1.2.24. "Dissenting Shares" has the meaning set forth in Section 2.5 hereof.

     1.2.25. "Effective Time" has the meaning set forth in Section 2.1.2 hereof.

     1.2.26. "Encumbrance" means any charge, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable Law.

     1.2.27. "Environmental Law" has the meaning set forth in Section 5.16.2 hereof.

     1.2.28. "ERISA" means the Employee Retirement Income Security Act of 1934, as amended.

     1.2.29. "ERISA Affiliate" has the meaning set forth in Section 5.13 hereof.

     1.2.30. "Exchange Act" means the Securities Exchange Act of 1934, as amended.



     1.2.31. "Executive Officer" means each of Robert Antin, Arthur Antin, Tomas Fuller and Neil Tauber.

     1.2.32. "Expenses" has the meaning set forth in Section 9.3.2 hereof.

     1.2.33. "Financial Statements" means the Company's audited consolidated balance sheet as of December 31, 1999, and the related consolidated income statements, statement of stockholders' equity and comprehensive income and statement of cash flows for the year ended December 31, 1999, in each case as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on March 24, 2000.

     1.2.34. "Financing" has the meaning set forth in Section 6.6 hereof.

     1.2.35. "Financing Entities" has the meaning set forth in Section 6.6 hereof.

     1.2.36. "Financing Letters" has the meaning set forth in Section 6.6 hereof.

     1.2.37. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

     1.2.38. "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     1.2.39. "Hazardous Substance" has the meaning set forth in Section
  5.16.2 hereof.

     1.2.40. "HSR Act" has the meaning set forth in Section 7.6.1 hereof.

     1.2.41. "Indebtedness" means all obligations for borrowed money, however evidenced, including principal and interest.

     1.2.42. "Indemnified Party" has the meaning set forth in Section 7.13 hereof.

     1.2.43. "Insurance Policies" has the meaning set forth in Section 5.18 hereof.

     1.2.44. "Knowledge" means, with respect to any Person other than the Company, the actual knowledge of such Person and its Representatives, and with respect to the Company, the actual knowledge of the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Senior Vice President of Development.

     1.2.45. "Law" means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

     1.2.46. "Leased Real Estate" has the meaning set forth in Section 5.22.2 hereof.

     1.2.47. "Liabilities" means all liabilities, obligations or Indebtedness of any kind, whether matured or unmatured, liquidated or unliquidated, fixed or contingent.

     1.2.48. "Loans" has the meaning set forth in Section 8.3.9 hereof.

     1.2.49. "Material Adverse Effect" means a material adverse effect on (i) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or (ii) the financial condition, business, results of operations, or prospects of such Person and its Subsidiaries, taken as a whole; provided, however, the parties hereto acknowledge and agree that the adverse effect (if any) on (a) the Company's ability to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or (b) the Company's financial condition, business, results of operations, or prospects directly or indirectly resulting from, or which is reasonably likely to result from, (A) this Agreement or the transactions contemplated hereby or the public announcement of this Agreement and the Merger, (B) the economy or securities markets in general, or (C) the Company's industry in general, and not specifically related to the Company, shall not constitute a Material Adverse Effect with respect to the Company hereunder.

     1.2.50. "Merger" has the meaning set forth in Section 2.1.1 hereof.

     1.2.51. "Merger Consideration" means the cash paid to the holders of the Other Shares pursuant to Article 2 hereof.

     1.2.52. "NASD" has the meaning set forth in Section 5.5.1 hereof.

     1.2.53. "New Financing Letters" has the meaning set forth in Section 6.6 hereof.

     1.2.54. "New Series A Preferred Stock" has the meaning set forth in
  Section 2.2.5 hereof.

     1.2.55. "New Series A Preferred Stock Exchange Ratio" has the meaning set forth in Section 2.2.5 hereof.

     1.2.56. "New Series B Preferred Stock" has the meaning set forth in
  Section 2.2.6 hereof.

     1.2.57. "New Series B Preferred Stock Exchange Ratio" has the meaning set forth in Section 2.2.6 hereof.

     1.2.58. "NLRB" has the meaning set forth in Section 5.14.3 hereof.

     1.2.59.  "Notice of Superior Proposal" has the meaning set forth in
  Section 7.5.2 hereof.

     1.2.60. "Operating Company" has the meaning set forth in the preamble hereof.

     1.2.61. "Options" means the options to purchase shares of Common Stock of the Company.

     1.2.62. "Order" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ issued by any Governmental Entity.

     1.2.63. "Other Consideration" has the meaning set forth in Section 8.3.9 hereof.

     1.2.64. "Other Consideration Amount" has the meaning set forth in
  Section 8.3.9 hereof.

     1.2.65. "Other Contributing Stockholders" has the meaning set forth in
  Section 8.3.9 hereof.

     1.2.66. "Other Shares" has the meaning set forth in Section 2.2.1 hereof.

     1.2.67. "Owned Real Estate" has the meaning set forth in Section 5.22.1 hereof.

     1.2.68. "Parent" has the meaning set forth in the preamble.

     1.2.69. "Paying Agent" has the meaning set forth in Section 2.3.1 hereof.

     1.2.70. "Per Share Amount" has the meaning set forth in Section 2.2.1 hereof.

     1.2.71. "Permit" means any license, permit, franchise or authorization.


     1.2.72. "Permitted Acquisitions" has the meaning set forth in Section
  7.1.3 hereof.

     1.2.73. "Permitted Encumbrances" means (i) Encumbrances disclosed on the Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, or which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

     1.2.74. "Person" means an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

     1.2.75. "Preferred Stock" means the Company's preferred stock, $.001 par value.

     1.2.76. "Recap" has the meaning set forth in the preamble hereof.

     1.2.77. "Recap Common Stock" means the common stock, $.01 par value, of Recap.

     1.2.78. "Recap Series A Preferred Stock" means the Series A Senior Preferred Stock of Recap, the terms of which shall be as summarized in Annex A hereto.

     1.2.79. "Recap Series B Preferred Stock" means the Series B Junior Preferred Stock of Recap, the terms of which shall be as summarized in Annex A hereto.

     1.2.80. "Recapitalization" has the meaning set forth in the recitals hereof.

     1.2.81. "Representatives" means Persons acting on behalf of another Person, including such Person's officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

     1.2.82. "Rights Agreement" has the meaning set forth in Section 5.28 hereof.

     1.2.83. "Robert Antin Rollover Value" has the meaning set forth in
  Section 8.3.9 hereof.

     1.2.84. "Rollover Holders" has the meaning set forth in the recitals hereof.

     1.2.85. "Rollover Options" means the Options issued under the Stock Option Plans that, pursuant to written agreements entered into between Recap and the holders of such Options,will continue in the Surviving Corporation.

     1.2.86. "Rollover Payments" has the meaning set forth in Section 8.3.9 hereof.

     1.2.87. "Rollover Schedule" has the meaning set forth in Section 2.2.3 hereof.

     1.2.88. "Rollover Shares" has the meaning set forth in the recitals hereof.

     1.2.89. "SEC" means the United States Securities and Exchange Commission or any successor entity.

     1.2.90. "SEC Reports" has the meaning set forth in Section 5.6.1 hereof.


     1.2.91. "Securities Act" means the Securities Act of 1933, as amended.


     1.2.92. "Service" means the Internal Revenue Service or any successor entity.

     1.2.93. "Share Certificates" has the meaning set forth in Section 2.3.1 hereof.

     1.2.94. "Special Committee" means the special committee of the Company Board consisting entirely of non-management independent directors established to make recommendations to the Company Board with respect to, among other matters, the advisability of the consummation of the transactions contemplated by this Agreement.

     1.2.95. "Special Meeting" has the meaning set forth in Section 7.10 hereof.

     1.2.96. "Stockholder Agreement" means the stockholders agreement to be entered into by the Company, Parent and the Rollover Holders on or prior to the Closing Date.

     1.2.97. "Stock Option Plans" means, collectively, the Veterinary Centers of America, Inc. 1996 Employee Stock Purchase Plan, the 1996 Stock Incentive Plan, and the 1993 Stock Incentive Plan.

     1.2.98. "Subsidiary" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%.

     1.2.99. "Surviving Corporation" has the meaning set forth in Section
  2.1.1 hereof.

     1.2.100. "Superior Proposal" has the meaning set forth in Section 7.5.2 hereof.

     1.2.101. "Takeover Statute" has the meaning set forth in Section 7.15 hereof.

     1.2.102. "Tax" or "Taxes", as the context may require, include: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg.
  Section 1.1502-6 or comparable provisions of any Governmental Entity in respect of a consolidated or combined return.

     1.2.103. "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

     1.2.104. "Termination Fee" shall have the meaning set forth in Section
  9.3.1 hereof.

     1.2.105. "Third Party" has the meaning set forth in Section 7.5.2 hereof.

     1.2.106. "Updated Financial Statements" has the meaning set forth in
  Section 7.7 hereof.

     1.2.107. "Voting Agreement" means the Voting Agreement in the form attached hereto as EXHIBIT A.

                                  ARTICLE 2.
                                  THE MERGER

   2.1. The Merger.

     2.1.1. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Recap shall be merged with and into the Company at the Effective Time (the "Merger"). Upon consummation of the Merger, the separate existence of Recap shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

     2.1.2. As soon as practicable after satisfaction of (or, to the extent permitted hereunder, waiver of) all conditions to the Merger, the Company and Recap will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL and make all other filings or recordings required by Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     2.1.3. The Merger shall have the effects set forth in Sections 251, 259 and 261 of DGCL.

   2.2. Merger Consideration and Conversion (or Retention) of Shares. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Recap, the Company, or the holders of any of the following securities:

     2.2.1. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares, Rollover Shares and shares to be cancelled pursuant to Section 2.2.2) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash (the "Per Share Amount"), without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 2.3 (the shares of Common Stock being converted into the right to receive the Per Share Amount are hereinafter referred to as the "Other Shares").

     2.2.2. Each share of Common Stock held in the treasury of the Company or held by Recap or Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     2.2.3. Each Rollover Share that is issued and outstanding shall not be converted or cancelled as provided in Section 2.2.1 or 2.2.2 above, but shall remain outstanding as an issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Rollover Shares shall be identified in a schedule prepared by the Company (the "Rollover Schedule"), which shall be delivered by the Company to Recap prior to the Closing.

     2.2.4. Each share of Recap Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "Common Share Exchange Ratio").

     2.2.5. Each share of Recap Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Series A Senior Preferred Stock (the "New Series A Preferred Stock") of the Surviving Corporation (the "New Series A Preferred Stock Exchange Ratio").

     2.2.6. Each share of Recap Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Series B Junior Preferred Stock (the "New Series B Preferred Stock") of the Surviving Corporation (the "New Series B Preferred Stock Exchange Ratio").

     2.2.7. If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount, the Common Share Exchange Ratio, the New Series A Preferred Stock Exchange Ratio and the New Series B Preferred Stock Exchange Ratio shall be correspondingly adjusted.

   2.3.  Payment of Cash for Other Shares and Options.

     2.3.1 At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Recap with the Company's prior approval (the "Paying Agent"), as agent for the holders of Other Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Other Shares outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.3.2 hereof of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Other Shares and such cash shall not be used for any other purposes, and shall be held in obligations of, or guaranteed by, the United States of America, or any agency thereof, and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poors Corporation, respectively, or in deposit accounts, certificates of deposit or bankers' acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from commercial banks with capital, surplus and undivided profits aggregating in excess of $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Other Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Other Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificate to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for the Other Shares formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate.

     2.3.2. After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Other Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check in the amount into which such Other Shares shall have been converted at the Effective Time pursuant to Section 2.2 hereof. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Other Shares outstanding immediately prior to the Effective Time shall cease, except as required by law, to have any rights with respect to such Other Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

     2.3.3. If payment is to be made to a Person other than the registered holder of the Other Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Other Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     2.3.4. After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Other Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing Other Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash amount provided for, and in accordance with the procedures set forth, in this Article 2.

     2.3.5. If any cash deposited with the Paying Agent for purposes of payment in exchange for Other Shares remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Other Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Other Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Other Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

     2.3.6. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.5 to pay for shares of Common Stock for which dissenters' rights have been perfected as provided in Section 2.5 hereof shall be returned to the Surviving Corporation upon demand.

     2.3.7. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Other Shares.

     2.3.8. In the event that any Share Certificate or other instrument representing Other Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Other Shares, the Per Share Amount, and unpaid dividends and distributions on Other Shares deliverable in respect thereof, pursuant to this Agreement and the Merger.

   2.4. Exchange of Stock Certificates. Immediately after the Effective Time, the Surviving Corporation shall (i) deliver to the record holders of the certificates that immediately prior to the Effective Time represented all of the outstanding shares of Recap Common Stock that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 2.2.4, in exchange for such certificates, duly endorsed in blank, share certificates, registered in the names of such record holders, representing the number of shares of common stock of the Surviving Corporation to which such record holders are so entitled by virtue of Section 2.2.4, (ii) deliver to the record holders of the certificates that immediately prior to the Effective Time represented all of the outstanding shares of Recap Series A Preferred Stock that were converted into the right to receive shares of New Series A Preferred Stock in accordance with Section 2.2.5, in exchange for such certificates, duly endorsed in blank, share certificates, registered in the names of such record holders, representing the number of shares of New Series A Preferred Stock to which such record holders are so entitled by virtue of Section 2.2.5, and (iii) deliver to the record holders of the certificates that immediately prior to the Effective Time represented all of the outstanding shares of Recap Series B Preferred Stock that were converted into the right to receive shares of New Series B Preferred Stock in accordance with Section 2.2.6, in exchange for such certificates, duly endorsed in blank, share certificates, registered in the names of such record holders, representing the number of shares of New Series B Preferred Stock to which such record holders are so entitled by virtue of Section 2.2.6. Such certificates will bear legends restricting the transferability of such shares to the extent contemplated by the Stockholder Agreement, which restrictions will include restrictions designed to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws.

   2.5. Dissenting Shares. Notwithstanding any other provisions of this Agreement, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of capital stock of the Company in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into a right to receive the Per Share Amount. The holders thereof shall be entitled only to such rights as are granted by Section 262 of DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of DGCL shall receive payment therefor from the Surviving Corporation in accordance with DGCL; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of DGCL, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Dissenting Shares under Section 262 of DGCL or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the Per Share Amount from the Surviving Corporation as provided in Section 2.2. The Company shall give Recap prompt notice of any demands received by the Company prior to the Effective Time for relief as a dissenting stockholder, and Recap shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Recap, make any payment with respect to, or settle or offer to settle, any such demands.

   2.6. Stock Options.

     2.6.1. Except as may be otherwise agreed to in writing between Recap and the holder of any Rollover Options, each Option that has an exercise price of equal to or greater than the Per Share Amount shall be cancelled at the Effective Time, without any payment or other consideration therefor.

     2.6.2. At the Effective Time, all other Options (other than any Contributed Options or Rollover Options), whether or not vested, shall be cancelled and, in lieu thereof, as soon as reasonably practicable after the Effective Time, each holder of such Options shall receive a cash payment from the Surviving Corporation equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to such Options, if the Options were exercised, over the aggregate exercise price with respect to such Options, as reduced by any required withholding of taxes. The Rollover Options at the Effective Time shall survive the Closing and the Surviving Corporation shall assume all the rights, liabilities and obligations of such Rollover Options in accordance with the respective Stock Option Plan or any successor or replacement stock option plan of the Surviving Corporation.

     2.6.3. Each holder of any Contributed Options at the Effective Time shall receive shares of common stock of the Surviving Corporation that have an aggregate value equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to such holder's Contributed Options, if such holder's Contributed Options were exercised, over the aggregate exercise price with respect to such holder's Contributed Options (as reduced by any required withholdings of taxes). Notwithstanding the foregoing, no fractional shares of common stock of the Surviving Corporation shall be issued in the Merger; instead, each holder of Contributed Options who otherwise would be entitled to a fractional share of common stock of the Surviving Corporation shall receive an amount in cash (without interest) determined by multiplying such fraction by the Per Share Amount.

     2.6.4. Prior to the Effective Time, the Company shall (i) take all reasonable steps necessary to make any amendments to the terms of such Stock Option Plans, individual Option agreement or Options that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all reasonable and necessary efforts to obtain at the earliest practicable date all written consents (if necessary) from holders of Options to effect the cancellation of such holders' Options to take effect at the Effective Time.

     2.6.5. At or prior to the Effective Time, the Company shall take all reasonable and necessary action to fully advise the holders of Options of their respective rights under this Agreement, the Options and the respective Stock Option Plan, to facilitate the timely exercise of such rights and obligations to effectuate the provisions of this Section 2.6. From and after the Effective Time, other than as expressly set forth in this Section 2.6 or in any written agreement between Recap and a holder of Rollover Options, no holder of Options shall have any rights in respect of such Options, other than to receive shares of common stock of the Surviving Corporation in the manner described in Section 2.6.3 and/or to receive a cash payment in the manner described in this Section 2.6. The surrender of any Options, the receipt of cash in cancellation of any Options, or the receipt of shares of common stock of the Surviving Corporation in exchange for any Options (and a cash payment for any fractional share) by the holder thereof shall be deemed a release of any and all rights the holder of such Options had or may have had in respect of such Options.

                                  ARTICLE 3.
                                    CLOSING

   3.1. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Troop Steuber Pasich Reddick & Tobey LLP, 2029 Century Park East, Los Angeles, California 90067 at 9:00 A.M. (Los Angeles time) on the Business Day on which the parties hereto designate as the closing date following the fulfillment or waiver of the conditions set forth in Article 8 hereof in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Recap may agree.

                                   ARTICLE 4
             CERTIFICATE OF INCORPORATION AND BYLAWS; OFFICERS AND
                    DIRECTORS OF THE SURVIVING CORPORATION

   4.1. The Certificate of Incorporation of Surviving Corporation. The certificate of incorporation of the Surviving Corporation shall be amended in the Merger to contain the identical terms of the certificate of incorporation of Recap immediately prior to the Effective Time until duly amended in accordance with the terms thereof and the DGCL, except that Article First thereof shall continue to read, "The name of this Corporation is Veterinary Centers of America, Inc."

   4.2. The Bylaws of Surviving Corporation. The bylaws of Recap in effect at the Effective Time shall be the bylaws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until duly amended in accordance with the terms thereof and in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

   4.3. Officers and Directors of Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall be as set forth in the Disclosure Schedule, and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                                  ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement by the Company which shall refer to the relevant sections of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to Recap as follows:

   5.1. Organization, Standing and Authority. Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its respective state of incorporation or organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its respective ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Recap a complete and correct copy of the certificate of incorporation, bylaws, operating agreements, partnership agreements or other organizational documents, each as amended to date, of each of the Company and its Subsidiaries. Each of the certificates of incorporation, bylaws, operating agreements, partnership agreements or other organizational documents so made available is in full force and effect. The corporate records and minute books or other applicable records of the Company and its Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' partners, members, boards of directors or any committees thereof and at any stockholders' meetings thereof.

   5.2. Subsidiaries.

     5.2.1. (i) The Company has previously provided a list of the true, accurate and complete legal names, jurisdiction of incorporation or organization and foreign qualification of each of the Company and its Subsidiaries, which list is included as part of the Disclosure Schedule,
  (ii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any options, warrants, or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), and (iv) there are no contracts, commitments, understandings, or arrangements relating to the Subsidiary's rights to vote or to dispose of such securities.

     5.2.2. The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, limited liability company, joint venture or other entity or organization, other than its Subsidiaries.

   5.3. Company Capital Stock. As of March 30, 2000, the authorized capital stock of the Company consists solely of 60,000,000 shares of Common Stock, of which 21,913,336 are issued and outstanding (of which 620,511 are held in the Company treasury) and 2,000,000 shares of Preferred Stock of which 583,333 shares of Series A Preferred Stock are authorized and no shares of Preferred Stock are outstanding. As of the date hereof, no shares of Common Stock or Preferred Stock were held in treasury by the Company or otherwise beneficially owned by the Company or its Subsidiaries. The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, subject to no preemptive rights, and were not issued in violation of any preemptive rights. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, and validly issued and are fully paid and nonassessable and not subject to any preemptive right and owned, either directly or indirectly, by the Company free and clear of all Encumbrances. Except as set forth on the Disclosure Schedule, other than Options to purchase 3,779,244 shares of Common Stock of the Company, with an average weighted exercise price of $10.43 and the issuance of rights pursuant to the terms and conditions of the Rights Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries.

   5.4. Corporate Power. The Company and its Subsidiaries each has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to receipt of the requisite approval of the Merger by the holders of its capital stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board and Operating Company on or prior to the date hereof. This Agreement has been duly executed and delivered by each of the Company and Operating Company and is a valid and legally binding obligation of each of the Company and Operating Company enforceable against each of the Company and Operating Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

   5.5. Consents and Approvals; No Defaults.

     5.5.1 No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or Operating Company of this Agreement or to consummate the Asset Drop Down or the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the National Association of Securities Dealers, Inc. ("NASD"), the NASDAQ National Market, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of the Company or Operating Company entitled to vote thereon, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, and (iv) consents, approvals, filings, or registrations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     5.5.2. Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in any breach of the terms, conditions, or provisions of, the respective charters, bylaws or other organizational documents of the Company and each of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the Knowledge of the Company, violate any Law or Order applicable to the Company; except, in the case of the preceding clauses (i), (ii) or (iii), for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

   5.6. Sec Reports.

     5.6.1. The Company has made available to Recap a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "SEC Reports"), which are all of the documents that the Company was required to file with the SEC since January 1, 1997. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports (including all financial statements included therein and all exhibits and schedules thereto and documents incorporated by reference therein) contained (as of their respective filing dates) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by any subsequent filings. The Financial Statements included in such SEC Reports delivered by the Company to Recap comply in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited Financial Statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited Financial Statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the financial position of the Company and its Subsidiaries as at the dates thereof and the results of each of their operations and cash flows for the periods then ended.

     5.6.2. As of the date hereof, none of the Subsidiaries of the Company is a reporting company under the Exchange Act, and none is required to file any regular and periodic filings, notices, forms, reports, or statements with the United States Department of Justice, the Federal Trade Commission, the NASD or the SEC.

     5.6.3. Except as disclosed in the SEC Reports or the Disclosure Schedule, or as contemplated by this Agreement, since January 1, 2000 to the date hereof, the Company's business has been conducted in the ordinary course, and there has not been any:

       (a) event, situation or occurrence that individually or in the aggregate has had a Material Adverse Effect on the Company;

       (b) amendment to the Company's or any of the Company's Subsidiaries' charter, bylaws or other organizational documents;

       (c) sale, assignment, disposition, transfer, pledge, mortgage or lease of any material portion of the assets primarily used in the Company's business taken as a whole;

       (d) incurrence of any additional Indebtedness in excess of $1,000,000, other than accounts payable arising in the ordinary course of business, consistent with past practice, and in connection with Permitted Acquisitions;

       (e) any increase in the compensation or fringe benefits payable or to become payable to any Executive Officer of the Company, other than routine increases made in the ordinary course of business and consistent with past practice or as required by law or under any existing agreements heretofore disclosed to Recap;

       (f) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

       (g) declaration or payment of any dividend or other distribution, or the transfer of any assets, by the Company to any stockholders of the Company with respect to the Common Stock, or any redemption, repurchase or other acquisition by the Company of its capital stock, except in the ordinary course of business;

       (h) change by the Company in any of its significant accounting principles, methods or practices;

       (i) any material closure, shut down or other elimination of any of the Company's offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had a Material Adverse Effect on the Company;

       (j) loan or advance to or other such agreement with any of its stockholders, officers, directors, employees, agents, consultants or other Representatives, except in the ordinary course of business, consistent with past practice;

       (k) damage, destruction or loss with respect to any of the properties or assets of the Company that would reasonably be expected to have a Material Adverse Effect on the Company; or

       (l) agreement to do, cause or suffer any of the foregoing.

   5.7. Disclosure Documents. The proxy statement on Schedule 14A in respect of the Special Meeting of the Company's stockholders to vote upon the Asset Drop Down and the Merger to be filed with the SEC in connection with the Merger as the same may be amended or supplemented, will not, at the date it is first mailed to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Recap for inclusion therein.

   5.8. Litigation. There are no Actions pending or, to the Knowledge of the Company, claims threatened against the Company, at law or in equity, and there is no investigation or proceeding pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity nor is there any currently effective Order against the Company or to the Knowledge of the Company, any Order expected to be issued, except for any such Actions, claims, investigations, proceedings or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Disclosure Schedule identifies those pending or, to the Knowledge of the Company, threatened proceedings before a Governmental Entity and threatened claims listed therein which (i) may not be covered by third party insurance or (ii) with respect to which the insurance carrier has denied coverage or has advised the Company that it is defending such claim under reservation of rights or (iii) for which the Company is self-insured.

   5.9. Compliance With Laws.

     5.9.1. Except as set forth on the Disclosure Schedule, the Company and each of its Subsidiaries: (i) is in compliance with all Laws and Orders applicable thereto or to the business of the Company and its Subsidiaries or to the employees conducting such businesses, except where the failure to so comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) has all Permits, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened, other than such failure to obtain or maintain the same would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company; and (iii) has not received any notification or communication from any Governmental Entity (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist), except such notifications or communications which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

   5.10. Material Contracts; Defaults.

     5.10.1. The Disclosure Schedule lists all management contracts and administrative services contracts with the hospitals and/or professional corporations and all contracts or commitments that provide for an aggregate payment from the Company in excess of $500,000 in any contract year other than (i) contracts or commitments that can or in reasonable probability will be completed within 90 days of the Closing Date or can be terminated within such 90 day period without payment of a penalty in excess of $100,000, (ii) contracts or commitments for goods and services purchased in the ordinary course of the Company's business in amounts consistent with past practice, (iii) contracts or commitments in connection with capital expenditures that provide for expenditures consistent with the capital expenditure budget previously supplied by the Company to Recap, and (iv) contracts or commitments reflected on the Financial Statements included as part of the SEC Reports or disclosed in the SEC Reports.

     5.10.2. The Company is not in breach or violation of any contract, or in default with respect thereto, except for such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. None of the contracts of the Company contain any provisions that upon a change in control of the Company would have a Material Adverse Effect on the Company.

   5.11. No Brokers. Except for financial advisory fees payable to Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

   5.12. Absence of Undisclosed Liabilities. Except as set forth on the Disclosure Schedule, there are no Liabilities of any kind that would be required to be reflected on, or reserved against in the consolidated Financial Statements of the Company or in the notes thereto, prepared in accordance with GAAP that are not disclosed, reflected or reserved against in the consolidated Financial Statements of the Company and its Subsidiaries, except for such Liabilities incurred (i) since December 31, 1999, in the ordinary course of business, consistent with past practice, (ii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (iii) related to the transactions contemplated by this Agreement, and (iv) payments required as a result of the consummation of the Merger under the terms of the existing employment agreements with the Executive Officers of the Company.

   5.13. Employee Benefit Plans. The Company has previously supplied Recap a list which is attached to the Disclosure Schedule of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of the Company or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Company Plans"). All Company Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither the Company nor any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or any "multi-employer plan," within the meaning of Section 3(37) of ERISA. Each Company Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, has complied in all material respects, and, except as required by such sections of the Code, no Company Plan which is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for post-employment benefits. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Company Plans which the Company or Recap will not be able to terminate (or in which the Company or Recap will not be able to terminate the participation of their Employees) immediately after the Closing in accordance with their terms and ERISA, and without incurring any expenses (including, but not limited to, loads or termination charges imposed with respect to insurance policies or mutual funds used to fund such Company Plans), other than administrative expenses in connection with such termination. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Company Plan. Each of the Company Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and has been operated substantially in accordance with its terms and with the provisions of the Code. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code. Other than routine claims for benefits under the Company Plans, there are no pending, or, to the best Knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Company Plans, or the fiduciaries, administrators, or trustees of any of the Company Plans or the Company or any ERISA Affiliate of either as the employer or sponsor under any Company Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Company Plan or any other Person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy. The Company has delivered to Recap true and complete copies of: (i) each of the Company Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Company Plans,
(iii) the three most recent annual reports for each of the Company Plans (including all relevant schedules), (iv) the most recent Internal Revenue Service determination letter for each Company Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (v) financial statements for each funded Company Plan. Neither the Company nor any Subsidiary is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein.

   5.14. Labor and Employment Matters.

     5.14.1 Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its Subsidiaries pending or, to the Company's Knowledge, threatened, nor is the Company aware of any activity during the past three years involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     5.14.2. The Disclosure Schedule contains an accurate list of all employment contracts between the Company and each of the Executive Officers. Except in accordance with the contracts, agreements, plans or programs identified in the Disclosure Schedule, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transactions contemplated by this Agreement (either alone or combined with any other event or transaction).

     5.14.3 As of the date hereof, and except as set forth in the Disclosure Schedule, there is no (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board (the "NLRB") or any other federal, state, local or foreign agency; (ii) pending labor strike or lockout affecting the Company; (iii) pending material grievance or unfair dismissal proceeding before the NLRB relating to the Company; (iv) pending representation question or union organizing activities respecting a significant number of the employees of the Company; or (v) to the Knowledge of the Company, threat, investigation, charge or complaint with regard to any of the foregoing relating to the Company.

   5.15. Year 2000 Compliance. Except as set forth on the Disclosure Schedule the computer software and related hardware of the Company and its Subsidiaries (the "Company Computer System") used for the storage and processing of data have not suffered any adverse effects from the changing of the year from 1999 to 2000 that has had or would reasonably be expected to have a Material Adverse Effect.

   5.16. Environmental Matters.

     5.16.1. (i) The Company and each of its Subsidiaries is in compliance with applicable Environmental Laws, except where the failure to so comply would not have or be reasonably expected to have a Material Adverse Effect;
  (ii) to the Knowledge of the Company, no real property (including buildings or other structures) currently or formerly owned, leased or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance that the Company would reasonably be expected to be liable for any potential material investigation, clean up, claim or liability from such real property that would have or be reasonably expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination by their agents or employees on any third party property, except where the failure to so comply would not have or be reasonably expected to have a Material Adverse Effect; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any current material violation of, or material liability under, any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity or any third party relating to any Environmental Law; and (vi) the Company has delivered to Recap copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any Subsidiary of the Company and any currently owned, leased or operated property.

     5.16.2. As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources but specifically excluding worker safety laws such as OSHA and Cal-OSHA, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated as hazardous, toxic, infectious or carcinogenic pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

   5.17. Tax Matters.

     5.17.1. (i) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed, (ii) all Taxes due have been paid in full or reserved on the Balance Sheet, (iii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or reserved on the Balance Sheet, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries. The Company has made available to Recap true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998 and has provided the Tax Return for December 31, 1999, if available. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the SEC Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any person (other than the Company and its Subsidiaries).

   5.18. Insurance. The Company has provided a list which is attached to the Disclosure Schedule of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion. No material claim by the Company on or in respect of an insurance policy or bond has ever been declined or refused by the relevant insurer or insurers.

   5.19. Assets. The Company holds title to or a leasehold, consignment or license in each item of material tangible personal property owned or used by or in the possession of the Company.

   5.20. Statements True and Correct. None of the information (including this Agreement) supplied or to be supplied by the Company or any of its Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

   5.21. Regulatory Approvals. Neither the Company nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

   5.22. Real Property and Leaseholds.

     5.22.1. The Company owns all material parcels of real property currently indicated as owned in fee by the Company on the Financial Statements (the "Owned Real Estate"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances, and except for Encumbrances the existence of which would not have a Material Adverse Effect.

     5.22.2. To the Knowledge of the Company, the Company holds valid and subsisting leasehold interests in all material parcels of real property leased or subleased to the Company (collectively, the "Leased Real Estate"), free and clear of all Encumbrances, except for Permitted Encumbrances, and except for Encumbrances the existence of which would not have a Material Adverse Effect.

   5.23. Company Action. The Company Board has adopted resolutions recommending that this Agreement, the Asset Drop Down and the Merger be approved by its stockholders and directing that this Agreement, the Asset Drop Down and the Merger be submitted for consideration by its stockholders at the Special Meeting.

   5.24. Takeover Statutes. Except for Section 203 of the DGCL, no Takeover Statute applicable to the Company is applicable to the Asset Drop Down or the Merger, the Recapitalization or the other transactions contemplated hereby.

   5.25. Earn Out Payments. The Disclosure Schedule lists and identifies all earn out cash payments that exceed the payout of $600,000 in the aggregate or earn out equity issuances required by the Company or any of its Subsidiaries.

   5.26. Opinion. The Special Committee has received written opinions from Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, to the effect that, as of the date of this Agreement, the Per Share Amount to be received in the Merger by the holders of the shares of Common Stock (other than the Rollover Holders) is fair to such holders from a financial point of view.

   5.27. Operating Company. As of the date hereof, the authorized capital stock of Operating Company consists solely of 1,000 shares of common stock, of which 1,000 are issued and outstanding. The Company is the sole stockholder of Operating Company. Since its incorporation, Operating Company was not engaged in any activities other than in connection with or as contemplated by this Agreement, the Asset Drop Down, the Merger and the Recapitalization or in connection with arranging any financing required to consummate the transactions contemplated hereby.

   5.28. Rights Agreement. The Company and Continental Stock Transfer & Trust Corporation, as Rights Agent, have executed and delivered, or within two (2) days of the signing of this Agreement, will execute and deliver, the Rights Agreement Amendment, pursuant to which, the execution and delivery of and the performance of the transactions contemplated by this Agreement would not result in the creation of an "Acquiring Person" or the occurrence of a "Distribution Date" as defined in the Rights Agreement, dated as of December 30, 1997, between the Company and the Rights Agent (the "Rights Agreement"). As of the date hereof, the Rights Agreement Amendment has not been withdrawn, modified, amended or supplemented and the Company is not aware of facts or circumstances that may reasonably be expected to result in the occurrence of a "Distribution Date" as defined in the Rights Agreement.

   5.29. Asset Drop Down. The consummation of the Asset Drop Down as contemplated in this Agreement will not result in a Material Adverse Effect on the Company.

                                  ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF RECAP

   Recap hereby represents and warrants to the Company as follows:

   6.1. Organization, Standing and Authority. Recap is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Recap is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its respective ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Recap. Recap has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Recap and is a valid and legally binding obligation of it, enforceable against Recap in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Since the date of its incorporation, Recap has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Merger, and the Recapitalization or in connection with cooperating to arrange any financing required to consummate the transactions contemplated hereby.

   6.2. Consents and Approvals; No Defaults.

     6.2.1. No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Recap in connection with the execution, delivery or performance by Recap of this Agreement or to consummate the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, NASD, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of Recap (which approval has been secured), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) consents, approvals, filings, or registrations listed on SCHEDULE 6.2.1 or which would not, individually or in the aggregate, have a Material Adverse Effect on Recap.

     6.2.2. Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in any breach of the terms, conditions, or provisions of the charter, bylaws or other organizational documents of Recap; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Recap under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which Recap is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the Knowledge of Recap, violate any Law or Order applicable to Recap, except for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Recap.

     6.2.3. Other than the approvals of Governmental Entities set forth in
  Section 6.2.1 hereof, to the Knowledge of Recap, there are no other approvals required to be given or obtained by Recap from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or to obtain such approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Recap.

   6.3. Capitalization. As of the date hereof, the authorized capital stock of Recap consists of 5,000 shares of Recap Common Stock, of which as of the date hereof 1,000 shares are issued and outstanding, and 5,000 shares of preferred stock, $.01 par value per share, of which as of the date hereof no shares are outstanding. Immediately prior to the Effective Time, the authorized capital stock of Recap will consist of (i) 10,000,000 shares of Recap Common Stock, of which immediately prior to the Effective Time there will be outstanding at least 956,667 shares, and (ii) 20,000,000 shares of preferred stock, $.01 par value per share, of which immediately prior to the Effective Time there will be outstanding at least 2,826,000 shares of Recap Series A Preferred Stock and at least 2,680,000 shares of Recap Series B Preferred Stock. All outstanding shares of capital stock of Recap have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Stockholder Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Recap.

   6.4. Regulatory Approvals. Recap has not taken any action and does not have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity or result in the imposition of a condition or restriction with respect to any such consents.

   6.5. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Recap and its Affiliates in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against any party hereto or any of their directors, officers, stockholders or other Representatives or Affiliates for a brokerage commission, finder's fee or other like payment to any Person.

   6.6. Financing. Recap has received, and has delivered to the Company Board copies of (a) a letter dated March 30, 2000 from Leonard Green & Partners, L.P., pursuant to which such Person has committed, subject to the terms and conditions set forth therein, to purchase equity securities of Recap immediately prior to the Merger for an aggregate amount of at least $152,000,000, (b) (i) a letter dated March 30, 2000 from GS Mezzanine Partners II, L.P., pursuant to which such Person has committed, on its own behalf and on behalf of affiliated investment funds, subject to the terms and conditions set forth therein, to purchase notes from Company and Operating Company in an aggregate amount of $120,000,000, and (ii) a letter dated March 30, 2000 from Goldman Sachs Credit Partners L.P., pursuant to which such Person has committed, subject to the terms and conditions set forth therein, to enter into a credit agreement providing for loans to Operating Company of up to $325,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "Financing Entities." The aforementioned commitments shall be referred to as the "Financing Letters" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of the Financing are in an amount sufficient to pay when due, pursuant to the terms and conditions herein, the full Merger Consideration as provided herein, to make all other necessary payments by Recap and the Surviving Corporation in connection with the Merger (including the repayment of Indebtedness of the Surviving Corporation as contemplated by the Financing Letters and any amounts payable in respect of Dissenting Shares), to provide a reasonable amount of working capital financing and to pay related fees and expenses. As of the date hereof, none of the Financing Letters has been withdrawn and Recap does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Financing Letters not being satisfied.

   The foregoing notwithstanding, the Financing Letters may be superseded at the option of Recap after the date hereof but prior to the Effective Time by letters (the "New Financing Letters") delivered to the Company Board which contemplate a co-investment by a third party, which New Financing Letters shall be otherwise identical in all material respects to the Financing Letters except for changes necessary to reflect that co-investment, provided that the terms of the New Financing Letters shall not have any adverse effect upon the amount of or ability to consummate, or expand upon the conditions precedent to, the Financing as set forth in the Financing Letters. In such event, the term "Financing Letters" as used herein shall be deemed to refer to the New Financing Letters.

   6.7. Litigation. There are no Actions pending, or to the Knowledge of Recap, claims threatened against Recap, at law or in equity, and there is no investigation or proceeding pending or, to the Knowledge of Recap, threatened before or by any Governmental Entity nor is there any currently effective Order against Recap, except for any such Actions, claims, investigations, proceedings or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Recap.

   6.8. Statements True and Correct. None of the information (including this Agreement) supplied or to be supplied by or on behalf of Recap to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

   6.9. No Prior Activities. Recap has not incurred, directly or indirectly, any material liabilities or obligations except those incurred in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby. Except as contemplated by this Agreement or in connection with the Merger, or the Recapitalization, Recap has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any material obligation or undertaking.

   6.10. Fraudulent Transfer Laws. Assuming the Company is not insolvent immediately prior to the Effective Time, and further assuming the representations and warranties of the Company contained in this Agreement are true and accurate, the Surviving Corporation will not be insolvent immediately after the Effective Time, taking into account changes in assets and Liabilities (including the Financing) of the Surviving Corporation as a result of the Merger and the other transactions contemplated hereby.

                                  ARTICLE 7.
                                   COVENANTS

   7.1. Conduct of Business Pending Closing. Except for actions contemplated by subparagraphs below, the Company agrees that on and after the date hereof and prior to the Closing Date, except as otherwise consented to by Recap in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as set forth in the Disclosure Schedule, or as otherwise contemplated by this Agreement (including specifically Section 7.19 hereof):

     7.1.1. The Company shall conduct its business in the ordinary course and consistent with past practice in all material respects;

     7.1.2. The Company shall use reasonable best efforts to preserve the business organization of the Company intact, to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist and maintain all Permits and approvals;

     7.1.3. Other than in connection with acquisitions in the ordinary course of business, not to exceed $10,000,000 individually or $17,500,000 in the aggregate in total consideration (including but not limited to cash paid, seller notes, Indebtedness assumed or other such consideration, including earn out obligations) (the "Permitted Acquisitions"), the Company shall not borrow any money, incur any Indebtedness or guarantee any Indebtedness or financial obligation of any Person other than Subsidiaries, other than to finance working capital requirements in the ordinary course of business and consistent with past practice;

     7.1.4. Other than in connection with Permitted Acquisitions, the Company shall not issue, sell or dispose of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company other than pursuant to agreements existing as of the date hereof;

     7.1.5. The Company shall not cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities other than pursuant to agreements existing as of the date hereof;

     7.1.6. The Company shall not declare or pay any dividend or make any other distribution, or transfer any assets, to any stockholders of the Company with respect to the Common Stock, or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business;

     7.1.7. Other than Permitted Acquisitions, capital expenditures permitted under this Agreement or agreements to manage practices pursuant to the management agreements and administrative services agreements of the Company with hospitals and professional corporations in accordance with past practice, the Company shall not enter into any contracts or agreements (written or oral) that provide for minimum mandatory payments in the aggregate by any party in excess of $2,000,000 per contract per annum, and to the extent the Company is a party to any such contract or agreement as of the date hereof, the Company shall not amend or waive any material rights under any such contract;

     7.1.8. Subject to the provisions of Section 7.5 hereof, other than Permitted Acquisitions, the Company shall not purchase all or any substantial part of the properties or assets of, or otherwise acquire, merge or consolidate with, any Person (or division thereof);

     7.1.9. The Company shall not sell, lease, transfer, assign or otherwise dispose of any material portion of its properties or assets, except for sales in connection with any transaction to which the Company is contractually obligated prior to the date hereof or as consistent with past business practice, or as would not reasonably be expected to have a Material Adverse Effect on the Company;

     7.1.10. Except pursuant to any agreement in existence on the date hereof, the Company shall not sell, lease, transfer, assign or otherwise dispose of any material Owned Real Estate or Leased Real Estate, and the Company shall not permit any lease or sublease of Leased Real Estate to terminate or expire (except in accordance with its terms), in each case except as otherwise provided in this Agreement or as consistent with past business practices or would not reasonably be expected to have a Material Adverse Effect on the Company;

     7.1.11. Except as may be required by law or under any existing agreements heretofore disclosed to Recap, the Company shall not increase the compensation or fringe benefits payable or to become payable by the Company to any of the Executive Officers of the Company, other than routine or customary increases made in the ordinary course of business and consistent with past practice;

     7.1.12. Except as set forth in the Disclosure Schedule, the Company shall not make any material change in the character of its business or operations that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     7.1.13. Except as may be required by law or by GAAP, the Company shall not change its significant accounting principles, methods or practices, other than changes that are made in the ordinary course of business and/or that would not have a detrimental impact on the financial condition of the Company;

     7.1.14. The Company shall (i) use reasonable best efforts to maintain its existing Permits and approvals, and (ii) carry on its business in compliance with applicable Law, except for failures to comply that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     7.1.15. The Company shall not enter into any agreement or take or commit to take any action with the intent that would, if taken on or before the Closing, result in a breach of any of the foregoing covenants contained in this Section 7.1 or of any representation or warranty of the Company contained in this Agreement;

     7.1.16. Subject to the provisions of Section 7.5 hereof, the Company shall not take any action, enter into any agreement, alter any policy or commit to any of the foregoing if such action, agreement or policy would restrict the ability of the Company to consummate the Recapitalization or the Merger, and the transactions contemplated herein;

     7.1.17. The Company shall not settle or resolve any litigation, arbitration or other adjudication matter not covered by insurance, if such settlement or resolution would result in a payment in excess of $2,500,000 in the aggregate; and

     7.1.18. The Company may not make any aggregate cash payment for or incur any new obligations for capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000,000.

   7.2. Access. The Company shall permit Recap and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of the directors, officers, employees, agents and Representatives of the Company and all properties, books, records, operating instructions, procedures and Tax Returns of the Company and all other information with respect to the Company, its business and operations and its assets and properties as Recap or its Representatives may from time to time reasonably request, and to make copies of such books, records and other documents.

   7.3. Permits and Approvals. The Company and Recap shall use reasonable best efforts to obtain all Permits and approvals reasonably necessary for the consummation of the transactions contemplated hereby and to permit the Company, following the Closing, to continue to conduct its business in substantially the manner it is being conducted as of the date hereof, except as would not otherwise, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company shall use reasonable best efforts to obtain all authorizations from any Person as may be required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and if the Company, despite such efforts, is unable to obtain any such authorizations, the Company shall take, or cause to be taken, all other reasonable actions necessary, proper or advisable in order for it to fulfill its obligations hereunder and to carry out the intentions of the parties expressed herein.

   7.4. Litigation. Until the Closing, each of the Company and Recap shall promptly notify the other of any Action which is threatened or commenced that materially relates to or materially affects the Company, its business, its properties or assets, this Agreement or the transactions contemplated hereby.

   7.5. Acquisition Proposals.

     7.5.1. The Company agrees that neither it nor any of its officers and directors shall, and the Company shall direct and use its reasonable best efforts to cause its Representatives (including, without limitation, any investment bankers, attorneys or accountants) not to, directly or indirectly, initiate, solicit, encourage, enter into or conduct discussions or negotiations with or provide any non-public information to any Person or group (other than Recap and its designees) concerning any Acquisition Proposal; provided, however, that (a) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and otherwise complying with such rules, provided that the Company Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties; and (b) if the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may, and may authorize or permit any of its officers, directors, employees, Representatives or agents to, respond to inquiries from, discuss with, negotiate with, and provide non-public information to, any other Person concerning an Acquisition Proposal. The Company will notify Recap immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company, including setting forth the material terms of the proposal and the identity of the party making such proposal, and Company shall promptly notify Recap of the status and any material developments concerning the same, including furnishing copies of any such written inquiries or proposals. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party; provided, that the Company may waive the enforcement of any such confidentiality agreement if the Company Board, acting upon recommendations of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the prior sentence of the obligations undertaken in this Section 7.5.

   7.5.2. Except as set forth in this Section 7.5.2, the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Company Board provides written notice to Recap (a "Notice of Superior Proposal") advising Recap that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, further, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 9.1.3 and the Company has paid all amounts due to Recap pursuant to Section 9.3. For the purposes of this Agreement, "Acquisition Proposal" means the following: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Recap or any Affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of more than 20% of the total assets of the Company; (iii) the acquisition by a Third Party of more than 20% of the outstanding shares of Common Stock (either directly from the Company or from stockholders of the Company); (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of more than 20% of the outstanding shares of Common Stock; or (vi) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which is equal or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of this Agreement a "Superior Proposal" means any bona fide Acquisition Proposal with terms which the Company Board, acting upon a recommendation of the Special Committee, after taking into consideration advice of a financial adviser of nationally recognized reputation, determines to be more favorable to the Company's stockholders (other than the Rollover Holders) than the Merger.

   7.6. HSR Notification.

     7.6.1. Filings. As soon as reasonably practicable after the execution of this Agreement, each of the Company and Recap shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the notification and documentary material required in connection with the transactions contemplated hereby.

     7.6.2. Cooperation. Recap and the Company shall promptly file any additional information requested as soon as reasonably practicable after receipt of a request for additional information. Recap and the Company shall use their reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

     7.6.3. Other Actions. The Company agrees that, in order to comply with the HSR Act in connection with the transactions contemplated hereby, Recap shall be entitled, in its sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity; provided that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger; and provided, further, that such divestitures, operating restrictions or other constraints shall only be consummated or take effect (as the case may be) concurrently with or following the consummation of the Merger.

   7.7. Financial Statement Deliveries. As soon as is reasonably practicable and in no event later than thirty-five (35) days from the last day of each fiscal month between the date of this Agreement and the Closing Date, the Company shall prepare and provide to Recap the monthly financial reports routinely prepared for management of the Company, including the profit and loss column reports, same store revenue reports, detail hospital profit and loss and regional consolidated reports, comparative profit and loss reports by region and any other financial reports prepared for management (the "Updated Financial Statements"), utilizing the same format and methodology used in preparing such reports as are provided internally to management. As soon as reasonably practicable between the date of this Agreement and the Closing Date, the Company shall deliver drafts of any Form 10-Q or Form 10-K, including any revisions or amendments thereto, prepared or filed by the Company.

   7.8. Covenant to Satisfy Conditions. Each of the Company and Recap will use reasonable best efforts to ensure, and to cause their respective Affiliates to ensure, that the conditions set forth in Article 8 hereof are satisfied, insofar as such matters are within the control of such party. Each such party shall promptly consult with the other with respect to, and provide to the other any legally permitted information and copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. Recap and the Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, decree or ruling, or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Upon the request of Recap, the Company agrees that it shall use reasonable best efforts to secure waivers and/or consents from such third parties as may be necessary or desirable in Recap's reasonable judgment in order to consummate the transactions contemplated hereby.

   7.9. Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare and file the draft proxy statement relating to the Special Meeting and such other reports, schedules or other information (including Schedule 13E-3 under the Exchange Act) as may be required with the SEC, respond to comments of the staff of the SEC, if any, file the definitive proxy statement (the "Company Proxy Statement") as soon as practicable, and promptly thereafter mail such Company Proxy Statement to all holders of record (as of the applicable record date) of shares of Common Stock. The Company and Recap shall cooperate reasonably with each other in the preparation of the proxy statement and such other materials. Recap shall provide, and shall cause its Affiliates to provide, the Company and any of its Affiliates with any information for inclusion in the Company Proxy Statement or any other filings required to be made by the Company or any of its Affiliates with any Governmental Entity in connection with the transactions contemplated by this Agreement which may be required under applicable law and which is reasonably requested by the Company or any of its Affiliates. The Company agrees that Recap shall be given reasonable opportunity to review and comment on the draft proxy statement relating to the Special Meeting and such other materials and to approve such draft proxy statement and such other materials prior to their filing (which approval will not be unreasonably withheld) and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto (which approval will not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Recap of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply Recap with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement, the Asset Drop Down, or the Merger. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will promptly inform Recap. In such case, the Company, with the cooperation of Recap, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing, the Company shall consult with Recap with respect to such amendment or supplement and shall afford Recap reasonable opportunity to comment thereon. The Company will notify Recap at least 24 hours prior to the mailing of the Company Proxy Statement, or any amendment or supplement thereto, to the stockholders of the Company.

   7.10. Stockholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a Special Meeting of the holders of the shares of Common Stock (the "Special Meeting") as promptly as practicable for the purpose of approving the Asset Drop Down and the Merger. The Company shall through the Company Board recommend at such Special Meeting that the Asset Drop Down and the Merger be approved by its stockholders; provided, however, that the Company Board may withdraw its recommendation in accordance with the provisions of Section 7.5 hereof.

   7.11. Financing. Recap agrees to use its reasonable best efforts to cooperate in obtaining, on terms reasonably satisfactory to Recap, all of the financing necessary in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company acknowledges receipt of the "Financing Letters" referred to in Section 6.6 hereof and undertakes to use its reasonable best efforts to fulfill, or cause to be fulfilled, its obligations thereunder and to cooperate in the obtaining of the Financing.

   7.12. Disclosure Prior to Closing. In the event that, at any time prior to the Closing, the Company or Recap becomes aware of any matter that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party. However, no such notice provided under this Section 7.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 8 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof and prior to the Closing that individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

   7.13. Directors' and Officers' Insurance and Indemnification. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date hereof, a director, officer, employee or agent of the Company (including its Subsidiaries) or their successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted (i) by applicable law, (ii) under the certificate of incorporation or bylaws of the Company, or (iii) under any agreement with the Company as in effect immediately prior to the execution of this Agreement, with respect to any claim, Liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, Liability arising under the Securities Act, the Exchange Act or state law or Liability based in whole or in part on or arising in whole or in part out of or pertaining to the Agreement or the transactions contemplated hereby. The Surviving Corporation shall faithfully assume and honor in all respects the obligations of the Company pursuant to the Company's certificate of incorporation, bylaws and any indemnification agreements between the Company and any of the Persons mentioned in the first sentence of this Section 7.13 existing and in force as of the date of this Agreement to the extent permitted under applicable law. The Surviving Corporation will also maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof (provided that the Surviving Corporation may substitute therefor policies having at least the same coverage, with a comparably rated insurer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights under this Section 7.13 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws or other similar organizational documents of the Company or any Subsidiary or under the DGCL. The rights under this Section 7.13 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party. Notwithstanding the provisions of the preceding sentence, in the event of any claim (whether arising before or after the Effective Time) that may be subject to indemnification hereunder, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances to the extent required by law, the Company shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefore are received. Each Indemnified Party (and their respective heirs and estates) is intended to be a third party beneficiary of this Section 7.13 and may specifically enforce its terms.

   7.14. Options and Convertible Debentures. The Company shall use its reasonable best efforts to obtain the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.6. The Surviving Corporation shall assume the Rollover Options pursuant to
Section 2.6 and in accordance with the respective Stock Option Plan, and the exercise price and number of shares underlying each such option shall be adjusted equitably to reflect the effect of the Merger. The Company shall use its reasonable best efforts to obtain the receipt of any approvals or consents from the holders of the Convertible Debentures, if any, to this Agreement and the transactions contemplated hereby; provided, however, that Recap acknowledges that the consummation of the transactions contemplated hereby will constitute a change of control under the terms of the Convertible Debentures.

   7.15. Antitakeover Statutes. If any Takeover Statute (as defined below) is or may become applicable to the transactions contemplated hereby, the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby. For purposes of this Agreement, a "Takeover Statute" means a "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including Section 203 of the DGCL.

   7.16. Regulatory Applications.

     7.16.1. Each of the Company and Recap and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each of the Company and Recap shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     7.16.2. Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Entity.

   7.17. Notices of Certain Events. Each of the parties hereto shall promptly notify the other parties of:

     7.17.1. the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     7.17.2. the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

     7.17.3. any Actions commenced or, to the best of such party's Knowledge, threatened against, or affecting, such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

   7.18. Delivery of Opinion of Financial Advisor. The Company agrees to deliver to Recap a true and complete copy of the written opinions of Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, promptly following the execution and delivery of this Agreement.

   7.19. Asset Drop Down. The Company and Operating Company shall use reasonable best efforts to effect and consummate the Asset Drop Down (which is necessary for the consummation of the Merger and the transactions contemplated hereby) and to permit Recap to participate in the timing and structuring of the Asset Drop Down.

                                  ARTICLE 8.
                             CONDITIONS OF MERGER

   8.1. General Conditions. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by Recap and the Company:

     8.1.1. No Law or Orders. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which prohibits the consummation of the Asset Drop Down, the Merger or the Recapitalization.

     8.1.2. HSR. Any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the transactions contemplated hereby.

     8.1.3. Legal Proceedings. No Governmental Entity shall have initiated proceedings to restrain or prohibit the Merger or the Recapitalization or force rescission, unless such Governmental Entity shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date and there shall not have been any Law or Order which would require the divestiture by the Company or its Subsidiaries of a material portion of their respective businesses, assets or properties, taken as a whole, or impose any material limitation on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses and own their assets and properties, taken as a whole, following the Closing.

     8.1.4. Stockholder Approval. The Asset Drop Down and the Merger shall have been approved by the requisite vote of the holders of the outstanding capital stock of the Company entitled to vote thereon at the Special Meeting.

     8.1.5. Regulatory Approval. All regulatory approvals or waivers required to consummate the Asset Drop Down, the Merger or the Recapitalization shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than those the failure of which to be obtained or maintained would not have or reasonably be expected to have a Material Adverse Effect on the Company or Recap, and no such approvals or waivers shall contain any conditions, restrictions or requirements which would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Recap would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     8.1.6. Third Party Consents. The Company shall have received all requisite consents from third parties (other than Governmental Entities) required by any contract between such third parties and the Company or any of its Subsidiaries to be obtained prior to the consummation of the Asset Drop Down, the Merger or the Recapitalization, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

     8.1.7. Permits and Approvals. The Company shall have made or obtained all Permits and approvals which are legally required to be obtained by the Company or any Subsidiary from any Governmental Entity prior to consummation of the Merger or the Recapitalization, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

   8.2. Conditions Precedent to the Obligations of the Company. The obligations of the Company to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the Company:

     8.2.1. Accuracy of Recap's Representations and Performance of
  Obligations.

       (a) All representations and warranties made by Recap in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Recap pursuant hereto shall be true and correct in all material respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Recap.

       (b) Recap shall have performed or complied in all material respects with all covenants contained in this Agreement, or any agreement, certificate or instrument to be executed by Recap pursuant hereto required to be performed or complied with by Recap either at or prior to the Closing.

     8.2.2. Recap Deliveries. Recap shall have delivered, or shall have caused to be delivered, to the Company at or prior to the Closing the following:

       (a) a certified copy of the resolutions duly adopted by the board of directors of Recap authorizing this Agreement and the transactions contemplated hereby and thereby;

       (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel; and

       (c) a certificate of the president or any vice president and secretary or any assistant secretary of Recap certifying to the matters set forth in Sections 8.2.1(a) and (b) above.

     8.2.3 Financing. All financing necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     8.2.4. Recapitalization. All parties (other than the Company, Operating Company and their respective Affiliates) to the Recapitalization have entered into and delivered to the other parties thereto the agreements contemplated by, and performed all actions required by them to consummate, the Recapitalization.

   8.3. Conditions Precedent to Obligations of Recap. The obligations of Recap to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Recap:

     8.3.1. Accuracy of the Company's Representations and Performance of Obligations.

       (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all material respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company.

       (b) The Company shall have performed or complied with all covenants contained in this Agreement, or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing, except where such failure to perform or comply with, individually or in the aggregate, has not had, and are not reasonably expected to have a Material Adverse Effect on the Company.

     8.3.2. Company Adverse Changes. There shall not have occurred after the date hereof any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

     8.3.3. Deliveries. The Company shall have delivered, or shall have caused to be delivered, to Recap at or prior to the Closing the following:

       (a) certified copies of the resolutions duly adopted by the Company Board and by the holders of the Company's Common Stock, authorizing this Agreement and the transactions contemplated hereby; and

       (b) a certificate of the chief executive officer, president or any vice president and secretary or any assistant secretary of the Company certifying to the matters set forth in Section 8.3.1(a) and (b) above.

     8.3.4. Financing. All financing set forth in the "Financing Letters" referred to in Section 6.6 shall have been obtained, it being acknowledged that if the parties to the Financing Letters or New Financing Letters (other than Parent and Leonard Green & Partners, L.P.) are prepared to perform thereon (or would have been prepared to perform had Parent and Leonard Green & Partners, L.P. performed as contemplated thereby), this condition contained in this Section 8.3.4 shall be deemed to have been satisfied.

     8.3.5. Recapitalization. All parties (other than Recap and its Affiliates) to the Recapitalization have entered into and delivered to the other parties thereto the agreements contemplated by, and performed all actions required by them to consummate, the Recapitalization.

     8.3.6. Accounting Principles. Except as set forth on the Disclosure Schedule, from the fiscal year ended December 31, 1999 and prior to the Effective Time, the Company shall not have altered, modified or amended, or be required in the future to make any alteration, modification or amendment of, any of its material accounting principles, methods or practices, other than (a) such alterations, modifications or amendments that are applicable generally and are not directed specifically to the Company, and (b) such alterations, modifications or amendments that do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     8.3.7. Push-Down Accounting. There shall not have occurred any material change in accounting rules (including but not limited to GAAP), or in the applicable federal and state securities Laws, or any action by the Company or its Subsidiaries, which results in or triggers push-down accounting treatment for the Merger.

     8.3.8. Dissenting Shares. The aggregate number of Dissenting Shares shall not equal 15% or more of the shares of Common Stock outstanding as of the record date for the Special Meeting.

     8.3.9. Rollover Schedule. The Company shall have delivered, or shall have caused to be delivered, the Rollover Schedule to Recap prior to the Closing. The Rollover Schedule shall have identified the following forms of consideration for shares of common stock of the Surviving Corporation: (i) a number of shares of Common Stock held by Robert Antin or assigns on the date hereof that have an aggregate value equal to $2,000,000 (each share to be valued at the Per Share Amount, subject to the adjustment provided in
  Section 2.2.7), provided, however, that such number of shares may have a value of less than $2,000,000, as adjusted, if the Company has received the prior written consent of Vicar Recap (the aggregate value of such number of shares, as adjusted or reduced, the "Robert Antin Rollover Value"), and
  (ii) (a) a number of shares of Common Stock (the "Additional Rollover Shares Number") held by certain Other Contributing Stockholders on the date hereof, (b) certain outstanding Options (the "Contributed Options") held by certain Other Contributing Stockholders on the date hereof, (c) certain cash payments (the "Rollover Payments") that may be made by certain Other Contributing Stockholders, and (d) certain loans ("Loans") that may be made by the Surviving Corporation to certain Other Contributing Stockholders and any other consideration ("Other Consideration") that may be provided by certain Other Contributing Stockholders (the value of any Other Consideration, together with the principal amount of the Loans, the "Other Consideration Amount") (provided, however, that Loans and Other Consideration may be set forth on the Rollover Schedule only with the prior written consent of Vicar Recap), such that the sum of (A) the Robert Antin Rollover Value, (B) the product of the Additional Rollover Shares Number and the Per Share Amount (subject to the adjustment provided in Section 2.2.7), (C) the Aggregate Spread Amount, (D) any Rollover Payments and (E) the Other Consideration Amount shall be equal to $4,000,000. The

  "Aggregate Spread Amount" shall be equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to the Contributed Options, if the Contributed Options were exercised, over the aggregate exercise price with respect to the Contributed Options, as reduced by any required withholdings of taxes. The "Other Contributing Stockholders" shall mean certain members of management and employees of the Company (other than Robert Antin).

     8.3.10. Management Services Agreement. The Company (and/or the Subsidiaries) shall have executed and delivered the management services agreement prior to the Closing.

     8.3.11. Stockholders Agreement. Each of the respective parties to the Stockholders Agreement (other than Parent, Leonard Green & Partners, L.P. or any of their Affiliates) shall have executed and delivered such agreement prior to the Closing.

     8.3.12. Employment Agreements. Each of Robert Antin and Arthur Antin shall have executed and delivered an employment agreement substantially in the forms attached hereto as EXHIBIT B and EXHIBIT C prior to the Closing.

     8.3.13. Cancellation of Options. The Company shall have obtained the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.6 and received any necessary agreements, approvals or consents from the holders thereof.

     8.3.14. Resignation of Directors. All of the directors of the Company, other than those persons set forth on the Disclosure Schedule, shall have resigned from the Company Board effective as of the Closing Date.

   8.4. Asset Drop Down. The Company and Operating Company shall have consummated the Asset Drop Down.

                                  ARTICLE 9.
                                  TERMINATION

   9.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

     9.1.1. Mutual Consent. By mutual written consent of the parties hereto;

     9.1.2. By Recap. By Recap, if (i) any of the conditions set forth in
  Section 8.1 or 8.3 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Recap); or (ii) the Company Board or any committee thereof fails to recommend or withdraws or modifies or resolves to withdraw or modify its recommendation of the Merger, whether or not in compliance with Section 7.5 hereof;

     9.1.3. By The Company. By the Company, if (i) any of the conditions set forth in Section 8.1 or 8.2 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Company); (ii) the Company Board has approved a Superior Proposal in accordance with the terms of Section 7.5; or (iii) the Company Board withdraws its recommendation of the transactions contemplated hereby in accordance with the terms of Section 7.5;

     9.1.4. Failure of Conditions. By Recap or the Company, if the transactions contemplated hereby are not consummated on or before September 30, 2000, but only if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination;

     9.1.5. Breach of Covenant. By Recap or the Company, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 20 Business Days after notice from the party wishing to terminate; provided that the party seeking such termination shall not also then be in material breach of this Agreement; provided, further, that any material breach of the provisions of Section 7.5 hereof shall entitle Recap to an immediate right to termination without any notice or cure requirement;

     9.1.6. Breach of Representations and Warranties. By Recap or the Company, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect on the Company or Recap, as applicable, and such breach either is incapable of cure or is not cured within 20 Business Days after notice from the party wishing to terminate; provided, that the party seeking such termination shall not also then be in material breach of this Agreement; or

     9.1.7. By the Company or Recap: By either Recap or the Company, if a Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Recapitalization (provided that (i) if the party seeking to terminate this Agreement pursuant to this Section 9.1.7 is subject to such order, decree or ruling, it shall have used all reasonable efforts to have such order, decree or ruling removed and (ii) the right to terminate this Agreement under this Section 9.1.7 shall not be available to any party who has not complied with its obligations under Sections 7.8 and 7.16 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action).

   9.2. Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party or parties hereunder (provided that the provisions of Section 9.3 shall constitute the exclusive legal remedy of Recap with respect to a breach by the Company described therein, and the payment by the Company of the Termination Fee and any expenses shall constitute the exclusive legal remedy of Recap for breaches of this Agreement in the event of the Company's acceptance of a Superior Proposal or the withdrawal by the Company Board of its recommendation of the transactions contemplated hereby, each as contemplated by Section 7.5),
(ii) the provisions of Sections 5.11, 6.5, 10.1, 10.2, 10.4 and 10.9 hereof, or (iii) the obligations of the Company pursuant to Section 9.3 below.

   9.3. Certain Payments Upon Termination.

     9.3.1. In the event that: (A) the Company terminates this Agreement under Section 9.1.3(ii) or Section 9.1.3(iii), or (B) Recap terminates this Agreement under Section 9.1.2(ii), the Company shall pay to Recap a termination fee in the amount of $10,000,000 (the "Termination Fee").

     9.3.2. In the event that (A) a Termination Fee is not otherwise payable to Recap pursuant to Section 9.3.1 and (B) (i) Recap terminates this Agreement under Section 9.1.5 or 9.1.6, or (ii) this Agreement is terminated due to a failure of the condition set forth in Section 8.1.4, the Company shall pay to Recap all fees and expenses (including those of counsel, accountants and other advisors and in connection with the Financings) incurred by any of Recap and its Affiliates in connection with the transactions contemplated by this Agreement ("Expenses"); provided, however, such Expenses shall not exceed $1,000,000. All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such Expenses. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without said agreements, Recap would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee and Expenses due pursuant to this
  Section 9.3, and, in order to obtain such payment, Recap commences a suit which results in a judgment against the Company for the fees and expenses set forth herein, the Company will pay to Recap its reasonable expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

                                  ARTICLE 10.
                                 MISCELLANEOUS

   10.1. Confidentiality. The Company agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of Recap, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company or Recap, except for such disclosure as may be required by Law, applicable accounting regulations and as permitted pursuant to the provisions of Section 7.5 hereof. Recap agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of the Company, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, except for such disclosure as may be required by Law or applicable accounting regulations. Without limiting the generality of the foregoing, Recap and the Company agree and acknowledge that they will continue to be bound by the Confidentiality Agreement dated November 15, 1999 between the Company and Leonard Green & Partners, L.P.

   10.2. Expenses. Except as otherwise specifically provided for herein (including without limitation under Article 9 hereof), each of the Company, on the one hand, and Recap, on the other, shall pay all of its costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

   10.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after sent by registered or certified mail (postage prepaid, return receipt requested). Notices shall be addressed as follows:

   To The Company:

   Veterinary Centers of America, Inc.
   12401 West Olympic Boulevard
   Los Angeles, California 90064
   Attention: Chief Executive Officer
   Facsimile: (310) 584-6701

   With a copy to:

   Troop Steuber Pasich Reddick & Tobey, LLP
   2029 Century Park East, Twenty-Fourth Floor
   Los Angeles, California 90067
   Attention: C.N. Franklin Reddick III, Esq.
   Facsimile: (310) 728-2304

   To Recap:

   Vicar Recap, Inc.
   11111 Santa Monica Blvd.
   Los Angeles, California 90025
   Attention: John Baumer

   Facsimile: (310) 954-0404

   With a copy to:

   Irell & Manella LLP
   333 S. Hope Street, Suite 3300
   Los Angeles, California 90071

   Attention: Anthony T. Iler, Esq.

   Facsimile: (213) 229-0515

   To the Special Committee:

   c/o Veterinary Centers of America, Inc.
   12401 West Olympic Boulevard
   Los Angeles, California 90064
   Attention: John Chickering
   Facsimile: (310) 584-6701

   With a copy to:

   Latham & Watkins LLP
   633 West Fifth Street, Suite 4000
   Los Angeles, California 90071
   Attention: Paul Tosetti, Esq.

   Facsimile: (213) 891-8763

Either party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

   10.4. Entire Agreement. This Agreement contains the final and entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date hereof, other than the Confidentiality Agreement, dated November 15, 1999. No reference shall be made to any draft of this Agreement for purposes of interpretation or resolution of ambiguity or otherwise. All Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

   10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   10.6. Severability. If any provision hereof shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision hereof.

   10.7. Assignability. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned by any party without the prior written consent of the other parties to be given in the other parties' sole discretion.

   10.8. Captions. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   10.10. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without requirement to post bond), in addition to any and all other remedies at law or in equity.

   10.11. Amendment and Waiver. This Agreement may be amended, modified or supplemented at any time, whether before or after stockholder approval, only by an instrument in writing signed by all parties hereto; provided, however, this Agreement may not be amended, modified or supplemented following approval of the Merger by the holders of the Company's outstanding capital stock entitled to vote thereon without the further approval of such stockholders if such amendment, modification or supplement would adversely affect such stockholders and the further approval of the Special Committee if such amendment, modification or supplement would adversely affect the Company. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

   10.12. Actions by the Company. Any action requiring the approval of the Company Board which is to be taken or which is made or required to be taken or made by or for the benefit of the Company pursuant to, in connection with, or in furtherance of this Agreement shall, prior to the Effective Time, be made or taken, as applicable, upon the recommendation of and with the approval of the Special Committee.

   10.13. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

   10.14. Publicity. Except as hereinafter provided, the Company and Recap shall not, and each of them shall use reasonable best efforts to cause their respective directors, officers, employees, Representatives and agents not to, discuss publicly or make any public statement with respect to this Agreement or the transactions contemplated hereby without the other party's approval. Before making any such public announcements, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party's approval of the text of any public announcement to be made solely on behalf of such party. If the parties hereto are unable to agree on or approve such a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or the rules of any stock exchange on which the Company's securities are traded or the NASD, then such party may make or issue the legally required statement or announcement.

   10.15. Force Majeure. Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other parties hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto which is beyond the reasonable control of such parties, and any failure or delay by any party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. In the event that performance of any of the material obligations under this Agreement shall be suspended due to one or more of the foregoing causes and such suspension shall have a material adverse impact on consummation of the transactions as contemplated in this Agreement or on the operations or financial condition or prospects of the Company, then the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement.

   10.16. Attorneys' Fees. In any suit or proceeding arising out of this Agreement or to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by such party in connection with such suit or proceeding.

   10.17. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          VETERINARY CENTERS OF AMERICA, INC.,
                                          a Delaware corporation

                                          By: _________________________________
                                            Name: Robert Antin
                                            Title: Chief Executive Officer

                                          VICAR RECAP, INC.,
                                          a Delaware corporation

                                          By: _________________________________
                                            Name: John Danhakl
                                            Title: President

                                          VICAR OPERATING, INC.,
                                          a Delaware corporation

                                          By: _________________________________
                                            Name: Robert Antin
                                            Title: Chief Executive Officer

                                  ANNEX A

                                    EXHIBITS

     Exhibit A Voting Agreement

     Exhibit B Employment Agreement of Robert Antin

     Exhibit C Employment Agreement of Arthur Antin

                                                                        ANNEX B

                                March 30, 2000

The Special Committee of the Board of Directors
The Board of Directors
VETERINARY CENTERS OF AMERICA, INC.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022

To the Special Committee of the Board of Directors and the Board of Directors:

   We understand that Veterinary Centers of America, Inc. a Delaware corporation ("VCAI") and VICAR Recap, Inc., a Delaware corporation (the "Purchaser") beneficially owned by funds managed by Leonard Green & Partners, L.P. ("Green"), propose to enter into an Agreement and Plan of Merger dated as of March 30, 2000 (the "Merger Agreement") whereby VCAI and the Purchaser will merge (the "Transaction"). Pursuant to the Merger Agreement, each share of VCAI common stock, par value $0.001 per share ("VCAI Common Stock"), outstanding immediately prior to the effective time of the the Transaction will receive $15.00 in cash (the "Acquisition Consideration"). You have requested Jefferies & Company's ("Jefferies") opinion as investment bankers as to whether the Acquisition Consideration is fair, from a financial point of view, to the holders of VCAI Common Stock.

   In our review and analysis and in rendering this opinion, we have with your permission assumed and relied upon the accuracy and completeness of all information provided to us by VCAI's management, as well as publicly available information, and have not verified such information. We have not conducted a physical inspection of any of the properties or facilities of VCAI, nor have we made, been provided with or considered any independent evaluation or appraisals of any of such properties or facilities. The Acquisition Consideration was based on negotiations between VCAI and the Purchaser during which Jefferies provided investment banking services to the Special Committee of the Board of Directors of VCAI (the "Committee").

   In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following (i) the Merger Agreement; (ii) the historical financial condition and results of operations of VCAI, including the Annual Reports on Form 10-K of VCAI for the years ended December 31, 1997, 1998, and 1999; (iii) certain internal financial and non-financial information prepared by the management of VCAI, which data was made available to us in our role as financial advisor to the Committee; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of VCAI as projected by the management of VCAI; (vi) the historical and current market prices for VCAI Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; and (vii) publicly available information, including research reports on companies we considered relevant to our inquiry. We have met with certain officers and employees of VCAI to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact our opinion. Our opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to VCAI and does not address VCAI's underlying business decision to effect the Transaction.

   For purposes of rendering this opinion and based on your direction and with your consent, Jefferies has assumed that, in all respects material to its analysis, the representations and warranties of VCAI contained in the

Merger Agreement are true and correct, VCAI and Green will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of VCAI to consummate the Transaction will be satisfied without any waiver thereof.

   Jefferies is a registered broker-dealer. Jefferies has acted as financial advisor to the Committee in connection with the Transaction and will receive
(i) a cash fee upon rendering of the opinion and (ii) a cash fee at the closing of the Transaction. Jefferies maintains a market in VCAI Common Stock and regularly publishes research reports regarding securities of VCAI. In the ordinary course of business, Jefferies and its affiliates may actively trade or hold the securities of VCAI for their own account and the accounts of customers and, accordingly, may at any time hold a long or short position in securities of VCAI. Jefferies has, in the past, been engaged by Green for investment banking services. Jefferies also has a $5 million investment in funds managed by Green.

   Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Acquisition Consideration to be received by the holders of VCAI Common Stock pursuant to the Transaction is fair, from a financial point of view, to such holders.

   It is understood and agreed that this opinion is provided for the use and benefit of the Committee as one element in its consideration of the Transaction. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder of VCAI as to whether to tender such holder's VCAI Common Stock or as to how such person should vote with respect to the proposed Transaction.

                                          Sincerely,

                                          /s/ JEFFERIES & COMPANY, INC.
                                          _____________________________________
                                          Andrew Whittaker
                                          Executive Vice President

                                                                        ANNEX C

March 30, 2000

The Special Committee
 of the Board of Directors
The Board of Directors
Veterinary Centers of America, Inc.
12401 West Olympic Boulevard, Suite 1000
Santa Monica, CA 90405

Gentlemen:

   We understand that Leonard Green & Partners, L.P. ("LGP") in partnership with the management team of Veterinary Centers of America, Inc. (the "Company") proposed a recapitalization of the Company to be carried out pursuant to an Agreement and Plan of Merger (the" Agreement of Merger") dated as of March 30, 2000 by and among the Company and VICAR Recap, Inc., VCA Colorado-Anderson, Inc. and VICAR Operating, Inc. The recapitalization described in the Agreement and Plan of Merger and related documents is referred to herein as the "Transaction." In connection with the Transaction, all of the Public Stockholders of the Company (as hereinafter defined) will receive $15.00 in cash for each share of Company common stock.

   Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") has been retained by the Special Committee of the Board of Directors of the Veterinary Centers of America, Inc. (the "Committee") and the Company. However, Houlihan Lokey will report only to the Committee and the final Opinion will be addressed to the entire Board of Directors of the Company.

   In connection with the proposed Transaction, the Committee has requested that Houlihan Lokey render an opinion as to the fairness of the Transaction, from a financial point of view, to the non-management stockholders of the Company ("Public Stockholders") of the consideration to be received by the Company or its public stockholders in connection with the Transaction.

   You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's annual reports to shareholders on Form 10-K for the five fiscal years ended December 31, 1999 and Company-prepared interim income statement for the one-month period ended January 31, 2000, which the Company's management has identified as being the most current financial statements available;

2. reviewed copies of the following agreements:

    .  draft of Agreement and Plan of Merger, dated March 30, 2000;

    . draft of the commitment letter for the $70 million senior notes and $50 million senior subordinated notes between GS Mezzanine Partners II, L.P. and Green Equity Investors III, L.P., dated March 24, 2000;

    . draft of the commitment letter for the senior secured bank financing between Goldman Sachs Credit Partners L.P. and Green Equity Investors III, L.P.

3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

4.  visited certain facilities and the corporate offices of the Company;

5. reviewed quarterly internal statements for the hospital and laboratory divisions for four quarters of 1998 and four quarters of 1999;

6. reviewed summary of individual hospital performance including history of acquisitions;

7. reviewed Company equity ownership schedules including options and repurchase programs;

8. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending December 31, 2000 through 2005;

9. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

10. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

11. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any independent appraisal or systematic physical inspection of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

/s/ Houlihan Lokey Howard & Zukin Capital

                                                                        ANNEX D

                               VOTING AGREEMENT

   VOTING AGREEMENT, dated as of March 30, 2000 (this "Agreement"), by and between Vicar Recap, Inc., a Delaware corporation ("Recap"), and Robert L. Antin, an individual (the "Stockholder").

   WHEREAS, Recap, Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), and Vicar Operating, Inc., a Delaware corporation and a wholly owned subsidiary of Company ("Operating Company"), are entering into that certain Agreement and Plan of Merger, dated as of this date (as may be modified or amended from time to time in a manner not adverse to the Stockholder, the "Merger Agreement"), which provides, among other things, that prior to the Merger Company shall contribute all of its assets, properties, business operations, and liabilities to Operating Company (the "Asset Drop Down"), followed by the merger of Recap with and into the Company with the Company as the surviving corporation (the "Merger");

   WHEREAS, in connection with the Merger Agreement, Recap has requested that the Stockholder make certain agreements with respect to certain shares of capital stock of the Company (the "Shares") beneficially owned by the Stockholder, upon the terms and subject to the conditions of this Agreement;

   WHEREAS, in connection with the Merger Agreement, Recap and certain stockholders are entering into Exchange and Subscription Agreements (the "Exchange Agreements"), which provide, among other things, for such stockholders to exchange shares of capital stock of the Company for shares of capital stock of Recap prior to the closing of the Merger; and

   WHEREAS, the Stockholder is willing to make certain agreements with respect to the Subject Shares (as defined below).

   NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

   1. Voting Agreements. For so long as this Agreement is in effect, at any meeting of the stockholders of the Company, and in any action by consent of the stockholders of the Company, the Stockholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by the Stockholder on the record date applicable to the meeting or consent (i) in favor of the Merger Agreement and the Merger and the Asset Drop Down contemplated by the Merger Agreement; (ii) against any competing Acquisition Proposal (as defined in the Merger Agreement) or other proposal inconsistent with the Merger Agreement or which may delay or adversely affect the likelihood of the completion of the Merger or the Asset Drop Down; (iii) against any change in a majority of the persons who constitute the board of directors of the Company inconsistent with the Merger Agreement, the Merger or the Asset Drop Down; (iv) against any change in the capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws inconsistent with the Merger Agreement, the Merger or the Asset Drop Down; and (v) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or in any such consent. Such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violate the provisions of agreements contained in this
Section 1. The Stockholder shall use his reasonable best efforts to cast the Stockholder's vote or give the Stockholder's consent in accordance with the procedures communicated to the Stockholder by the Company relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

   2. Subject Shares. The term "Subject Shares" shall mean the Shares set forth on Schedule A hereto, together with any shares of capital stock of the Company acquired by the Stockholder after the date hereof over which the Stockholder has the power to vote or the power to direct the voting thereof.

   3. Stockholder Capacity. If the Stockholder is or becomes during the term of this Agreement a director or officer of the Company or Operating Company, the Stockholder shall not be deemed to have made any agreement or understanding herein in his or her capacity as such director or officer, and no action taken by the Stockholder in his capacity as an officer or director of the Company or Operating Company shall be deemed a breach of this Agreement. The Stockholder signs solely in Stockholder's capacity as the beneficial owner of the Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by the Stockholder in any capacity as an officer or director of the Company or Operating Company to the extent specifically permitted by the Merger Agreement. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by the Stockholder.

   4. Covenants. For so long as this Agreement is in effect, except as otherwise contemplated by the Merger Agreement or the Exchange Agreements, the Stockholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition (each such disposition or contract, a "Transfer"), of any Subject Shares or Shares the Stockholder then has or will have the right to acquire pursuant to options, warrants, convertible securities or other such rights to purchase Shares granted to the Stockholder by the Company; (ii) grant any powers of attorney, consents, or proxies with respect to any shares that then constitute Subject Shares, deposit any of the Subject Shares into a voting trust, enter into a voting or option agreement with respect to any of the Subject Shares inconsistent with the Merger Agreement or this Agreement, or otherwise restrict or take any action adversely affecting the ability of the Stockholder freely to exercise all voting rights with respect to the Subject Shares; (iii) subject to Section 3, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined in the Merger Agreement) or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal; and the Stockholder shall notify Recap immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Stockholder; or
(iv) permit, cause, or take any action, or fail to take any action, which would make any representation, warranty, covenant, or other undertaking of the Stockholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in the foregoing provisions of this
Section 4 shall prohibit the Stockholder from effecting any transfer of Subject Shares pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, or for estate planning purposes, if the transferee agrees in writing to be bound by the provisions of this Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

   5. Waiver of Dissenters' Rights. The Stockholder hereby waives any rights to dissent from the Merger or the Asset Drop Down.

   6. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Recap that:

     (a) Capacity; No Violations. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which the Stockholder is bound, (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Stockholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Stockholder to create, any Lien upon the Subject Shares that would prevent the Stockholder from voting the

  Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

     (b) Subject Shares. The Stockholder has the power to vote or direct the voting of the Subject Shares. The Subject Shares are the only shares of any class of capital stock of the Company which the Stockholder has the right, power or authority (sole or shared) to sell or vote, and, the Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company. The Stockholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent the Stockholder from voting the Subject Shares or conflict with the provisions of this Agreement.

     (c) Title to Shares. Except as set forth on Schedule B, the Stockholder is the sole record and beneficial owner of the Subject Shares, free and clear of any pledge, Lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement.

     (d) No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder the payment of which could become the obligation of the Company, Operating Company or Recap. The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

   7. Expenses. Recap shall pay its own expenses incurred in connection with this Agreement.

   8. Specific Performance. The Stockholder acknowledges and agrees that if Stockholder fails to perform any of Stockholder's obligations under this Agreement, immediate and irreparable harm or injury would be caused to Recap for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that Recap shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. If Recap should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Stockholder hereby waives the claim or defense that Recap has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

   9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

   If to Recap, to:

   Vicar Recap, Inc.
   c/o Leonard Green & Partners, L.P.
   11111 Santa Monica Boulevard, Suite 2000
   Los Angeles, California 90025
   Attention: John Baumer
   Telephone: (310) 954-0444
   Facsimile: (310) 954-0404

   With a copy to:

   Irell & Manella LLP
   333 South Hope Street, Suite 3300
   Los Angeles, California 90071-3042
   Attention: Ed Kaufman, Esq.
   Telephone: (213) 229-0500
   Facsimile: (213) 229-0515

   If to the Stockholder:

   at the address and telephone number
   set forth on the signature page

   With a copy to:

   Troop Steuber Pasich Reddick & Tobey, LLP
   2029 Century Park East, 24th Floor
   Los Angeles, California 90067
   Attention: C.N. Franklin Reddick III, Esq.
   Telephone: (310) 728-3204
   Facsimile: (310) 728-2204

   10. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; provided, however, that any successor in interest or assignee shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Recap, the Stockholder or their successors or assigns, any rights or remedies under, or by reason, of this Agreement.

   11. Entire Agreement; Amendments. Other than the Merger Agreement, the Exchange Agreements and the transactions contemplated therein, this Agreement contains the entire agreement between the Stockholder and Recap with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to these transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

   12. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) Recap may assign its rights and obligations under this Agreement to Parent (as defined in the Merger Agreement) or any of Parent's or Recap's direct or indirect wholly owned subsidiaries or affiliates, and (b) the Stockholder may transfer the Subject Shares to the extent permitted by Section 4 of this Agreement.

   13. Headings. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

   14. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

   16. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date the Merger Agreement is terminated pursuant to and in accordance with its terms.

                           [Signature page follows]

   IN WITNESS WHEREOF, Recap and the Stockholder have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          VICAR RECAP, INC.
                                          a Delaware corporation

                                          By /s/ John Danhakl
                                            ___________________________________
                                            Name: John Danhakl
                                            Title: President

                                          STOCKHOLDER

                                          /s/ Robert L. Antin
                                          _____________________________________
                                          Robert L. Antin

                                          Address:
                                          c/o Veterinary Centers of America,
                                           Inc.
                                          12401 West Olympic Boulevard
                                          Los Angeles, California 90064

                                          Telephone Number:
                                          (310) 584-6500

                                          Facsimile Number:
                                          (310) 584-6701

                                   SCHEDULE A

                                  SHARES OWNED

                 919,259 shares of Common Stock of the Company

                                   SCHEDULE B

                                TITLE TO SHARES

Exchange and Subscription Agreement, dated as of March 30, 2000, by and between
                             Stockholder and Recap.

                                                                   ANNEX E

      Section 262 of the General Corporation Law of the State of Delaware

(S) 262. Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                      VETERINARY CENTERS OF AMERICA, INC.
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

  The undersigned, a stockholder of VETERINARY CENTERS OF AMERICA, INC., a Delaware corporation (the "Company"), hereby appoints ROBERT L. ANTIN and TOMAS
W. FULLER, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the
special meeting of stockholders of the Company, to be held on September   ,
2000, and any postponements or adjournments thereof (the "Meeting"), and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

  The Board of Directors recommends a FOR vote on the following proposal.

The proposal to approve and adopt the Amended and Restated Merger Agreement and the Asset Drop Down:

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

  The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

  This Proxy will be voted in accordance with the instructions set forth above. This Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the proposal to approve and adopt the Amended and Restated Merger Agreement and the Asset Drop Down, and as said proxy shall deem advisable on such other business as may come before the Meeting, unless otherwise directed.

  The undersigned acknowledges receipt of a copy of the Notice of Special
Meeting and accompanying proxy statement dated       , 2000 relating to the
Meeting.

                                             Date:  ____________________ , 2000

                                             __________________________________
                                             Signature(s) of Stockholder(s)
                                             (See Instructions Below)

                                             The signature(s) hereon should
                                             correspond exactly with the
                                             name(s) of the stockholder(s)
                                             appearing on the Stock
                                             Certificate. If stock is jointly
                                             held, all joint owners should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such. If signer is a
                                             corporation, please sign the full
                                             corporation name, and give title
                                             of signing officer.

                           THIS PROXY IS SOLICITED BY
         THE BOARD OF DIRECTORS OF VETERINARY CENTERS OF AMERICA, INC.